                                                                     Exhibit 2
==============================================================================



                        AMENDED AND RESTATED CREDIT AGREEMENT

                                        among

                                    REFRACO INC.,
                                    ADIENCE, INC.,
                             REFRACO HOLDINGS LIMITED,
                               REFRACO (UK) LIMITED,


                                   VARIOUS BANKS,


                                        and


                               BANKERS TRUST COMPANY,
                              as ADMINISTRATIVE AGENT
                         __________________________________

                             Dated as of April 15, 1997

                                        and

                    Amended and Restated as of  January 30, 1998
                         __________________________________


==============================================================================

                             TABLE OF CONTENTS


                                                                      Page
                                                                      ----
SECTION 1  Amount and Terms of Credit..................................1

     1.01   The Commitments............................................1
     1.02  Minimum Amount of Each Borrowing............................8
     1.03  Notice of Borrowing.........................................8
     1.04  Disbursement of Funds.......................................9
     1.05  Notes......................................................10
     1.06  Conversions................................................13
     1.07  Pro Rata Borrowings........................................14
     1.08  Interest...................................................14
     1.09  Interest Periods...........................................16
     1.10  Increased Costs, Illegality, etc...........................17
     1.11  Compensation...............................................20
     1.12  Lending Offices; Changes Thereto...........................20
     1.13  Replacement of Banks.......................................21

SECTION 2. Letters of Credit..........................................22

     2.01  Letters of Credit..........................................22
     2.02  Maximum Letter of Credit Outstandings; Final Maturities....23
     2.03  Letter of Credit Requests; Notices of Issuance; Minimum
           Stated Amount..............................................24
     2.04  Letter of Credit Participations............................25
     2.05  Agreement to Repay Letter of Credit Drawings...............27
     2.06  Increased Costs............................................28

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.....29

     3.01  Fees.......................................................29
     3.02  Voluntary Termination of Unutilized Commitments............30
     3.03  Mandatory Reduction of Commitments.........................30

SECTION 4. Prepayments; Payments; Taxes...............................31

     4.01  Voluntary Prepayments......................................31
     4.02  Mandatory Repayments and Commitment Reductions.............32
     4.03  Method and Place of Payment................................44

SECTION 5. Conditions Precedent to Restatement Effective Date.........47

     5.01  Execution of Agreement; Notes..............................47
     5.02  Opinions of Counsel........................................47
     5.03  Corporate Documents; Proceedings; etc......................48


     5.04  Employee Benefit Plans; Shareholders' Agreements;
            Management Agreements; Collective Bargaining Agreements;
            Existing Indebtedness Agreements..........................48
     5.05  Floating Rate Loans........................................50
     5.06  Consummation of Acquisition; Etc...........................50
     5.07  Indebtedness to be Refinanced..............................50
     5.08  Adverse Change, etc........................................51
     5.09  Litigation.................................................52
     5.10  Acknowledgments; Assumptions...............................52
     5.11  U.S. Pledge Agreement......................................52
     5.12  U.S. Security Agreement....................................52
     5.13  U.K. Security Documents....................................53
     5.14  Mortgage; Title Insurance..................................53
     5.15  Projections; Pro Forma Balance Sheet.......................55
     5.16  Solvency Certificate; Environmental Analyses; Insurance
           Analyses...................................................55
     5.17  Fees, etc..................................................55
     5.18  Original Credit Agreement..................................55
     5.19.  Officer's Certificate.....................................56

SECTION 6. Conditions Precedent to All Credit Events...................56

     6.01  No Default; Representations and Warranties..................56
     6.02  Notice of Borrowing; Letter of Credit Request...............56

SECTION 7. Representations, Warranties and Agreements..................57

     7.01  Corporate and Other Status..................................57
     7.02  Corporate and Other Power and Authority.....................57
     7.03  No Violation................................................57
     7.04  Governmental Approvals......................................58
     7.05  Financial Statements; Financial Condition; Undisclosed
           Liabilities; Projections; etc...............................58
     7.06  Litigation..................................................59
     7.07  True and Complete Disclosure................................59
     7.08  Use of Proceeds; Margin Regulations.........................60
     7.09  Tax Returns and Payments....................................60
     7.10  Compliance with ERISA.......................................61
     7.11  The Security Documents......................................62
     7.12  Representations and Warranties in Other Documents...........63
     7.13  Properties..................................................63
     7.14  Capitalization..............................................64
     7.15  Subsidiaries................................................64
     7.16  Compliance with Statutes, etc. .............................64
     7.17  Investment Company Act......................................64
     7.18  Public Utility Holding Company Act..........................64
     7.19  Environmental Matters.......................................64
     7.20  Labor Relations.............................................65

                                         (ii)


     7.21  Patents, Licenses, Franchises and Formulas..................65
     7.22  Indebtedness................................................66
     7.23  Transaction.................................................66
     7.24  Special Purpose Corporation.................................66
     7.25  No Tax Sharing Agreements...................................66
     7.26  Updated Security Agreement and Pledge Agreement Schedules...66

SECTION 8. Affirmative Covenants.......................................67

     8.01  Information Covenants.......................................67
             (a)   Monthly Reports.....................................67
             (b)   Quarterly Financial Statements......................67
             (c)   Annual Financial Statements.........................67
             (d)   Management Letters..................................68
             (e)   Budgets.............................................68
             (f)   Officer's Certificates..............................68
             (g)   Notice of Default or Litigation.....................68
             (h)   Other Reports and Filings...........................68
             (i)   Environmental Matters...............................69
             (j)   Annual Meetings with Banks..........................70
             (k)   Notices Pursuant to Acquisition Documents...........70
             (l)   Canadian Working Capital Outstandings...............70
             (m)   Other Information...................................70
     8.02  Books, Records and Inspections..............................70
     8.03  Maintenance of Property; Insurance..........................70
     8.04  Corporate Franchises........................................71
     8.05  Compliance with Statutes, etc. .............................71
     8.06  Compliance with Environmental Laws..........................72
     8.07  ERISA.......................................................72
     8.08  End of Fiscal Years; Fiscal Quarters........................74
     8.09  Performance of Obligations..................................74
     8.10  Payment of Taxes............................................74
     8.11  Additional Security; Further Assurances.....................74
     8.12  Foreign Subsidiaries Security...............................76
     8.13  Maintenance of Corporate Separateness.......................76
     8.14  Ownership of Certain Subsidiaries...........................77
     8.15  Acquisition Documents.......................................77
     8.16  Permitted Acquisitions......................................77

SECTION 9. Negative Covenants..........................................78

     9.01  Liens ......................................................78
     9.02  Consolidation, Merger, Purchase or Sale of Assets, etc......81
     9.03  Restricted Payments.........................................82
     9.04  Indebtedness................................................84
     9.05  Advances, Investments and Loans.............................86
     9.06  Transactions with Affiliates................................87

                                        (iii)


     9.07  Capital Expenditures.......................................88
     9.08  Consolidated Fixed Charge Coverage Ratio...................89
     9.09  Consolidated Interest Coverage Ratio.......................89
     9.10  Maximum Leverage Ratio.....................................89
     9.11  Minimum Consolidated EBITDA................................91
     9.12  Limitation on Voluntary Payments and Modifications of
            Indebtedness; Modifications of Certificate of Incorporation,
            By-Laws and Certain Other Agreements; etc.................92
     9.13  Limitation on Certain Restrictions on Subsidiaries.........92
     9.14  Limitation on Issuance of Capital Stock....................92
     9.15  Business...................................................93
     9.16  Limitation on Creation of Subsidiaries.....................93

SECTION 10. Events of Default.........................................94

    10.01  Payments...................................................94
    10.02  Representations, etc.......................................94
    10.03  Covenants..................................................94
    10.04  Default Under Other Agreements.............................94
    10.05  Bankruptcy, etc............................................94
    10.06  ERISA......................................................95
    10.07  Security Documents.........................................96
    10.08  Guaranties.................................................96
    10.09  Judgments..................................................96
    10.10  Change of Control..........................................96

SECTION 11. Definitions and Accounting Terms..........................97

    11.01  Defined Terms..............................................97

SECTION 12. The Administrative Agent.................................134

    12.01  Appointment...............................................134
    12.02  Nature of Duties..........................................134
    12.03  Lack of Reliance on the Administrative Agent..............134
    12.04  Certain Rights of the Administrative Agent................135
    12.05  Reliance..................................................135
    12.06  Indemnification...........................................135
    12.07  The Administrative Agent in its Individual Capacity.......135
    12.08  Holders...................................................136
    12.09  Resignation by the Administrative Agent...................136

SECTION 13. Miscellaneous............................................136

    13.01  Payment of Expenses, etc..................................137
    13.02  Right of Setoff...........................................138
    13.03  Notices...................................................138
    13.04  Benefit of Agreement; Assignments; Participations.........138

                                        (iv)

    13.05  No Waiver; Remedies Cumulative............................140
    13.06  Payments Pro Rata.........................................141
    13.07  Calculations; Computations................................141
    13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER
            OF JURY TRIAL............................................142
    13.09  Counterparts..............................................143
    13.10  Effectiveness.............................................143
    13.11  Headings Descriptive......................................144
    13.12  Amendment or Waiver; etc..................................144
    13.13  Survival..................................................146
    13.14  Domicile of Loans.........................................146
    13.15  Register..................................................146
    13.16  Judgment Currency.........................................146
    13.17  Confidentiality...........................................147
    13.18  Acknowledgment............................................148
    13.19  Limitation on Additional Amounts, etc.....................148
    13.20  Acknowledgment and Agreement of Credit Parties............148
    13.21  Additions of New Banks; Obligations to Pay Certain Amounts
            Owing Pursuant to Original Credit Agreement; Termination of
            Commitments of Non-Continuing Banks; Certain Provisions
            Regarding Original Banks.................................148
     13.22  Post Closing Actions.....................................149

SECTION 14.  U.S. Parents Guaranty...................................150

     14.01  The Guaranty.............................................150
     14.02  Bankruptcy...............................................151


SCHEDULE I     Commitments
SCHEDULE II    Bank Addresses and Applicable Lending Offices
SCHEDULE III   Real Property
SCHEDULE IV    Subsidiaries
SCHEDULE V     Existing Indebtedness
SCHEDULE VI    Insurance
SCHEDULE VII   Existing Liens
SCHEDULE VIII  Existing Investments
SCHEDULE IX    Organization Chart
SCHEDULE X     Restrictions Applicable to Adience Subsidiaries

                                     (v)

SCHEDULE XI    Calculation of the MLA Cost
SCHEDULE XII   Tax Matters
SCHEDULE XIII  ERISA Matters
SCHEDULE XIV   Labor Matters
SCHEDULE XV    Phase I Reports
SCHEDULE XVI   Original Letters of Credit
SCHEDULE XVII  EBITDA Addback
EXHIBIT A      Notice of Borrowing
EXHIBIT B-1    Adience B Term Note
EXHIBIT B-2    Newco A Term Note
EXHIBIT B-3    Newco B Term Note
EXHIBIT B-4    Dollar Revolving Note
EXHIBIT B-5    Sterling Revolving Note
EXHIBIT B-6    Swingline Note
EXHIBIT B-7    Adience A Term Note
EXHIBIT B-8    Adience B-2 Term Note
EXHIBIT B-9    Adience C Term Note
EXHIBIT B-10   Sterling Swingline Note
EXHIBIT C      Letter of Credit Request
EXHIBIT D      Section 4.04(b)(ii) Certificate
EXHIBIT E      Opinion of Proskauer Rose LLP,
               U.S. counsel to the Credit Parties
EXHIBIT F      Officers' Certificate
EXHIBIT G      Subsidiary Assumption Agreement
EXHIBIT H      Solvency Certificate
EXHIBIT I      Assignment and Assumption Agreement

                                         (vi)

               AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 15, 1997, and amended and restated as of January 30, 1998, among REFRACO INC., a Delaware corporation ("Holdings"), ADIENCE, INC., a Delaware corporation ("Adience"), REFRACO HOLDINGS LIMITED, a private limited company organized under the laws of England with registered number 3354257 ("Newco") and REFRACO (UK) LIMITED, a private limited liability company organized under the laws of England with registered number 00054713 ("Hepworth" and, together with Adience and Newco, the "Borrowers" and each a "Borrower"), the Banks party hereto from time to time, and BANKERS TRUST COMPANY, as Administrative Agent (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).

                            W I T N E S S E T H :

               WHEREAS, Holdings, the Borrowers, the Original Banks and Bankers Trust Company, as Administrative Agent, are parties to a Credit Agreement, dated as of April 15, 1997 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the "Original Credit Agreement"); and

               WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in the form of this Agreement to, inter alia, permit the Acquisition and the financing therefor on the terms and subject to the conditions provided herein and make available to the Borrowers the respective credit facilities provided for herein;

               NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

               SECTION 1  Amount and Terms of Credit.

               1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth in the Original Credit Agreement, each Original Bank with an Adience B Term Loan Commitment severally agreed to make, on the Initial Borrowing Date, a term loan or term loans (each an "Adience B Term Loan" and, collectively, the "Adience B Term Loans") to Adience, which Adience B Term Loans (i) were made and maintained in Dollars, (ii) were made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Adience B Term Loans pursuant to Section 1.06 of the Original Credit Agreement) and (iii) were made by each such Bank in that initial aggregate principal amount as was equal to the Adience B Term Loan Commitment of such Bank on the Initial Borrowing Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i) of the Original Credit Agreement but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(ii) of the Original Credit Agreement). The aggregate outstanding principal amount of the Adience B Term Loans of each Bank, as at the date provided in Schedule I, is accurately set forth in Schedule I. The Adience B Term Loans of each Bank outstanding immediately prior to the Restatement Effective Date shall remain outstanding after giving effect to the occurrence of the Restatement Effective Date, and shall in no way be affected as a result of the occurrence of the

Restatement Effective Date. Once repaid, Adience B Term Loans incurred hereunder may not be reborrowed.

               (b) Subject to and upon the terms and conditions set forth in the Original Credit Agreement, each Bank with a Newco A Term Loan Commitment severally agreed to make, on the Initial Borrowing Date, a term loan or term loans (each a "Newco A Term Loan" and, collectively, the "Newco A Term Loans") to Newco, which Newco A Term Loans (i) were made and maintained in Pounds Sterling and (ii) were made by each such Bank in that initial aggregate principal amount as was equal to the Newco A Term Loan Commitment of such Bank on the Initial Borrowing Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) of the Original Credit Agreement but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(ii) of the Original Credit Agreement). The aggregate outstanding principal amount of the Newco A Term Loans of each Bank, as at the date provided in Schedule I, is accurately set forth in Schedule I. The Newco A Term Loans of each Bank outstanding immediately prior to the Restatement Effective Date shall remain outstanding after giving effect to the occurrence of the Restatement Effective Date, and shall in no way be affected as a result of the occurrence of the Restatement Effective Date. Once repaid, Newco A Term Loans incurred hereunder may not be reborrowed.

               (c) Subject to and upon the terms and conditions set forth in the Original Credit Agreement, each Bank with a Newco B Term Loan Commitment severally agreed to make, on the Initial Borrowing Date, a term loan or term loans (each a "Newco B Term Loan" and, collectively, the "Newco B Term Loans") to Newco, which Newco B Term Loans (i) were made and maintained in Dollars, (ii) were made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Newco B Term Loans pursuant to Section 1.06 of the Original Credit Agreement) and (iii) were made by each such Bank in that initial aggregate principal amount as was equal to the Newco B Term Loan Commitment of such Bank on the Initial Borrowing Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(d)(i) of the Original Credit Agreement but after giving effect to any reductions thereto on or prior to such date pursuant to
Section 3.03(d)(ii) of the Original Credit Agreement). The aggregate outstanding principal amount of the Newco B Term Loans of each Bank, as at the date provided in Schedule I, is accurately set forth in Schedule I. The Newco B Term Loans of each Bank outstanding immediately prior to the Restatement Effective Date shall remain outstanding after giving effect to the occurrence of the Restatement Effective Date, and shall in no way be affected as a result of the occurrence of the Restatement Effective Date. Once repaid, Newco B Term Loans incurred hereunder may not be reborrowed.

               (d) Subject to and upon the terms and conditions set forth herein, each Bank with an Adience A Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan or term loans (each an "Adience A Term Loan" and, collectively, the "Adience A Term Loans") to Adience, which Adience A Term Loans (i) shall be made and maintained in Dollars, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Adience A Term Loans pursuant to Section 1.06) and (iii) shall be made by each such Bank in that initial aggregate principal amount as is equal to the Adience A Term Loan Commitment of such Bank on the Restatement Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(ii)). Once repaid, Adience A Term Loans incurred hereunder may not be reborrowed.

               (e) Subject to and upon the terms and conditions set forth herein, each Bank with an Adience B-2 Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan or term loans (each an "Adience B-2 Term Loan" and, collectively, the "Adience B-2 Term Loans") to Adience, which Adience B-2 Term Loans (i) shall be made and maintained in Dollars, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Adience B-2 Term Loans pursuant to Section 1.06) and (iii) shall be made by each such Bank in that initial aggregate principal amount as is equal to the Adience B-2 Term Loan Commitment of such Bank on the Restatement Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(ii)). Once repaid, Adience B-2 Term Loans incurred hereunder may not be reborrowed.

               (f) Subject to and upon the terms and conditions set forth herein, each Bank with an Adience C Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan or term loans (each an "Adience C Term Loan" and, collectively, the "Adience C Term Loans") to Adience, which Adience C Term Loans (i) shall be made and maintained in Dollars, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Adience C Term Loans pursuant to Section 1.06) and (iii) shall be made by each such Bank in that initial aggregate principal amount as is equal to the Adience C Term Loan Commitment of such Bank on the Restatement Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(e)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(e)(ii)). Once repaid, Adience C Term Loans incurred hereunder may not be reborrowed.

               (g) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Revolving Loan Borrowers, which Revolving Loans (i) shall, in the case of Revolving Loans made to Adience, be made and maintained in Dollars (each a "Dollar Revolving Loan" and, collectively, the "Dollar Revolving Loans"), which Dollar Revolving Loans shall, at the option of Adience, be incurred and maintained as, and/or converted into, Base Rate Loans and Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (ii) shall, in the case of Revolving Loans made to Hepworth, be made and maintained in Pounds Sterling (each a "Sterling Revolving Loan" and, collectively, the "Sterling Revolving Loans"), (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Bank at the time of the making of any such Revolving Loans, and after giving effect thereto, that aggregate principal amount (for this purpose, using the Dollar Equivalent of each outstanding Sterling Revolving Loan) which, when added to the sum of (I) the aggregate principal amount of all other Revolving Loans then outstanding from such Bank (for this purpose, using the Dollar Equivalent of each Sterling Revolving Loan then outstanding from such Bank) and (II) the product of (A) such Bank's RL Percentage and (B) the sum of (x) the aggregate amount (for this purpose, using the Dollar Equivalent thereof in the case of Hepworth Letter of Credit Outstandings) of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding and (z) the aggregate principal amount (for this purpose, using the Dollar Equivalent of each outstanding Sterling Swingline Loan) of all Sterling Swingline Loans (exclusive of Sterling Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Available Revolving Loan Commitment of such Bank at such time, (v) shall not, in the case of Dollar Revolving Loans, at any time exceed in aggregate outstanding principal amount, when added to the sum of (x) the aggregate principal amount of all other then outstanding Dollar Revolving Loans, (y) the aggregate amount of all Adience Letter of Credit Outstandings (exclusive of any Unpaid Drawings with respect thereto which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Dollar Revolving Loans) and (z) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of Dollar Revolving Loans) then outstanding, the amount of the Dollar Revolving Sub-Limit and
(vi) shall not, in the case of Sterling Revolving Loans, at any time exceed in aggregate outstanding principal amount, when added to the sum of (x) the aggregate principal amount of all other then outstanding Sterling Revolving Loans, (y) the aggregate amount of all Hepworth Letter of Credit Outstandings (exclusive of any Unpaid Drawings with respect thereto which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Sterling Revolving Loans) at such time and (z) the aggregate principal amount of all Sterling Swingline Loans (exclusive of Sterling Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Sterling Revolving Loans) then outstanding, the amount of the Sterling Revolving Sub-Limit. On and immediately after the occurrence of the Restatement Effective Date, the Revolving Loan Commitment for each Bank shall be the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Revolving Loan Commitment" (as same may be (x) reduced from time to time pursuant to Section 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section
1.13 or 13.04), such that the Total Revolving Loan Commitment (as of the Restatement Effective Date) shall represent an increase of $15,000,000 over the Total Revolving Loan Commitment as in effect immediately before the occurrence of the Restatement Effective Date. In connection with such increase, the Revolving Loan Borrowers shall, in coordination with the Administrative Agent and the Banks, repay outstanding Revolving Loans of certain Banks and, if necessary, incur additional Revolving Loans from other Banks, in each case so that Banks participate in each Borrowing of Revolving Loans pro rata on the basis of their Revolving Loan Commitments (as in effect on the Restatement Effective Date) as provided herein, it being understood and agreed that the Revolving Loan Borrowers shall pay all breakage or similar costs of the type described in Section 1.11 incurred by the Banks in connection with any repayment or reborrowing of Revolving Loans.

               (h) Subject to and upon the terms and conditions set forth herein, BTCo in its individual capacity agrees to make, from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a "Swingline Loan" and, collectively, the "Swingline Loans") to Adience, which Swingline Loans (i) shall be made and maintained in Dollars, (ii) shall be made and maintained as Base Rate Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the sum of (I) the aggregate principal amount of all other Swingline Loans then outstanding, (II) the aggregate principal amount (for this purpose, using the Dollar Equivalent of each outstanding Sterling Revolving Loan) of all Revolving Loans then outstanding, (III) the aggregate amount (for this purpose, using the Dollar Equivalent of all Hepworth Letter of Credit Outstandings) of all Letter of Credit Outstandings at such time and (IV) the aggregate principal amount (for this purpose, using the Dollar Equivalent thereof) of all Sterling Swingline Loans then outstanding, an amount equal to the Total Available Revolving Loan Commitment at such time (after giving effect to any reductions to the Total Available Revolving Loan Commitment on such date), (v) shall not exceed in the aggregate principal amount at any time outstanding, when combined with the sum of (I) aggregate principal amount of all Dollar Revolving Loans then outstanding and (II) the aggregate amount of Adience Letter of Credit Outstandings at such time, an amount equal to the Dollar Revolving Sub-Limit and (vi) shall not exceed in aggregate principal amount at any time outstanding, the Maximum Swingline Amount. BTCo shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing such Defaulting Bank's or Banks' RL Percentage of the outstanding Swingline Loans. Notwithstanding anything to the contrary contained in this Section 1.01(h), BTCo shall not make any Swingline Loan after it has received written notice from any Borrower or the Required Banks stating that a Default or an Event of Default exists and is continuing until such time as BTCo shall have received written notice (i) of rescission of all such notices from the party or parties originally delivering such notice, (ii) of the waiver of such Default or Event of Default by the Required Banks or (iii) that the Administrative Agent in good faith believes such Default or Event of Default has ceased to exist.

               (i) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Dollar Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Dollar Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section 10) pro rata based on each Bank's RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such outstanding Swingline Loans. Each such Bank hereby irrevocably agrees to make Dollar Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total
Available Revolving Loan Commitment at such time or the Dollar Revolving Sub-Limit. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Adience), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from Adience on or after such date and prior to such purchase) from BTCo such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective RL
Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

               (j) Subject to the terms and conditions set forth herein, BTCo in its individual capacity agrees to make, from time to time after the First Amendment Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a "Sterling Swingline Loan" and, collectively, the "Sterling Swingline Loans") to Hepworth, which Sterling Swingline Loans (i) shall be made and denominated in Pounds Sterling, (ii) shall bear interest as provided in Section 1.08(f), (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount (for this purpose, using the Dollar Equivalent of each outstanding Sterling Swingline Loan) at any time outstanding, when combined with the sum of (I) the aggregate principal amount (for this purpose, using the Dollar Equivalent thereof) of all other then outstanding Sterling Swingline Loans, (II) the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of each outstanding Sterling Revolving Loan) then outstanding, (III) the aggregate amount of Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent thereof in the case of Hepworth Letter of Credit Outstandings) at such time and (IV) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Available Revolving Loan Commitment (after giving effect to any reductions to the Total Available Revolving Loan Commitment on such date), (v) shall not exceed in the aggregate principal amount at any time outstanding, when combined with the sum of (I) the aggregate principal amount of all other Sterling Swingline Loans then outstanding, (II) the aggregate principal amount of all Sterling Revolving Loans then outstanding and (III) the aggregate amount of Hepworth Letter of Credit Outstandings at such time, an amount equal to the Sterling Revolving Sub-Limit and (vi) shall not exceed in aggregate principal amount at any time outstanding, the Maximum Sterling Swingline Amount. BTCo shall not be obligated to make any Sterling Swingline Loan at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Sterling Swingline Loans, including by cash collateralizing such Defaulting Bank's or Banks' RL Percentage of the outstanding Sterling Swingline Loans. Notwithstanding anything to the contrary contained in this Section 1.01(j), BTCo shall not make any Sterling Swingline Loan after it has received written notice from any Borrower or the Required Banks stating that a Default or an Event of Default exists and is continuing until such time as BTCo shall have received written notice (i) of recission of all such notices, (ii) of the waiver of such Default or Event of Default by the Required Banks or (iii) that the Administrative Agent in good faith believes such Default or Event of Default has ceased to exist.

               (k) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Sterling Swingline Loans shall be funded with a Borrowing of Sterling Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Sterling Revolving Loans (each such Borrowing, a "Mandatory Sterling Borrowing") shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section
10) pro rata based on each Bank's RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such outstanding Sterling Swingline Loans.
 Each such Bank hereby irrevocably agrees to make Sterling Revolving Loans upon one Business Day's notice pursuant to each Mandatory Sterling Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Sterling Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Sterling Borrowing and (v) the amount of the Total Available Revolving Loan Commitment at such time or the Sterling Revolving Sub-Limit. In the event that any Mandatory Sterling Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to Hepworth), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Sterling Borrowing would otherwise have occurred, but adjusted for any payments received from Hepworth on or after such date and prior to such purchase) from BTCo such participations in the outstanding Sterling Swingline Loans as shall be necessary to cause such Banks to share in such Sterling Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Sterling Swingline Loans shall be for the account of BTCo until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Sterling Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Sterling Swingline Loans.

               1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans shall not be less than (x) in the case of Newco B Term Loans, Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans and Adience C Term Loans, $5,000,000 and (y) in the case of Newco A Term Loans, L2,000,000. The aggregate principal amount of each Borrowing of Revolving Loans shall not be less than (x) in the case of Dollar Revolving Loans, $1,000,000 and (y) in the case of Sterling Revolving Loans, L500,000; provided that (x) Mandatory Borrowings shall be made in the amounts required by Section 1.01(i) and (y) Mandatory Sterling Borrowings shall be made in the amounts required by Section 1.01(k). The aggregate principal amount of each Borrowing of (x) Swingline Loans shall be not less than $100,000 and (y) Sterling Swingline Loans shall not be less than L100,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 12 Borrowings of Euro Rate Loans.

               1.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur Loans hereunder (excluding Borrowings (w) of Swingline Loans, (x) Dollar Revolving Loans incurred pursuant to a Mandatory Borrowing, (y) Sterling Swingline Loans and (z) Sterling Revolving Loans incurred pursuant to a Mandatory Sterling Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Euro Rate Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) (or 10:00 A.M. (London time) in the case of Sterling Loans) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the respective Borrower in the form of Exhibit A, appropriately completed to specify (i) the name of such Borrower,
(ii) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing (stated in the Applicable Currency), (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing shall constitute Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans, Newco B Term Loans, Dollar Revolving Loans or Sterling Revolving Loans, (v) in the case of Dollar Loans, whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and (vi) in the case of Euro Rate Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

               (b)(i) Whenever Adience desires to incur Swingline Loans hereunder, it shall give BTCo not later than 12:00 Noon (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

               (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(i), with Adience irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(i).

               (c)(i) Whenever Hepworth desires to incur Sterling Swingline Loans hereunder, it shall give BTCo not later than 12:00 noon (London time) on the date that a Sterling Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Sterling Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Sterling Swingline Loans to be made pursuant to such Borrowing.

               (ii) Mandatory Sterling Borrowings shall be made upon the notice specified in Section 1.01(k), with Hepworth irrevocably agreeing, by its incurrence of any Sterling Swingline Loan, to the making of the Mandatory Sterling Borrowings as set forth in Section 1.01(k).

               (d) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, BTCo (in the case of a Borrowing of Swingline Loans or Sterling Swingline Loans or the Issuing Bank (in the case of issuance of Letters of Credit), as the case may be, may act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, BTCo or the Issuing Bank, as the case may be, in good faith to be from an Authorized Officer of such Borrower prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent's or Issuing Bank's record of the terms of such telephonic notice.

               1.04 Disbursement of Funds. No later than 12:00 Noon (New York time or, in the case of any Sterling Loan to be made available in London after the Initial Borrowing Date, London time, if so requested by Hepworth) on the date specified in each Notice of Borrowing (or (w) in the case of Swingline Loans, no later than 2:00 P.M. (New York time) on the date specified in Section 1.03(b)(i), (x) in the case of Mandatory Borrowings, no later than 12:00 Noon (New York time) on the date specified in Section 1.01(i), (y) in the case of Sterling Swingline Loans, no later than 2:00 P.M. (London time) on the date specified in Section 1.03(c)(i) or (z) in the case of Mandatory Sterling Borrowings, no later than 12:00 Noon (London Time) on the date specified in Section 1.01(k)), each Bank with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans and Sterling Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All such amounts will be made available in Dollars (in the case of Dollar Loans) or Pounds Sterling (in the case of Sterling Loans), as the case may be, and in immediately available funds at the appropriate Payment Office of the Administrative Agent, and the Administrative Agent will make available to the relevant Borrower by depositing to its account at such Payment Office the aggregate of the amounts so made available by the Banks in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, at the overnight Federal Funds Rate and (ii) if recovered from such Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the relevant Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

               1.05 Notes. (a) Each Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced
(i) if Adience B Term Loans, by a promissory note duly executed and delivered by Adience substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an "Adience B Term Note" and, collectively, the "Adience B Term Notes"), (ii) if Newco A Term Loans, by a promissory note duly executed and delivered by Newco substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a "Newco A Term Note" and, collectively, the "Newco A Term Notes"), (iii) if Newco B Term Loans, by a promissory note duly executed and delivered by Newco substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a "Newco B Term Note" and, collectively, the "Newco B Term Notes"), (iv) if Dollar Revolving Loans, by a promissory note duly executed and delivered by Adience substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each a "Dollar Revolving Note" and, collectively, the "Dollar Revolving Notes"), (v) if Sterling Revolving Loans, by a promissory note duly executed and delivered by Hepworth substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (each a "Sterling Revolving Note" and, collectively, the "Sterling Revolving Notes"), (vi) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-6, with blanks appropriately completed in conformity herewith (the "Swingline Note"), (vii) if Adience A Term Loans, by a promissory note duly executed and delivered by Adience substantially in the form of Exhibit B-7 with blanks appropriately completed in conformity herewith (each an "Adience A Term Note" and, collectively, the "Adience A Term Notes"), (viii) if Adience B-2

Term Loans, by a promissory note duly executed and delivered by Adience substantially in the form of Exhibit B-8 with blanks appropriately completed in conformity herewith (each an "Adience B-2 Term Note" and, collectively, the "Adience B-2 Term Notes"), (ix) if Adience C Term Loans, by a promissory note duly executed and delivered by Adience substantially in the form of Exhibit B-9 with blanks appropriately completed in conformity herewith (each an "Adience C Term Note" and, collectively, the "Adience C Term Notes") and
(x) if Sterling Swingline Loans, by a promissory note substantially in the form of Exhibit B-10, with blanks appropriately completed in conformity herewith (the "Sterling Swingline Note").

               (b) The Adience B Term Note issued to each Bank that has an Adience B Term Loan Commitment or outstanding Adience B Term Loans shall (i) be executed by Adience, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Adience B Term Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Adience B Term Loans evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (c) The Newco A Term Note issued to each Bank that has a Newco A Term Loan Commitment or outstanding Newco A Term Loans shall (i) be executed by Newco, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Newco A Term Loans made by such Bank and be payable in Pounds Sterling in the outstanding principal amount of Newco A Term Loans evidenced thereby, (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Newco A Term Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (d) The Newco B Term Note issued to each Bank that has a Newco B Term Loan Commitment or outstanding Newco B Term Loans shall (i) be executed by Newco, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Newco B Term Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Newco B Term Loans evidenced thereby, (iv) mature on the B Term Loan Maturity Date,
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (e) The Adience B-2 Term Note issued to each Bank that has an Adience B-2 Term Loan Commitment or outstanding Adience B-2 Term Loans shall
(i) be executed by

Adience, (ii) be payable to the order of such Bank and be dated the Restatement Effective Date (or if issued thereafter, the date of issuance),
(iii) be in a stated principal amount equal to the Adience B-2 Term Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Adience B-2 Term Loans evidenced thereby, (iv) mature on the B-2 Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar
Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (f) The Adience A Term Note issued to each Bank that has an Adience A Term Loan Commitment or outstanding Adience A Term Loans shall (i) be executed by Adience, (ii) be payable to the order of such Bank and be dated the Restatement Effective Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Adience A Term Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Adience A Term Loans evidenced thereby, (iv) mature on the Adience A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (g) The Adience C Term Note issued to each Bank that has an Adience C Term Loan Commitment or outstanding Adience C Term Loans shall (i) be executed by Adience, (ii) be payable to the order of such Bank and be dated the Restatement Effective Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Adience C Term Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Adience C Term Loans evidenced thereby, (iv) mature on the C Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (h) The Dollar Revolving Note issued to each Bank that has a Revolving Loan Commitment or outstanding Dollar Revolving Loans shall (i) be executed by Adience, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance),
(iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in Dollars in the outstanding principal amount of Dollar Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (i) The Sterling Revolving Note issued to each Bank that has a Revolving Loan Commitment or outstanding Sterling Revolving Loans shall (i) be executed by Hepworth, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the respective Bank's RL Percentage of the Sterling Revolving Sub-Limit and be payable in Pounds Sterling in the outstanding principal amount of the Sterling Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Sterling Revolving Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (j) The Swingline Note issued to BTCo shall (i) be executed by Adience, (ii) be payable to the order of BTCo and be dated the Initial Borrowing Date (or, if issued thereafter, the date of the issuance thereof),
(iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in Dollars in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby,
(vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (k) The Sterling Swingline Note issued to BTCo shall (i) be executed by Hepworth, (ii) be payable to the order of BTCo and be dated the First Amendment Effective Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Maximum Sterling Swingline Amount and be payable in Pounds Sterling in the principal amount of the outstanding Sterling Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Sterling Swingline Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (to the extent and in the manner provided therein).

               (l) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the respective Borrower's obligations in respect of such Loans.

               1.06 Conversions. Adience or Newco (but not in respect of Newco A Term Loans) as the case may be, shall have the option to convert, on any Business Day occurring after the Restatement Effective Date (or, in the case of the Adience A Term Loans, the Adience B-2 Term Loans or the Adience C Term Loans, the earlier of (i) the 45th day after the Restatement Effective Date and (ii) the Syndication Date), all or a portion equal to at least (x) in the case of a conversion of Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans or Newco B Term Loans, $5,000,000 and (y) in the case of a conversion of Dollar Revolving Loans, $1,000,000, of the outstanding principal amount of such Dollar Loans made to Adience or Newco, as the case may be, pursuant to one or more Borrowings (so long as of the same Tranche of Dollar Loans) of one or more Types of Loans into a Borrowing (of the same Tranche of Dollar Loans) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than (x) in the case of a Borrowing of Adience A Term Loans, B Term Loans or Adience C Term Loans, $5,000,000 and
(y) in the case of a Borrowing of Dollar Revolving Loans, $1,000,000, (ii) unless the Required Banks otherwise specifically agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default under Section 10.01 or
10.05 or Event of Default is in existence on the date of the conversion,
(iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02 and (iv) Swingline Loans may not be converted pursuant to this Section 1.06. Each such conversion shall be effected by Adience or Newco, as the case may be, by giving the Administrative Agent at its Notice Office prior to 12:00 Noon (New York time or, in the case of Newco B Term Loans, London time) at least two Business Days' prior notice (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

               1.07 Pro Rata Borrowings. All Borrowings of Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans, Newco B Term Loans and Revolving Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their Adience A Term Loan Commitments, Adience B Term Loan Commitments, Adience B-2 Term Loan Commitments, Adience C Term Loan Commitments, Newco A Term Loan Commitments, Newco B Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing or a Mandatory Sterling Borrowing, as the case may be, shall be incurred from the Banks with Revolving Loan Commitments pro rata on the basis of their RL Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

               1.08 Interest. (a) Each of Adience and Newco hereby severally agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date the proceeds thereof are made available to Adience or Newco, as the case may be, until the earlier of (x) the maturity thereof (whether by acceleration or otherwise) and (y) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Base Rate in effect from time to time plus the relevant Applicable Margin.

               (b) Each of Adience and Newco hereby severally agree to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date the proceeds thereof are made available to Adience or Newco, as the case may be, until the earlier of (x) the maturity thereof (whether by acceleration or otherwise) and (y) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Eurodollar Rate for such Interest Period plus the relevant Applicable Margin.

               (c) Each of Newco and Hepworth hereby severally agrees to pay interest in respect of the unpaid principal amount of each Sterling Loan (other than Sterling Swingline Loans) made to it from the date the proceeds thereof are made available to Newco or Hepworth, as the case may be, until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Sterling Euro Rate for such Interest Period plus (i) the MLA Cost and (ii) the relevant Applicable Margin.

               (d) Hepworth hereby agrees to pay interest in respect of the unpaid principal amount of each Sterling Swingline Loan made to it from the date the proceeds thereof are made available to it until such Sterling Swingline Loan is repaid at a rate per annum which shall be equal to the sum of the Applicable Margin for Sterling Revolving Loans plus the Overnight LIBOR Rate plus the MLA Cost.

               (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other amounts owing with respect to, Sterling Loans (other than Sterling Swingline Loans) and amounts owing with respect to Hepworth Letters of Credit or Hepworth Letter of Credit Outstandings, equal to 2% per annum in excess of the Applicable Margin plus the Sterling Euro Rate for such successive periods not exceeding three months as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus the MLA Cost, (2) in the case of overdue principal of and interest or other amounts owing with respect to, Sterling Swingline Loans, equal to 2% in excess of the Applicable Margin for Sterling Revolving Loans plus the Overnight LIBOR Rate plus the MLA Cost and
(3) in all other cases, equal to the greater of (x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche (or in the case of amounts which do not relate to a given Tranche of outstanding Dollar Loans, 2% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans) from time to time and (y) the rate which is 2% in excess of the rate borne by the respective such Loans at the time of the payment default, in each case with such interest to be payable on demand.

               (f) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in the case of any Eurodollar Loan, on the date of any conversion to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable (on the amount so converted), (iii) in respect of each Euro Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such

Interest Period, (iv) in respect of each Sterling Swingline Loan, on the date of any conversion to a Mandatory Sterling Borrowing and (v) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

               (g) Upon each Interest Determination Date, the Administrative Agent shall determine the respective Euro Rate for the respective Interest Period or Interest Periods to be applicable to Euro Rate Loans and shall promptly notify the respective Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

               1.09 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), the respective Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an "Interest Period") applicable to such Euro Rate Loan, which Interest Period shall, (x) at the option of Adience or Newco, as the case may be, be a one, two, three or six-month period, and (y) at the option of Hepworth, be a one, two, three or six-month period, or, if available to each of the Banks with a Revolving Loan Commitment, a one or two-week period, provided that:

               (i) all Euro Rate Loans comprising a single Borrowing shall at all times have the same Interest Period;

               (ii) the initial Interest Period for any Borrowing of Euro Rate Loans shall commence on the date of such Borrowing (including, in the case of Dollar Loans, the date of any conversion thereto from a Dollar Loan of a different Type) and each Interest Period occurring thereafter in respect of such Euro Rate Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

               (iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

               (iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (v) unless the Required Banks otherwise specifically agree, no Interest Period may be selected at any time when a Default under
          Section 10.01 or 10.05 or an Event of Default is then in existence;

               (vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans; and

               (vii) no Interest Period in respect of any Borrowing of Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans or Newco B Term Loans, as the case may be, shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 4.02(b)(i), (ii), (iii), (iv),
          (v) or (vi), as the case may be, if the aggregate principal amount of Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans or Newco B Term Loans, as the case may be, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans or Newco B Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment.

               Prior to the termination of any Interest Period applicable to Sterling Loans, the respective Borrower may, at its option, designate that the respective Borrowing subject thereto be split into more than one Borrowing (for purposes of electing multiple Interest Periods to be subsequently applicable thereto), so long as each such Borrowing resulting from the action taken pursuant to this sentence meets the minimum Borrowing amount for Sterling Loans of the respective Tranche set forth in Section
1.02. If upon the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, the relevant Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, such Borrower shall be deemed to have elected (x) if Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans and (y) if Sterling Loans, to select a one-month Interest Period for such Sterling Loans, in either case effective as of the expiration date of such current Interest Period.

               1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) and (iv) below, may be made only by the Administrative Agent):

               (i) on any Interest Determination Date that, by reason of any changes arising after the Restatement Effective Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Euro Rate; or

               (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of (x) any change arising after the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Bank pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (except to the extent covered by Section 1.10(d) in respect of Sterling Loans or included in the computation of the Eurodollar Rate) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its applicable lending office) and/or (y) other circumstances since the Restatement Effective Date affecting such Bank or the applicable interbank market or the position of such Bank in such market; or

               (iii) at any time after the date of this Agreement, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Restatement Effective Date which materially and adversely affects the applicable interbank market; or

               (iv) at any time that Pounds Sterling are not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Sterling Loans requested pursuant to
          Section 1.01;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the respective Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (w) in the case of clause (i) above,
(A) in the event that Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies Adience and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by Adience with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Adience, and (B) in the event that any Sterling Loan is so affected, the Sterling Euro Rate shall be determined on the basis provided in the proviso to the definition of Sterling Euro Rate, (x) in the case of clause (ii) above, the respective Borrower shall, subject to the provisions of Section 13.19 (to the extent applicable), pay to such Bank, upon its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Sterling Loans shall no longer be available until such time as the Administrative Agent notifies Newco, Hepworth and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exists, and any Notice of Borrowing giving by Newco or Hepworth, as the case may be, with respect to such Sterling Loans which have not been incurred shall be deemed rescinded by Newco or Hepworth, as the case may be.

               (b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the respective Borrower may (and in the case of a Euro Rate Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Bank or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan and
(B) in the case of a Sterling Loan, repay such Sterling Loan in full, provided that, (i) if the circumstances described in Section 1.10(a)(iii) apply to any Sterling Loan, the Borrower may, in lieu of taking the actions described above, maintain such Sterling Loan outstanding, in which case the Sterling Euro Rate shall be determined on the basis provided in the proviso to the definition of Sterling Euro Rate, unless the maintenance of such Sterling Loan outstanding on such basis would not stop the conditions described in Section 1.10(iii) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (ii) if more than one Bank is affected at any time as described above in this clause (b), then all affected Banks must be treated the same pursuant to this Section 1.10(b).

               (c) If at any time after the Restatement Effective Date any Bank determines that the introduction of or any change (which introduction or change shall have occurred after the date of this Agreement) in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay, subject to the provisions of Section 13.19 (to the extent applicable), to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this
Section 1.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts. For the avoidance of doubt, nothing in this Section 1.10(c) shall require any Borrower to pay to any Bank any amount for which it has already been compensated by way of payment of the MLA Cost.

               (d) In the event that any Bank shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Bank is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Bank (including any branch, Affiliate or funding office thereof) in respect of any Sterling Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Sterling Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Sterling Loans or in
Section 1.10(a)(ii), such Bank shall promptly notify Newco and Hepworth in writing specifying the additional amounts required to indemnify such Bank against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the respective Borrower shall pay to such Bank such specified amounts as additional interest at the time that the respective Borrower is otherwise required to pay interest in respect of such Sterling Loan or, if later, on written demand therefor by such Bank.

               1.11 Compensation. Each Borrower shall, subject to the provisions of Section 13.19 (to the extent applicable), compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Euro Rate Loans, but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to
Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of such Borrower's Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of such Borrower's Euro Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by such Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b).

               1.12 Lending Offices; Changes Thereto. (a) Each Bank may at any time or from time to time designate , by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Bank) for the various Loans made, and Letters of Credit participated in, by such Bank (including by designating a separate lending office (or Affiliate) to act as such with respect to Dollar Loans and Adience Letter of Credit Outstandings versus Sterling Loans and Hepworth Letter of Credit Outstandings); provided that, for designations made after the Restatement Effective Date, to the extent such designation shall result in increased costs under Section 1.10, 2.06 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Bank), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Bank designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Bank (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

               (b) Each Bank agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.10(d), Section 2.06 or Section 4.04 with respect to such Bank, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Sections 1.10, 2.06 and 4.04.

               1.13 Replacement of Banks. (x) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.10(d),
Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to any Borrower increased costs in excess of those being generally charged by the other Banks or (z) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as (and to the extent) provided in Section 13.12, Adience shall have the right, if no Default under Section 10.01 or 10.05 and no Event of Default then exists (or, in the case of preceding clause (z), no Default under Section 10.01 or 10.05 and no Event of Default will exist immediately after giving effect to such replacement), to either (1) replace such Bank (the "Replaced Bank") with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") and each of whom shall be required to be reasonably acceptable to the Administrative Agent or (2) at the option of Adience, replace only (a) the Revolving Loan Commitment (and outstandings pursuant thereto) of the Replaced Bank with an identical Revolving Loan Commitment (and related outstandings) provided by the Replacement Bank or (b) in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Bank is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Term Loans of such Bank in respect of each Tranche where the consent of such Bank would otherwise be individually required, with identical Commitments and/or Term Loans of the respective Tranche provided by the Replacement Bank, provided that (i) any replacement pursuant to this Section 1.13 shall be required to comply with the requirements of Section 13.04(b) (including without limitation those relating to pro rata assignments) and at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to
Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the

Replacement Bank shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans and/or Term Loan Commitments of the respective Tranche or Tranches) of, and in each case (except for the replacement of only the outstanding Term Loans (and/or Term Loan Commitments, as the case may be) of one or more Tranches of the respective Bank) participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (I) the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche or Tranches being replaced) of the Replaced Bank, (II) all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (III) all accrued, but theretofore unpaid, Fees owing to the Replaced Bank (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Bank) pursuant to Section 3.01, (y) except in the case of the replacement of only the outstanding Term Loans of one or more Tranches of a Replaced Bank, each Issuing Bank an amount equal to such Replaced Bank's RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank to such Issuing Bank and (z) in the case of the replacement of the Revolving Loan Commitments, BTCo an amount equal to such Replaced Bank's RL Percentage of any Mandatory Borrowing and/or Mandatory Sterling Borrowing, in each case to the extent such amount was not theretofore funded by such Replaced Bank and (ii) all obligations of the Borrowers due and owing to the Replaced Bank at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section
13.15 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the respective Borrower, the Replacement Bank shall become a Bank hereunder and, unless the respective Replaced Bank continues to have outstanding Term Loans or a Commitment hereunder, the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04,
12.06 and 13.01), which shall survive as to such Replaced Bank.

               SECTION 2.  Letters of Credit.

               2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Revolving Loan Borrower may request that any Issuing Bank issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the third Business Day prior to the Revolving Loan Maturity Date (or the 30th day prior to the Revolving Loan Maturity Date in the case of Trade Letters of Credit), (x) for the account of such Revolving Loan Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of such Revolving Loan Borrower or any of its Subsidiaries, an irrevocable sight standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Obligations and (y) for the account of such Revolving Loan Borrower and for the benefit of sellers of goods, materials and services used in the ordinary course of business of such Revolving Loan Borrower or any of its Subsidiaries an irrevocable sight commercial letter of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such commercial letter of credit, a "Trade Letter of Credit", and each such Trade Letter of Credit and each Standby Letter of Credit, a "Letter of Credit") in support of commercial transactions of such Revolving Loan Borrower and its Subsidiaries. On the Restatement Effective Date, all Original Letters of Credit outstanding shall be deemed to have been issued under this Agreement and shall for all purposes constitute "Letters of Credit" hereunder.

               (b) All (x) Adience Letters of Credit shall be issued, and denominated, in Dollars and (y) Hepworth Letters of Credit shall be issued, and denominated, in Pounds Sterling.

               (c) Each Issuing Bank hereby agrees that it will (subject to terms and conditions contained herein), at any time and from time to time on and after the Initial Borrowing Date and prior to the third Business Day prior to the Revolving Loan Maturity Date (or the 30th day prior to the Revolving Loan Maturity Date in the case of Trade Letters of Credit), following its receipt of the respective Letter of Credit Request, issue for the account of the respective Revolving Loan Borrower, subject to the terms and conditions of this Agreement, one or more Letters of Credit (x) in the case of Standby Letters of Credit, in support of such L/C Supportable Obligations of the respective Revolving Loan Borrower or any of its Subsidiaries as are permitted to remain outstanding without giving rise to a Default or an Event of Default and (y) in the case of Trade Letters of Credit, in support of sellers of goods or materials used in the ordinary course of business of the respective Revolving Loan Borrower or any of its Subsidiaries as referenced in Section 2.01(a), provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

               (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or

               (ii) such Issuing Bank shall have received notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in the penultimate sentence of Section 2.03(b).

               2.02  Maximum Letter of Credit Outstandings; Final Maturities.
 (a) Notwithstanding anything to the contrary contained in this Agreement,
(i) no Letter of Credit shall be
issued the Stated Amount (for this purpose, using the Dollar Equivalent of the Stated Amount of each Hepworth Letter of Credit) of which, when added to the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent of all Hepworth Letter of Credit Outstandings) (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $20,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of each outstanding Sterling Revolving Loan) then outstanding, (II) the aggregate principal amount of all Swingline Loans then outstanding and (III) the aggregate principal amount of all Sterling Swingline Loans (for this purpose, using the Dollar Equivalent of each outstanding Sterling Swingline
Loan) then outstanding, the Total Available Revolving Loan Commitment at such time, (ii) no Adience Letter of Credit shall be issued the Stated Amount (expressed in Dollars) of which, when added to the Adience Letter of Credit Outstandings (expressed in Dollars) (exclusive of Unpaid Drawings with respect thereto which are repaid on the date of, and prior to the issuance of, the respective Adience Letter of Credit) at such time would exceed, when added to the sum of (I) the aggregate principal amount of all Dollar Revolving Loans (expressed in Dollars) then outstanding and (II) the aggregate principal amount of all Swingline Loans (expressed in Dollars) then outstanding, the Dollar Revolving Sub-Limit, (iii) no Hepworth Letter of Credit shall be issued the Stated Amount (expressed in Pounds Sterling) of which, when added to the Hepworth Letter of Credit Outstandings (expressed in Pounds Sterling) (exclusive of Unpaid Drawings with respect thereto which are repaid on the date of, and prior to the issuance of, the respective Hepworth Letter of Credit) at such time would exceed, when added to the sum of (I) the aggregate principal amount of all Sterling Revolving Loans (expressed in Pounds Sterling) then outstanding and (II) the aggregate principal amount of all Sterling Swingline Loans (expressed in Pounds Sterling) then outstanding, the Sterling Revolving Sub-Limit, and (iv) each Letter of Credit shall by its terms terminate (A) in the case of Standby Letters of Credit, on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although any such Standby Letter of Credit may be extendible for successive periods of up to 12 months, but not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Bank thereof) and (y) the third Business Day prior to the Revolving Loan Maturity Date and (B) in the case of Trade Letters of Credit, on or before the earlier of (x) the date which occurs 180 days after the date of issuance thereof and (y) 30 days prior to the Revolving Loan Maturity Date.

               (b) Notwithstanding the foregoing, in the event a Bank Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the respective Revolving Loan Borrower to eliminate the Issuing Bank's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing (in Dollars) such Defaulting Bank's or Banks' RL Percentage of the Letter of Credit Outstandings.

               2.03 Letter of Credit Requests; Notices of Issuance; Minimum Stated Amount. (a) Whenever a Revolving Loan Borrower desires that a Letter of Credit be issued for its account, such Revolving Loan Borrower shall give the Administrative Agent and the respective Issuing Bank at least two Business Days' (or such shorter period as is acceptable to the respective Issuing Bank) written notice thereof. Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request").

               (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Revolving Loan Borrower that (i) such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02 and (ii) all of the applicable conditions set forth in Section 5 and 6 shall be met at the time of such issuance. Unless the respective Issuing Bank has received notice from the Required Banks before it issues a Letter of Credit that one or more of the conditions specified in Section 5 are not satisfied on the Restatement Effective Date or Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank's usual and customary practices. Upon the issuance of or amendment or modification to any Standby Letter of Credit, the respective Issuing Bank shall promptly notify the Banks and the Administrative Agent of such issuance, amendment or modification and such notification shall be accompanied by a copy of the issued Standby Letter of Credit or amendment or modification. For Trade Letters of Credit on which the Issuing Bank is other than the Administrative Agent, the Issuing Bank will send to the Administrative Agent by facsimile transmission, promptly on the first Business Day of each week, the daily aggregate Stated Amount of Trade Letters of Credit issued by such Issuing Bank and outstanding during the preceding week. The Administrative Agent shall deliver to each Bank, after each calendar month end and upon each payment of the Letter of Credit Fee, a report setting forth for the relevant period the daily aggregate Stated Amount of all outstanding Trade Letters of Credit during such period.

               (c) Each Issuing Bank shall, on the date of issuance of a Letter of Credit by it, give the Administrative Agent, each Bank and the Revolving Loan Borrowers written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.

               (d) The initial Stated Amount of each Letter of Credit shall not be less than (x) in the case of Adience Letters of Credit, $50,000 and
(y) in the case of Hepworth Letters of Credit, L50,000, or in each case such lesser amount as is acceptable to the respective Issuing Bank.

               2.04 Letter of Credit Participations. (a) Immediately upon the issuance by the respective Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than such Issuing Bank (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in, to the extent of such Participant's RL Percentage in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Revolving Loan Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees shall be paid directly to the Administrative Agent for the ratable account of the Participants as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Loan Commitments or RL Percentages of the Banks pursuant to Section 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the partici-pations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Bank, as the case may be.

               (b) In determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to either Revolving Loan Borrower, any other Credit Party, any Bank or any other Person.

               (c) In the event that any Issuing Bank makes any payment under any Letter of Credit and the respective Revolving Loan Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to
Section 2.05(a), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant's RL Percentage of such unreimbursed payment (x) in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to such Issuing Bank, in Dollars, such Participant's RL Percentage of the amount of such payment (or, in the case of payments made in Pounds Sterling, the Dollar Equivalent thereof) on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to such Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Dollar Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter. The failure of any Participant to make available to such Issuing Bank its RL Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its RL Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant's RL Percentage of any such payment.

               (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to each Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

               (e) Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

               (f) The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

               (ii) the existence of any claim, setoff, defense or other right which the respective Revolving Loan Borrower or any of its Subsidiaries or Affiliates may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the respective Revolving Loan Borrower or any Subsidiary or Affiliate of the respective Revolving Loan Borrower and the beneficiary named in any such Letter of Credit);

               (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

               (v)  the occurrence of any Default or Event of Default.

               2.05 Agreement to Repay Letter of Credit Drawings. (a) Each Revolving Loan Borrower hereby severally agrees to reimburse the respective Issuing Bank, by making payment in Dollars directly to such Issuing Bank, for any payment or disbursement (or, in the case of payments or disbursements made in Pounds Sterling, the Dollar Equivalent thereof) made by such Issuing Bank under any Letter of Credit issued for the account of such Revolving Loan Borrower (with each such amount so paid, until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 2:00 P.M. (New York time or, in the case of Hepworth Letters of Credit, London time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by Adience or Hepworth, as the case may be, therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time or, in the case of Hepworth Letters of Credit, London time) on the third Business Day following the receipt by Adience or Hepworth, as the case may be, of notice of such payment or disbursement or upon the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by Adience or Hepworth, as the case may

be) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus 2%, in each such case, with interest to be payable on demand. The respective Issuing Bank shall give Adience or Hepworth, as the case may be, prompt written notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the respective Revolving Loan Borrower's obligations hereunder.

               (b) The obligations of Adience (with respect to Adience Letters of Credit) and of Hepworth (with respect to Hepworth Letters of Credit) under this Section 2.05 to reimburse the respective Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Revolving Loan Borrower may have or have had against any Bank (including in its capacity as issuer of the Letter of Credit or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided that any reimbursement made by Adience or Hepworth, as the case may be, shall be without prejudice to any claim it may have against such Issuing Bank as a result of such Issuing Bank's gross negligence or willful misconduct.

               2.06 Increased Costs. If at any time after the Restatement Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Issuing Bank or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon written demand to Adience or Hepworth, as the case may be, by such Issuing Bank or any Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), Adience or Hepworth, as the case may be, shall, subject to the provisions of Section 13.19 (to the extent applicable), pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to Adience or Hepworth, as the case may be, which notice shall include a certificate submitted to Adience or Hepworth, as the case may be, by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on Adience.

               SECTION 3.  Commitment Commission; Fees; Reductions of
Commitment.

               3.01 Fees. (a) The Revolving Loan Borrowers jointly and severally agree to pay to the Administrative Agent in Dollars for distribution to each Bank with a Revolving Loan Commitment a commitment commission (the "Commitment Commission") for the period from and including the Original Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate for each day equal to 1/2 of 1% per annum on the daily average Unutilized Revolving Loan Commitment of such Bank. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

               (b) Each of Adience and Hepworth agrees to pay to the Administrative Agent for distribution to each Bank with a Revolving Loan Commitment (based on their respective RL Percentages) in Dollars a fee in respect of each Letter of Credit issued hereunder for the account of such Revolving Loan Borrower (with all fees payable as described in this clause
(b) being herein referred to as "Letter of Credit Fees"), for the period from and including the date of issuance of the respective Letter of Credit to and including the date of termination of such Letter of Credit (or, in the case of a Trade Letter of Credit, the date of the stated expiration thereof), computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the daily Stated Amount (for this purpose, using the Dollar Equivalent of the Stated Amount of each Hepworth Letter of Credit) of such Letter of Credit (or, in the case of a Trade Letter of Credit, on the initial Stated Amount (for this purpose, using the Dollar Equivalent of the Stated Amount of each Hepworth Letter of Credit) of such Letter of Credit). Accrued Letter of Credit Fees payable with respect to Standby Letters of Credit shall be due and payable by the respective Revolving Loan Borrower quarterly in arrears on each Quarterly Payment Date and on the first day after the termination of the Total Revolving Loan Commitment upon which no Standby Letters of Credit remain outstanding and all Letter of Credit Fees payable with respect to each Trade Letter of Credit shall be due and payable on the date of issuance of such Trade Letter of Credit.

               (c) Each of Adience and Hepworth agrees to pay to each Issuing Bank, for its own account, in Dollars a facing fee in respect of each Letter of Credit issued by such Issuing Bank for the account of such Revolving Loan Borrower (the "Facing Fee"), (x) in the case of each Standby Letter of Credit, for the period from and including the date of issuance of such Standby Letter of Credit to and including the date of the termination of such Standby Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily Stated Amount (for this purpose, using the Dollar Equivalent of the Stated Amount of each Hepworth Letter of Credit) of such Standby Letter of Credit, provided, that in no event shall the annual Facing Fee with respect to any Standby Letter of Credit be less than $500 (being herein called the "Minimum Facing Fee Amount" for any Letter of Credit), it being agreed that, on the date of issuance of any Standby

Letter of Credit and on each anniversary thereof prior to the termination of such Standby Letter of Credit, if the Minimum Facing Fee Amount will exceed the amount of Facing Fees that will accrue with respect to such Standby Letter of Credit for the immediately succeeding 12-month period, the full Minimum Facing Fee Amount shall be payable on the date of issuance of such Standby Letter of Credit and on each anniversary thereof prior to the termination of such Standby Letter of Credit, and (y) in the case of each Trade Letter of Credit, in an amount equal to the greater of (A) 1/4 of 1% of the Stated Amount (for this purpose, using the Dollar Equivalent of the Stated Amount of each Hepworth Letter of Credit) of such Trade Letter of Credit as of the date of issuance thereof and (B) the Minimum Facing Fee Amount. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees payable with respect to Standby Letters of Credit shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Standby Letters of Credit remain outstanding and all Facing Fees payable with respect to each Trade Letter of Credit shall be due and payable on the date of issuance of such Trade Letter of Credit.

               (d) The respective Revolving Loan Borrower shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the applicable Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit denominated in the respective Applicable Currency.

               (e) The Borrowers shall pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrowers and the Administrative Agent.

               3.02 Voluntary Termination of Unutilized Commitments. Upon at least three Business Days' prior notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), Adience shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, in integral multiples of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Bank with such a Commitment.

               3.03 Mandatory Reduction of Commitments. (a) The Total Commitments (and the Adience A Term Loan Commitment, the Adience B-2 Term Loan Commitment, the Adience C Term Loan Commitment, and the Revolving Loan Commitment of each Bank) shall terminate in their entirety on February 15, 1998 and the Original Credit Agreement shall continue in effect unless the Restatement Effective Date has occurred on or before such date.

               (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, each of the Total Adience B Term Loan Commitment, the Total Newco A Term Loan Commitment and the Total Newco B Term Loan Commitment (and the Adience B Term Loan Commitment, the Newco A Term Loan Commitment and the Newco B Term Loan Commitment of each Bank) terminated in full on the Initial Borrowing Date (after giving effect to the Original Loans on such date).

               (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Adience A Term Loan Commitment shall
(i) terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the Adience A Term Loans on such date) and (ii) prior to the termination of the Total Adience A Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by
Section 4.02.

               (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Adience B-2 Term Loan Commitment shall (i) terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the Adience B-2 Term Loans on such date) and
(ii) prior to the termination of the Total Adience B-2 Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02.

               (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Adience C Term Loan Commitment shall
(i) terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the Adience C Term Loans on such date) and (ii) prior to the termination of the Total Adience C Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by
Section 4.02.

               (f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on the Revolving Loan Maturity Date.

                (g) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date after the Restatement Effective Date upon which a mandatory repayment of Term Loans or a mandatory reduction to the Total Term Loan Commitment pursuant to any of Sections 4.02(c), (d),
(e) and (g) is required (and exceeds in amount the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Revolving Loan Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

                (h)  Each reduction to the Total Adience A
Term Loan Commitment, the Total Adience B-2 Term Loan Commitment, the Total Adience C Term Loan Commitment and the Total Revolving Loan Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied proportionately to reduce the Adience A Term Loan Commitment, the Adience B-2 Term Loan Commitment, the Adience C Term Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment.

           SECTION 4.  Prepayments; Payments; Taxes.                4.01
Voluntary Prepayments.   Each Borrower shall have the right to prepay the
Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time or, in the case of Sterling Loans,

London time) at the Notice Office (x) in the case of Base Rate Loans, at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Base Rate Loans (or same day notice in the case of (x) Swingline Loans, provided such notice is given prior to 11:00 A.M. (New York time) and (y) Sterling Swingline Loans, provided such notice is given prior to 11:00 A.M. (London time)) and (y) in all other cases, at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Euro Rate Loans, whether Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans, Newco B Term Loans, Dollar Revolving Loans, Sterling Revolving Loans, Swingline Loans or Sterling Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least (x) in the case of Dollar Loans, $1,000,000 (or $100,000 in the case of Swingline Loans) and (y) in the case of Sterling Loans, at least L500,000 (or L50,000 in the case of Sterling Swingline Loans), provided that if any partial prepayment of Euro Rate Loans made pursuant to any Borrowing shall reduce the outstanding Euro Rate Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for such Tranche and Type of Loans, then
(x) in the case of Dollar Loans, such Borrowing may not be continued as a Borrowing of Euro Rate Loans and any election of an Interest Period with respect thereto given by Adience or Newco, as the case may be, shall have no force or effect and (y) in the case of a Borrowing of Sterling Loans, such Borrowing shall be required to be prepaid in full at such time; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iv) each voluntary prepayment of Newco Term Loans pursuant to this Section 4.01(a) shall be applied pro rata to each Tranche of Newco Term Loans (based upon the then outstanding principal amount of Newco A Term Loans and Newco B Term Loans); (v) each voluntary prepayment of Adience Term Loans pursuant to this Section 4.01 shall be applied pro rata to each Tranche of Adience Term Loans (based upon the then outstanding principal amount of each Tranche of Adience Term Loans); and (vi) each voluntary prepayment of any Tranche of Term Loans (after giving effect to any applicable requirements set forth above) shall apply to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Repayments of the respective Tranche of Term Loans, after giving effect to all prior reductions thereto).

               4.02 Mandatory Repayments and Commitment Reductions. (a) (i) On any day on which the sum of (I) the aggregate outstanding principal amount of Swingline Loans, (II) the aggregate outstanding principal amount of Sterling Swingline Loans (for this purpose, using the Dollar Equivalent thereof), (III) the aggregate outstanding principal amount of Revolving Loans (for this purpose, using the Dollar Equivalent thereof in the case of outstanding Sterling Revolving Loans) and (IV) the aggregate amount of Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent thereof in the case of Hepworth Letter of Credit Outstandings) exceeds the Total Available Revolving Loan Commitment as then in effect, the Revolving Loan Borrowers shall prepay on such day the principal of Swingline Loans and, after the Swingline Loans have been repaid in full, Sterling Swingline Loans and, after the Sterling Swingline Loans have been repaid in full, Revolving Loans (allocated between Dollar Revolving Loans and Sterling

Revolving Loans as the Revolving Loan Borrowers may elect) in an amount (for this purpose, taking the Dollar Equivalent of payments in Pounds Sterling made with respect to the Sterling Swingline Loans and Sterling Revolving Loans) equal to such excess. If, after giving effect to the prepayment in full of all outstanding Swingline Loans, Sterling Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent thereof in the case of Hepworth Letter of Credit Outstandings) exceeds the Total Available Revolving Loan Commitment as then in effect, the respective Revolving Loan Borrowers shall pay to the Administrative Agent at the appropriate Payment Office on such day an amount of cash or Cash Equivalents or Foreign Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash, Cash Equivalents or Foreign Cash Equivalents to be held as security for all obligations of the respective Revolving Loan Borrower or Borrowers hereunder in a cash collateral account to be established by the Administrative Agent, provided that so long as no Default under Section 10.01 or 10.05 and no Event of Default is then in existence, such cash, Cash Equivalents or Foreign Cash Equivalents shall be released (subject to continued compliance with clauses
(ii) and (iii) below) to the respective Revolving Loan Borrower at such time (if any), as, and to the extent that, the aggregate amount of such cash, Cash Equivalents and Foreign Cash Equivalents at such time on deposit with the Administrative Agent exceeds the amount by which the Letter of Credit Outstandings at such time exceed the amount of the Total Available Revolving Loan Commitment as then in effect.

               (ii) If on any date the sum of (I) the aggregate outstanding principal amount of Swingline Loans, (II) the aggregate outstanding principal amount of Dollar Revolving Loans and (III) the aggregate amount of Adience Letter of Credit Outstandings exceeds the Dollar Revolving Sub-Limit as then in effect, Adience shall prepay on such day principal of outstanding Swingline Loans and, after the Swingline Loans have been repaid in full, Dollar Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment in full of all outstanding Swingline Loans and Dollar Revolving Loans, the aggregate amount of the Adience Letter of Credit Outstandings exceeds the Dollar Revolving Sub-Limit as then in effect, Adience shall pay to the Administrative Agent at the appropriate Payment Office on such day an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Adience Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of Adience hereunder in a cash collateral account to be established by the Administrative Agent, provided that, so long as no Default under Section 10.01 or 10.05 and no Event of Default is then existence, such cash or Cash Equivalents shall be released (subject to continued compliance with preceding clause (i)) to Adience at such time (if any) as, and to the extent that, the aggregate amount of such cash and Cash Equivalents at such time on deposit with the Administrative Agent exceed the amount by which the Adience Letter of Credit Outstandings at such time exceed the amount of the Dollar Revolving Sub-Limit as then in effect.

                (iii) If on any date the sum of (I) the aggregate outstanding principal amount of Sterling Revolving Loans, (II) the aggregate outstanding principal amount of Sterling Swingline Loans and (III) the aggregate amount of Hepworth Letter of Credit Outstandings exceeds the Sterling Revolving Sub-Limit as then in effect, Hepworth shall prepay on such day the principal of outstanding Sterling Swingline Loans and, after the Sterling Swingline Loans have been repaid in full, Sterling Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment in full of all outstanding Sterling Swingline Loans and Sterling Revolving Loans, the aggregate amount of the Hepworth Letter of Credit Outstandings exceeds the Sterling Revolving Sub-Limit as then in effect, Hepworth shall pay to the Administrative Agent at the appropriate Payment Office on such day an amount of cash, Cash Equivalents or Foreign Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Hepworth Letter of Credit Outstandings at such time), such cash, Cash Equivalents or Foreign Cash Equivalents to be held as security for all obligations of Hepworth hereunder in a cash collateral account to be established by the Administrative Agent, provided that, so long as no Default under Section 10.01 or 10.05 and no Event of Default is then in existence, such cash, Cash Equivalents or Foreign Cash Equivalents shall be released (subject to continued compliance with preceding clause (i)) to Hepworth at such time (if any), as, and to the extent that, the aggregate amount of such cash, Cash Equivalents and Foreign Cash Equivalents at such time on deposit with the Administrative Agent exceeds the amount by which the Hepworth Letter of Credit Outstandings at such time exceed the amount of the Sterling Revolving Sub-Limit as then in effect.

               (b)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Adience shall be required to repay that principal amount of Adience B Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections
4.01 and 4.02(h) through (j), inclusive, an "Adience B Scheduled Repayment," and each such date, an "Adience B Scheduled Repayment Date"):



           Adience B
           Scheduled Repayment Date            Amount
           ------------------------            ------

           January 31, 1998                    $112,500
           April 30, 1998                      $112,500
           July 31, 1998                       $112,500
           October 31, 1998                    $112,500
           January 31, 1999                    $112,500
           April 30, 1999                      $112,500
           July 31, 1999                       $112,500
           October 31, 1999                    $112,500
           January 31, 2000                    $112,500
           April 30, 2000                      $112,500
           July 31, 2000                       $112,500
           October 31, 2000                    $112,500
           January 31, 2001                    $112,500
           April 30, 2001                      $112,500
           July 31, 2001                       $112,500
           October 31, 2001                    $112,500
           January 31, 2002                    $112,500
           April 30, 2002                      $112,500
           July 31, 2002                       $112,500
           October 31, 2002                    $112,500
           January 31, 2003                    $112,500



           April 30, 2003                     $112,500
           July 31, 2003                      $2,900,000
           October 31, 2003                   $2,900,000
           January 31, 2004                   $2,900,000
           April 30, 2004                     $2,900,000
           July 31, 2004                      $5,175,000
           October 31, 2004                   $5,175,000
           January 31, 2005                   $5,175,000
           B Term Loan Maturity Date          $5,175,000


               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Newco shall be required to repay that principal amount of Newco A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "Newco A Scheduled Repayment," and each such date, a "Newco A Scheduled Repayment Date"):


                Newco A
                Scheduled Repayment Date           Amount
                ------------------------           ------

                July 31, 1998                      L536,612.29
                October 31, 1998                   L536,612.29
                January 31, 1999                   L536,612.29
                April 30, 1999                     L536,612.29
                July 31, 1999                      L766,588.99
                October 31, 1999                   L766,588.99
                January 31, 2000                   L766,588.99
                April 30, 2000                     L766,588.99
                July 31, 2000                      L1,149,883.48
                October 31, 2000                   L1,149,883.48
                January 31, 2001                   L1,149,883.48
                April 30, 2001                     L1,149,883.48
                July 31, 2001                      L2,146,449.16
                October 31, 2001                   L2,146,449.16
                January 31, 2002                   L2,146,449.16
                April 30, 2002                     L2,146,449.16
                July 31, 2002                      L3,066,355.94
                October 31, 2002                   L3,066,355.94
                January 31, 2003                   L3,066,355.94
                A Term Loan Maturity Date          L3,066,355.94


               (iii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Newco shall be required to repay that principal amount of Newco B Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and

4.02(h) through (j), inclusive, a "Newco B Scheduled Repayment," and each such date, a "Newco B Scheduled Repayment Date"):


                Newco B
                Scheduled Repayment Date           Amount
                ------------------------           ------

                July 31, 2003                      $925,000
                October 31, 2003                   $925,000
                January 31, 2004                   $925,000
                April 30, 2004                     $925,000
                July 31, 2004                      $1,575,000
                October 31, 2004                   $1,575,000
                January 31, 2005                   $1,575,000
                B Term Loan Maturity Date          $1,575,000


               (iv) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Adience shall be required to repay that principal amount of Adience A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "Adience A Scheduled Repayment," and each such date, a "Adience A Scheduled Repayment Date"):




                Adience A
                Scheduled Repayment Date      Amount
                ------------------------      ------
                October 31, 1998              $   175,000
                January 31, 1999              $   175,000
                April 30, 1999                $   175,000
                July 31, 1999                 $   175,000
                October 31, 1999              $   250,000
                January 31, 2000              $   250,000
                April 30, 2000                $   250,000
                July 31, 2000                 $   250,000
                October 31, 2000              $   425,000
                January 31, 2001              $   425,000
                April 30, 2001                $   425,000
                July 31, 2001                 $   425,000
                October 31, 2001              $   750,000
                January 31, 2002              $   750,000
                April 30, 2002                $   750,000
                July 31, 2002                 $   750,000
                October 31, 2002              $1,200,000
                January 31, 2003              $1,200,000
                Adience A Term Loan
                Maturity Date                 $1,200,000


               (v) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Adience shall be required to repay that principal amount of Adience B-2 Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, an "Adience B-2 Scheduled Repayment," and each such date, an "Adience B-2 Scheduled Repayment Date"):


                Adience B-2
                Scheduled Repayment Date      Amount
                ------------------------      -----------

                April 30, 1998                $     96,500
                July 31, 1998                 $     96,500
                October 31, 1998              $     96,500
                January 31, 1999              $     96,500
                April 30, 1999                $     96,500
                July 31, 1999                 $     96,500
                October 31, 1999              $     96,500
                January 31, 2000              $     96,500
                April 30, 2000                $     96,500
                July 31, 2000                 $     96,500
                October 31, 2000              $     96,500
                January 31, 2001              $     96,500
                April 30, 2001                $     96,500
                July 31, 2001                 $     96,500
                October 31, 2001              $     96,500
                January 31, 2002              $     96,500
                April 30, 2002                $     96,500
                July 31, 2002                 $     96,500
                October 31, 2002              $     96,500
                January 31, 2003              $     96,500
                April 30, 2003                $     96,500
                July 31, 2003                 $     96,500
                October 31, 2003              $     96,500
                January 31, 2004              $2,000,000
                April 30, 2004                $2,000,000
                July 31, 2004                 $2,000,000
                October 31, 2004              $2,000,000
                January 31, 2005              $2,780,500
                B-2 Term Loan Maturity Date   $17,000,000


               (vi) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, Adience shall be required to repay that principal amount of Adience C Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections
4.01 and 4.02(h) through (j), inclusive, a "Adience C Scheduled Repayment," and each such date, a "Adience C Scheduled Repayment Date"):



                Adience C
                Scheduled Repayment Date           Amount
                ------------------------           ------
                April 30, 1998                     $   187,500
                July 31, 1998                      $   187,500
                October 31, 1998                   $   187,500
                January 31, 1999                   $   187,500
                April 30, 1999                     $   187,500
                July 31, 1999                      $   187,500
                October 31, 1999                   $   187,500
                January 31, 2000                   $   187,500
                April 30, 2000                     $   187,500
                July 31, 2000                      $   187,500
                October 31, 2000                   $   187,500
                January 31, 2001                   $   187,500
                April 30, 2001                     $   187,500
                July 31, 2001                      $   187,500
                October 31, 2001                   $   187,500
                January 31, 2002                   $   187,500
                April 30, 2002                     $   187,500
                July 31, 2002                      $   187,500
                October 31, 2002                   $   187,500
                January 31, 2003                   $   187,500
                April 30, 2003                     $   187,500
                July 31, 2003                      $   187,500
                October 31, 2003                   $   187,500
                January 31, 2004                   $ 2,000,000
                April 30, 2004                     $ 2,000,000
                July 31, 2004                      $ 2,000,000
                October 31, 2004                   $ 2,000,000
                January 31, 2005                   $ 2,000,000
                April 30, 2005                     $ 2,687,500
                C Term Loan Maturity Date          $58,000,000



               (c)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries (other than Newco and its Subsidiaries) receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than equity contributions to any Subsidiary of Holdings made by Holdings or any other Subsidiary of Holdings), an amount equal to 100% (or 50% (or such greater percentage, between 50% and 100%, as is needed to cause the Leverage Ratio requirement hereinafter described to be satisfied) if on the date of receipt of such cash proceeds (x) no Default or Event of Default then exists and (y) the Leverage Ratio, after the required application pursuant to this clause
(c), is less than 4.00:1.00) of the cash proceeds of such capital contribution or sale or issuance (net of underwriting or placement discounts and commissions and other costs and expenses associated therewith) shall be applied in accordance with the requirements of Sections 4.02(i) and (j).

               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Newco or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than equity contributions to Newco or any Subsidiary of Newco made by Holdings or any other Subsidiary of Holdings), an amount equal to 100% (or 50% (or such greater percentage, between 50% and 100%, as is needed to cause the Leverage Ratio requirement hereinafter described to be satisfied) if on the date of receipt of such cash proceeds
(x) no Default or Event of Default then exists and (y) the Leverage Ratio, after the required application pursuant to this clause (c), is less than 4.00:1.00) of the cash proceeds of such capital contribution or sale or issuance (net of underwriting or placement discounts or commissions and other costs and expenses associated therewith) shall be applied in accordance with the requirements of Sections 4.02(h) and (j).

               (d)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries (other than Newco and its Subsidiaries) receives any cash proceeds from any incurrence by Holdings or any of its Subsidiaries (other than Newco and its Subsidiaries) of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as such
Section is in effect on the Restatement Effective Date), an amount equal to 100% of the cash proceeds of the respective incurrence of Indebtedness (net of underwriting or placement discounts and commissions and other costs associated therewith) shall be applied in accordance with the requirements of Sections 4.02(i) and (j).

               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Newco or any of its Subsidiaries receives any cash proceeds from any incurrence by Newco or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as such
Section is in effect on the Restatement Effective Date), an amount equal to 100% of the cash proceeds of the respective incurrence of Indebtedness (net of underwriting or placement discounts and commissions and other costs associated therewith) shall be applied in accordance with the requirements of Sections 4.02(h) and (j).

               (e)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries (other than Newco and its Subsidiaries) receives cash proceeds from any sale of assets (including capital stock and securities held thereby but excluding
(x) sales
of assets permitted by Sections 9.02(v), (vi), (viii), (ix) (except to the extent required to be applied pursuant to the proviso to said clause (ix)) and (x), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied in accordance with the requirements of Sections 4.02(i) and (j).

               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Newco or any of its Subsidiaries receives cash proceeds from any sale or assets (including capital stock and securities held thereby but excluding (x) sales of assets permitted by
Section 9.02(v), (vi), (viii), (ix) (except to the extent required to be applied pursuant to the proviso to said clause (ix)) and (x)), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied in accordance with the requirements of Sections 4.02(h) and (j).

               (f)(i) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 75% (or 50% (or such greater percentage, between 50% and 100%, as is needed to cause the Leverage Ratio requirement hereinafter described to be satisfied) if on such Excess Cash Payment Date (x) no Default or Event of Default then exists and (y) the Leverage Ratio, after the required application pursuant to this clause (f), is less than 3.25:1.00) of the Holdings Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied in accordance with the requirements of Sections 4.02(i) and (j).

               (ii) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 75% (or 50% (or such greater percentage, between 50% and 100%, as is needed to cause the Leverage Ratio requirement hereinafter described to be satisfied) if on such Excess Cash Payment Date (x) no Default or Event of Default then exists and (y) the Leverage Ratio, after the required application pursuant to this clause (f), is less than 3.25:1.00) of the Newco Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied in accordance with the requirements of Section 4.02(h) and (j).

               (g)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 30 days following each date after the Restatement Effective Date on which Holdings or any of its Subsidiaries (other than Newco and its Subsidiaries) receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of costs and taxes incurred in connection with such Recovery Event) shall be applied in accordance with the requirements of Sections 4.02(i) and (j), provided that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $5,000,000, such proceeds shall not be required to be so applied on such date to the extent that Adience has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $5,000,000, (b) Adience has delivered to the Administrative Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(g)(i) in the form described in clause (x) above and also certifying the sufficiency of business interruption insurance as required by succeeding clause (c), and (c) Adience has delivered to the

Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that Adience has sufficient business interruption insurance and that Adience will be receiving regular payments thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of Adience (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount and not just the portion in excess of $5,000,000 shall be deposited as security for the Obligations with the Administrative Agent for the benefit of the Secured Creditors pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to Adience from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such reasonable certification requirements as may be established by the Administrative Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Banks may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by Adience to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the U.S. Security Agreement, and, provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used within 365 days after the date of receipt of proceeds from the respective Recovery Event or (B) if committed to be used within 365 days after the date of receipt of proceeds from the respective Recovery Event and not so used within 540 days after the date of receipt of proceeds from the respective Recovery Event, then, in either case, such remaining portion not used or committed to be used in the case of the preceding clause (A) and not used in the case of preceding clause (B), shall be applied on the date which is 365 days following the date of receipt of proceeds from the respective Recovery Event in the case of clause (A) above, or the date which is 540 days after the date of receipt of proceeds from the respective Recovery Event in the case of clause (B) above, in accordance with the requirements of Section 4.02(i) and (j).

               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 30 days following each date after the Restatement Effective Date on which Newco or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of costs and taxes incurred in connection with such Recovery Event) shall be applied in accordance with the requirements of Sections 4.02(h) and (j), provided that
(x) so long as no Default or Event of Default then exists and such proceeds do not exceed $5,000,000, such proceeds shall not be required to be so applied on such date to the extent that Newco has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $5,000,000, (b) Newco has delivered to the Administra-tive Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(g)(ii) in the form described in clause (x) above and also certifying the sufficiency of business interruption insurance as required by succeeding clause (c), and (c) Newco has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that Newco has sufficient business interruption insurance and that Newco will be receiving regular payments thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of Newco (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount and not just the portion in excess of $5,000,000 shall be deposited as security for the Obligations with the Administrative Agent for the benefit of the Secured Creditors pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to Newco from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such reasonable certification requirements as may be established by the Administrative Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Banks may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by Newco to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the U.K. Security Agreement, and, provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either
(A) not so used within 365 days after the date of receipt of proceeds from the respective Recovery Event or (B) if committed to be used within 365 days after the date of receipt of proceeds from the respective Recovery Event and not so used within 540 days after the date of receipt of proceeds from the respective Recovery Event, then, in either case, such remaining portion not used or committed to be used in the case of the preceding clause (A) and not used in the case of preceding clause (B), shall be applied on the date which is 365 days following the date of receipt of proceeds from the respective Recovery Event in the case of clause (A) above, or the date which is 540 days after the date of receipt of proceeds from the respective Recovery Event in the case of clause (B) above, in accordance with the requirements of Section 4.02(h) and (j).

               (h) Each amount required to be applied pursuant to this clause (h) as a result of the requirements of Sections 4.02(c)(ii), (d)(ii),
(e)(ii), (f)(ii) and (g)(ii), and the last sentence of Section 4.02(i), shall be applied (after the conversion by Newco of any amounts received in a currency other than Pounds Sterling into Pounds Sterling) pro rata to each Tranche of Newco Term Loans based upon the then remaining principal amounts of the respective Tranches (with each Tranche of Newco Term Loans to be allocated that percentage of the amount to be so applied as is equal to a fraction (expressed as a percentage) the numerator of which is equal to the outstanding principal amount of such Tranche of Newco Term Loans and the denominator of which is equal to the then outstanding principal amount of all Newco Term Loans). Any amount required to be applied to either Tranche of Newco Term Loans pursuant to the requirements of the immediately preceding sentence shall be applied to repay the outstanding principal amount of Newco Term Loans of the respective Tranche. The amount of each principal repayment of Newco Term Loans made as required by this clause (h) shall be applied pro rata to reduce the then remaining Scheduled Repayments of the respective Tranche based upon the then remaining amount of each Scheduled Repayment of the respective Tranche, after giving effect to all prior reductions thereto. To the extent the amount at any time required to be applied pursuant to this Section 4.02(h) exceeds the aggregate principal amount of Newco Term Loans then outstanding, then (x) such excess shall instead be required to be repatriated to Adience and (y) the amount (net of any applicable withholding taxes or other amounts required under applicable law to be withheld in respect of the amount repatriated to Adience) repatriated to Adience as described in this sentence shall be applied as otherwise required by Sections 4.02(i) and (j).

               (i) Each amount required to be applied to Adience Term Loans pursuant to this clause (i) as a result of the requirements of Sections 4.02(c)(i), (d)(i), (e)(i), (f)(i) and (g)(i), and the last sentence of
Section 4.02(h), shall be applied (after the conversion by Adience of any amounts received in a currency other than Dollars into Dollars) pro rata to each Tranche of Adience Term Loans based upon the then remaining principal amounts of the respective Tranches (with each Tranche of Adience Term Loans to be allocated that percentage of the amount to be so applied as is equal to a fraction (expressed as a percentage) the numerator of which is equal to the outstanding principal amount of such Tranche of Adience Term Loans and the denominator of which is equal to the then outstanding principal amount of all Adience Term Loans). Any amount required to be applied to any Tranche of Adience Term Loans pursuant to the requirements of the immediately preceding sentence shall be applied to repay the outstanding principal amount of Adience Term Loans of the respective Tranche. The amount of each principal repayment of Adience Term Loans made as required by this clause (i) shall be applied pro rata to reduce the then remaining Scheduled Repayments of the respective Tranche based upon the then remaining amount of each Scheduled Repayment of the respective Tranche, after giving effect to all prior reductions thereto. To the extent the amount at any time required to be applied pursuant to this Section 4.02(i) exceeds the aggregate principal amount of Adience Term Loans then outstanding, then (x) such excess (up to the aggregate principal amount of Newco Term Loans then outstanding) shall instead be required to be invested in Newco and (y) the amount so invested in Newco as described in this sentence shall be applied as otherwise required by Sections 4.02(h) and (j).

               (j)  With respect to each repayment of Loans required by this
Section 4.02, the respective Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) in the case of repayments of Dollar Loans, repayments of Eurodollar Loans of the respective Tranche pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Euro Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for the respective Tranche and Type of Loan, such Borrowing (x) in the case of Dollar Loans, shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans and (y) in the case of Sterling Loans, shall be repaid in full at the end of the then current

Interest Period (with the amount of any such repayment to be applied pro rata to reduce the then remaining Scheduled Repayments of the respective Tranche based upon the then remaining amount of each Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto); and
(iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

               (k) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, (x) all then outstanding Loans (other than Swingline Loans and Sterling Swingline Loans) of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans and (y) all then outstanding Swingline Loans and Sterling Swingline Loans shall be repaid in full on the Swingline Expiry Date.

               4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (local time in the city in which the Payment Office for the respective such payments is located) on the date when due and shall be made in (x) Dollars in immediately available funds at the appropriate Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Pounds Sterling in immediately available funds at the appropriate Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Sterling Loans, or (ii) any increased costs, indemnities or other amounts owing with respect to Sterling Loans (or Commitments relating thereto), in the case of this clause (ii) to the extent the respective Bank which is charging same denominates the amounts owing in Pounds Sterling. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (local time in the city in which such payments are to be made)) like funds relating to the payment of principal, interest or Fees ratably to the Banks entitled thereto. Any payments under this Agreement which are made later than 12:00 Noon (local time in the city in which such payments are to be made) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

               4.04 Net Payments. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Sections 4.04(b) and (c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits or franchise taxes based on net income of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penal-ties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the respective Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. If any Borrower pays any additional amount under this Section 4.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Bank shall pay to such Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such refund, reduction or credit. The respective Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the respective Borrower. Each Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

               (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Adience and the Administrative Agent on or prior to the Original Effective Date (or the Restatement Effective Date in the case of such Banks that first became party hereto on the Restatement Effective Date), or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Original Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Adience and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a
Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify Adience and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) Adience shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to Adience U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) Adience shall not be obligated pursuant to
Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to Adience the Internal Revenue Service Forms required to be provided to Adience pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), Adience agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Original Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

               (c) Each Bank that is not a resident of the United Kingdom for United Kingdom tax purposes agrees to (i) deliver to Newco and the Administrative Agent such declaration of non-residence or other similar claim as shall be requested by Newco (giving the Bank sufficient time to satisfy such requirement), as is required by statute, treaty or regulation of the United Kingdom existing on the Original Effective Date (or the Restatement Effective Date in the case of such Banks that first became party to this Agreement on the Restatement Effective Date) or which are not substantially more onerous than those existing on the Original Effective Date (or the Restatement Effective Date in the case of such Banks that first became party to this Agreement on the Restatement Effective Date) and which do not impose an unreasonable burden (in time, resources or otherwise) on the Bank, or (ii) within 45 days after the Original Effective Date (or the Restatement Effective Date in the case of such Banks that first became party to this Agreement on the Restatement Effective Date), make the requisite filing with the U.K. Inspector of Foreign Dividends (and/or the taxing authority of the jurisdiction in which such Bank's principal office is located) as required to establish its entitlement to an exemption from U.K. withholding under the double tax treaty currently in force between the United States (or the jurisdiction in which such Bank's principal office is located) and the United Kingdom.

  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) Newco shall be entitled, to the extent it is required to do so by law, to deduct and withhold income or similar taxes imposed by the United Kingdom on interest, Fees or other amounts payable hereunder for the account of any Bank which is not a resident of the United Kingdom for U.K. tax purposes to the extent that such Bank has not provided forms, declarations or other certification required to establish a complete exemption from such deduction or withholding and (y) Newco shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United Kingdom if such Bank has not provided to Newco the forms and declaration required to be provided by such Bank pursuant to the preceding sentence. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, and except as set forth in Section 13.04(b), Newco agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes. For the avoidance of doubt, nothing herein shall require any Bank to disclose any information regarding its tax affairs or computations to Newco or any of its Affiliates and no Bank shall be obligated to disclose any of its tax returns to Newco or any of its Affiliates or any agent of the foregoing.

               SECTION 5. Conditions Precedent to Restatement Effective Date. The occurrence of the Restatement Effective Date, and the obligation of each Bank to continue and/or make Loans, and the obligation of any Issuing Bank to issue Letters of Credit, on the Restatement Effective Date, is subject to the satisfaction of the following conditions:

               5.01 Execution of Agreement; Notes. On or prior to the Restatement Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Banks the appropriate Adience A Term Note, Adience B-2 Term Note, Adience C Term Note, Dollar Revolving Note and/or Sterling Revolving Note executed by the appropriate Borrower, in each case in the amount, maturity and as otherwise provided herein.

               5.02 Opinions of Counsel. On the Restatement Effective Date, the Administrative Agent shall have received from (i) Proskauer Rose LLP, special U.S. counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Restatement Effective Date in the form set forth as Exhibit E-1 and (ii) local counsel (satisfactory to the Administrative Agent), legal opinions each of which (x) shall be addressed to the Administrative Agent, the Collateral Agent and each of the Banks, (y) shall be in form and substance reasonably satisfactory to the Administrative Agent and (z) shall cover the perfection of the security interests granted pursuant to the Security Documents (as amended by the Mortgage Amendments in the case of the Original Mortgages) and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

               5.03 Corporate Documents; Proceedings; etc. (a) On the Restatement Effective Date, the Administrative Agent shall have received a certificate, dated the Restatement Effective Date, signed by an Authorized Officer of Holdings, each Borrower and each Subsidiary of Adience which is to become a Credit Party on the Restatement Effective Date (excluding any such Subsidiary which was a Credit Party in the Original Effective Date), and attested to by the Secretary or any Assistant Secretary of such Person, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation (or equivalent organizational document) and by-laws of such Person (or, in the case of Holdings and each Borrower, the text of any changes to such certificate of incorporation or by-laws) and the resolutions of such Person referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

               (b) On the Restatement Effective Date, the Administrative Agent shall have received certificates of all Credit Parties (other than the Credit Parties delivering certificates pursuant to preceding clause (a)) signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, (x) certifying that there were no changes, or providing the text of any changes, to the certificate of incorporation and by-laws of such Credit Parties as delivered pursuant to Section 5.03 of the Original Credit Agreement, (y) to the effect that each such Credit Party is in good standing in its respective state of incorporation and in those states where each such Credit Party conducts business and (z) providing the resolutions adopted by each such Credit Party with respect to the Acquisition and the amendment and restatement of this Agreement, and the obligations of such Credit Party with respect to the increased extensions of credit pursuant hereto), and the foregoing shall be reasonably acceptable to the Administrative Agent in its reasonable discretion.

               (c) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

               5.04 Employee Benefit Plans; Shareholders' Agreements; Management Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements. (a) On the Restatement Effective Date, there shall have been made available to the Administrative Agent true and correct copies of the following documents (in each case except to the extent already delivered to or made available for review by the Administrative Agent on or prior to the Original Effective Date), in each case as same will be in effect on the Restatement Effective Date after consummation of the Acquisition:

               (i) all Plans that, as of the Restatement Effective Date, are maintained, sponsored or contributed to by Holdings, any Subsidiary of Holdings, or any ERISA Affiliate (and for each such Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each such Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such Plan) (collectively, together with any agreements, plans or arrangements referred to in Section 5.04(i) of the Original Credit Agreement, and any amendments thereto referred to in Section 5.04(b), the "Employee Benefit Plans");

               (ii) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock (collectively, together with any agreements referred to in Section 5.04(ii) of the Original Credit Agreement, and any amendments thereto referred to in Section 5.04(b), the "Shareholders' Agreements");

               (iii) all agreements with members of, or with respect to, the senior management and management of Holdings or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.04(iii) of the Original Credit Agreement, and any amendments thereto referred to in Section 5.04(b), the "Management Agreements");

               (iv) all collective bargaining agreements applying or relating to any employee of Holdings or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.04(iv) of the Original Credit Agreement, and any amendments thereto referred to in
          Section 5.04(b), the "Collective Bargaining Agreements");

               (v) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the incurrence of Loans on the Restatement Effective Date (collectively, together with any agreements referred to in Section 5.04(v) of the Original Credit Agreement, and any amendments thereto referred to in Section 5.04(b), the "Existing Indebtedness Agreements"); and

               (vi) the Alpine/Holdings Tax Sharing Agreement;

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Collective Bargaining Agreements, Existing Indebtedness Agreements and the Alpine/Holdings Tax Sharing Agreement shall, except to the extent such agreements are of no force and effect on the Restatement Effective Date, be in form and substance satisfactory to the Administrative Agent and the Required Banks.

               (b) On or prior to the Restatement Effective Date, the Administrative Agent shall have received (i) a certificate of Holdings, dated the Restatement Effective date, signed by an Authorized Officer of Holdings, and attested to by the Secretary or Assistant Secretary of Holdings stating that all agreements and plans referred to in Section 5.04 of the Original Credit Agreement, previously delivered (or made available to the Administrative Agent by each Credit Party, remain in full force and effect (or specifying which of such agreements and plans do not remain in full force and effect) and (ii) any amendments thereto or additional such agreements.

               5.05 Floating Rate Loans. On or prior to the Restatement Effective Date, (i) the Floating Rate Loan Documents shall have been amended to permit the consummation of the Transaction and to incorporate any additional changes thereto that are deemed by the Administrative Agent to be reasonably necessary in light of the foregoing and (ii) the Administrative Agent shall have received true and correct copies of the Floating Rate Loan Documents as so amended and such Floating Rate Loan Documents are in form and substance satisfactory to the Administrative Agent and the Required Banks.

               5.06 Consummation of Acquisition; Etc. (a) On the Restatement Effective Date, (i) the Acquisition shall have been consummated in accordance with the Acquisition Documents and all applicable laws (except insofar as moneys to be advanced under the terms of this Agreement as are required for such purpose), (ii) each of the conditions precedent set forth in the Acquisition Documents shall have been satisfied and not waived (unless waived with the consent of the Administrative Agent and the Required Banks), and (iii) the Administrative Agent shall have received true and correct copies of the Acquisition Documents, all of which shall be in full force and effect and required to be in form and substance (including as to all of the terms and conditions thereof) satisfactory to the Administrative Agent and the Required Banks.

               (b) On the Restatement Effective Date, the capital structure of Holdings and its Subsidiaries shall be as set forth in the Organization Chart attached as Schedule IX, which shall be required to be in form and substance satisfactory to the Administrative Agent and the Required Banks.

               (c) On the Restatement Effective Date, neither Adience nor any of its Subsidiaries shall owe any amounts, by way of intercompany loans or otherwise, to Alpine or any of its Subsidiaries (other than Adience and its Subsidiaries); provided that on the Restatement Effective Date Adience and its Subsidiaries may owe up to an aggregate principal amount of $1,000,000 of intercompany loans to Alpine.

               5.07 Indebtedness to be Refinanced. (a) On or prior to the Restatement Effective Date or concurrently with the Credit Events then occurring, the total commitments under the Indebtedness to be Refinanced shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized by new back-to-back letters of credit in form and substance, and issued by an issuer, satisfactory to the respective letter of credit issuers or otherwise supported in a manner satisfactory to the respective letter of credit issuers, and all other amounts owing pursuant to the Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Indebtedness to be Refinanced shall have been terminated and be of no further force or effect except for continuing indemnification obligations described therein. The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.07(a) have been satisfied on such date.

               (b) On or prior to the Restatement Effective Date or concurrently with the Credit Events then occurring, the creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens on the assets owned or to be owned by Adience or any of its Subsidiaries granted in connection with the Indebtedness to be Refinanced. The Administrative Agent shall have received such releases of security interests in and Liens on the assets owned or to be owned by Adience and its Subsidiaries (including APHI and its Subsidiaries) as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to Adience or any of its Subsidiaries (including APHI and its Subsidiaries), or their respective predecessors in interest, in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, (ii) terminations or assignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Adience or any of its Subsidiaries (including APHI and its Subsidiaries), on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of Adience or any of its Subsidiaries (including APHI and its Subsidiaries), or their respective predecessors in interest, in each case, to secure the obligations under the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

               5.08 Adverse Change, etc. (a) On or prior to the Restatement Effective Date, nothing shall have occurred (and neither the Administrative Agent nor the Banks shall have become aware of any facts, conditions or other information not previously known) which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Administrative Agent or the Banks, or on the ability of any Credit Party to perform its obligations to the Administrative Agent and the Banks or which could reasonably be expected to have a Material Adverse Effect.

               (b) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with any Credit Event and the Transaction, the other transactions contemplated by the Documents and otherwise referred to herein or therein (excluding governmental approvals and/or consents not required to be obtained on or prior to the Restatement Effective Date) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of any Credit Event and the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon any Credit Event or the Transaction or the other transactions contemplated by the Documents.

               5.09 Litigation. On the Restatement Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or therewith or the transactions contemplated hereby or thereby, or which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the Transaction or the Acquired Business or a Material Adverse Effect.

               5.10 Acknowledgments; Assumptions. (a) Each Subsidiary Guarantor shall have executed and delivered a counterpart of this Agreement, pursuant to which it makes the acknowledgments and agreements appearing immediately preceding the signature pages of such Subsidiary Guarantors appearing at the end of this Agreement.

               (b) Each Subsidiary Guarantor which was not a Subsidiary Guarantor immediately before giving effect to the Restatement Effective Date shall have duly authorized, executed and delivered counterparts of an assumption agreement in the form of Exhibit G (the "Subsidiary Assumption Agreement").

               5.11 U.S. Pledge Agreement. On the Restatement Effective Date, Adience and each U.S. Subsidiary Guarantor shall furnish to the Administrative Agent updates, as necessary, to the schedules to the U.S. Pledge Agreement (as prepared as of the Restatement Effective Date and after giving effect thereto) and Adience and each U.S. Subsidiary Guarantor shall deliver to the Collateral Agent, as Pledgee thereunder, all of the Pledged Securities, if any, referred to therein that are owned by Adience and each U.S. Subsidiary Guarantor (to the extent not already delivered pursuant to the U.S. Pledge Agreement), (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers in the case of capital stock constituting Pledged Securities.

               5.12 U.S. Security Agreement. On the Restatement Effective Date, Adience and each U.S. Subsidiary Guarantor shall cause to be delivered to the Administrative Agent updated schedules to the U.S. Security Agreement, prepared as of the Restatement Effective Date (and after giving effect thereto), which schedules shall be true and correct in all material respects.
 In addition, each U.S. Subsidiary Guarantor which becomes party to the Subsidiary Assumption Agreement shall deliver the following:

               (i) proper Financing Statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Agreement;

               (ii) certified copies of Requests for Information or Copies
          (Form UCC-11), or equivalent reports, listing all effective financing statements that name such U.S. Subsidiary Guarantor as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name such U.S. Subsidiary as debtor (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

               (iii) evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Agreement; and

               (iv) evidence that all other actions necessary (including the amending of any existing financing statements) or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect (or maintain the perfection of) the security interests purported to be created by the U.S. Security Agreement have been taken.

               5.13 U.K. Security Documents. (a) On the Restatement Effective Date, each of the U.K. Subsidiaries, which is a party to the U.K. Security Agreement shall deliver to the Administrative Agent a notice setting forth details of any assets acquired by it subsequent to the date of the U.K. Security Agreement which are subject to any of the charges created thereunder or of any assets which, for any reason, were not subject to such charges on the date of the U.K. Security Agreement but which have become subject to any of such charges since that date.

               (b) On the Restatement Effective Date, (x) Adience shall deliver to the Administrative Agent, to the extent that Adience has not done so prior to the Restatement Effective Date, share certificates in respect of any Derivative Assets (as defined in the Adience U.K. Pledge Agreement) together with duly executed stock transfer forms with the name of the transferee, date and consideration left blank in respect of the shares represented by such share certificates and (y) Newco shall deliver to the Administrative Agent, to the extent that Newco has not done so prior to the Restatement Effective Date, share certificates or other documents of title to or representing any Derivative Assets (as defined in the Newco U.K. Pledge Agreement) together with duly executed stock transfer forms, transfers or assignments with the name of the transferee, date and consideration left blank in respect of the Derivative Assets represented by such share certificates or other documents of title.

               5.14 Mortgage; Title Insurance. On the Restatement Effective Date, the Collateral Agent shall have received:

               (a)  with respect to the New Mortgaged Properties:

                    (i) fully executed counterparts of mortgages, deeds of trust or deeds to secure debt, in each case substantially in the form of the Original Mortgages delivered to the Administrative Agent on the Original Effective Date or in such other form and substance as is reasonably satisfactory to the Administrative Agent (as modified, supplemented or amended from time to time, each a "New Mortgage" and, collectively, the "New Mortgages"), which New Mortgages shall cover such of the Real Property owned or leased by Adience and its Domestic Subsidiaries

              (after giving affect to the occurrence of the Restatement Effective Date) as shall be designated on Schedule III (and is not subject to any Original Mortgage) (each a "New Mortgaged Property" and, collectively, the "New Mortgaged Properties"), together with evidence that counterparts of the New Mortgages have been delivered to the title insurance company insuring the Lien of the New Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each New Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors; and

                   (ii) a mortgagee title insurance policy on each New Mortgaged
              Property issued by Lawyers Title Insurance Company or such other title insurer as is reasonably satisfactory to the Collateral Agent (the "New Mortgage Policies") in amounts satisfactory to the Administrative Agent assuring the Collateral Agent that the New Mortgages on such New Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective New Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such New Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Administrative Agent in its reasonable discretion may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance as the Administrative Agent in its discretion may reasonably request; and

               (b)  with respect to the Original Mortgaged Properties:

                    (i)  fully executed counterparts of
              amendments (the "Mortgage Amendments"), in form and substance satisfactory to the agents, to each of the Original Mortgages, together with evidence that counterparts of each of the Mortgage Amendments have been delivered to the title insurance company insuring the Lien of the Original Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively maintain a valid and enforceable first priority (subject to Permitted Liens) mortgage lien on each Original Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors; and

                    (ii) endorsements of the authorized issuing agent for
              title insurers reasonably satisfactory to the Collateral Agent to each Original Mortgage Policy assuring the Collateral Agent that each Original Mortgage is a valid and enforceable first priority mortgage lien on the respective Original Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens.

               5.15 Projections; Pro Forma Balance Sheet. On or prior to the Restatement Effective Date, there shall have been delivered to the Administrative Agent:

                  (i) projected financial statements for Holdings and its Subsidiaries for the period from the Restatement Effective Date to and including at least December 31, 2005 (the "Projections"), which Projections (x) shall reflect the forecasted financial condition and income and expenses of Holdings and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and thereby and (y) shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks; and

                   (ii) an unaudited pro forma consolidated balance sheet of
              Holdings and its Subsidiaries, and of each Borrower, after giving effect to the Transaction and the incurrence of all Indebtedness contemplated herein and prepared in accordance with generally accepted accounting principles, which pro forma consolidated balance sheets shall be required to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

               5.16 Solvency Certificate; Environmental Analyses; Insurance Analyses. On the Restatement Effective Date, there shall have been delivered to the Administrative Agent:

                   (i) a solvency certificate in the form of Exhibit K from the Treasurer of Holdings and dated the Restatement Effective Date;

                   (ii) Phase I environmental assessment reports with
              respect to the business and properties being acquired pursuant to the Acquisition and listed on Schedule XV, prepared by environmental consultants reasonably satisfactory to the Administrative Agent, the results of which do not disclose any environmental liabilities or potential environmental liabilities reasonably likely to result in a Material Adverse Effect; and

                   (iii) analyses and evidence of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries (including, without limitation, the Acquired Business), in scope, form and substance satisfactory to the Administrative Agent and the Required Banks and naming the Collateral Agent as an additional insured and as loss payee, and stating that such insurance shall not be cancelled or revised without at least 30 days prior written notice by the insurer to the Collateral Agent.

               5.17 Fees, etc. On the Restatement Effective Date, Adience shall have paid to the Administrative Agent and each Bank all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent and such Bank to the extent then due.

               5.18  Original Credit Agreement.   On the Restatement
Effective Date, (i) each Original Bank shall have received payment in full of all amounts (including any accrued and unpaid interest and fees) then due and owing to it under the Original Credit Agreement in respect of those Revolving Loans being repaid as contemplated by the last sentence of
Section 1.01(g), (ii) all accrued interest on all outstanding extensions of credit pursuant to the Original Credit Agreement, and all regularly accruing fees pursuant to the Original Credit Agreement, shall be repaid in full on, and through the Restatement Effective Date (whether or not same would otherwise be then due and payable pursuant to the Original Credit Agreement) and (iii) the Administrative Agent shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this
Section 5.18 have been satisfied on such date.

               5.19. Officer's Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed on behalf of Holdings by the president or vice president of Holdings, stating that all of the conditions in Sections 5.05, 5.06, 5.07, 5.18 and 6.01 have been satisfied on or prior to such date.

               SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Bank to make Loans (including Loans made on the Restatement Effective Date, but excluding Mandatory Borrowings to be made thereafter, which shall be made as provided in Section 1.01(f)), and the obligation of any Issuing Bank to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

               6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

               6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (excluding Swingline Loans and Sterling Swingline Loans), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of any Swingline Loan, BTCo shall have received the notice required by
Section 1.03(b)(i). Prior to the making of any Sterling Swingline Loan, BTCo shall have received the notice required by Section 1.03(c)(i).

               (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.03.

               The acceptance of the proceeds of each Loan or the making of each Letter of Credit Request (occurring on the Restatement Effective Date and thereafter) shall constitute a representation and warranty by each Credit Party to the Administrative Agent and each of the Banks that all the conditions specified in Section 5 (with respect to Credit Events on the Restatement Effective Date) and in this Section 6 (with respect to Credit Events on and after the Restatement Effective Date) and applicable to such Credit Event exist as of that time. All of the

Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be in form and substance satisfactory to the Administrative Agent and the Required Banks.

               SECTION 7. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, Holdings and each of the Borrowers make the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct on and as of the Restatement Effective Date and in all material respects on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

               7.01 Corporate and Other Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation,
(ii) has the requisite corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               7.02 Corporate and Other Power and Authority. Each Credit Party has the requisite corporate power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

               7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the Floating Rate Loan Documents) upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agree-ment, contract or instrument, to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Holdings or any of its Subsidiaries.

               7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (x) as have been obtained or made on or prior to the Restatement Effective Date and (y) as will be made pursuant to the terms of any Security Document, provided that all such filings as described in this clause (y) shall have been made within the time periods required by this Agreement and the relevant Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

               7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of the Acquired Business at December 31, 1996 and December 31, 1997 and the related statements of consolidated income, consolidated cash flows and shareholders' equity of the Acquired Business for the respective fiscal year ended on such date, and furnished to the Banks within 60 days following the Restatement Effective Date in accordance with Section 13.22, will be prepared in accordance with generally accepted accounting principles consistently applied.

               (b) The unaudited consolidated balance sheets of each of (x) Holdings and its Subsidiaries, (y) Adience and its Subsidiaries (excluding Newco and its Subsidiaries) and (z) Newco and its Subsidiaries, each as of April 30, 1997 and October 31, 1997, and the related unaudited consolidated and consolidating statements of income and retained earnings and statement of cash flows for the fiscal year or six-month period then ended, as the case may be, in each case furnished to the Banks prior to the Restatement Effective Date pursuant to Section 8.01(b) or (c), as the case may be, of the Original Credit Agreement, present fairly the financial condition at the respective dates of such balance sheets and results of operations for the fiscal year or six-month period, as the case may be, ended on such dates, in each case prepared in accordance with the requirements of said Sections 8.01(b) and (c) of the Original Credit Agreement.

               (c) Since October 31, 1997 (but for this purpose, assuming that the Transaction had been consummated on such date), there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, any Borrower, Holdings and its Subsidiaries taken as a whole or any Borrower and its Subsidiaries taken as a whole.

               (d) (i)   On and as of the Restatement Effective Date, after
giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (a) the sum of the assets, at a fair valuation, of each of Holdings and its Subsidiaries taken as a whole and each Borrower on a stand-alone basis will exceed their respective debts; (b) each of Holdings and its Subsidiaries taken as a whole and each Borrower on a stand-alone basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) each of Holdings and its Subsidiaries taken as a whole and each Borrower on a stand-alone basis will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(d), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

               (e) Except (i) as disclosed in the financial statements referred to in Sections 7.05(a) and (b) and (ii) liabilities arising in the ordinary course of business since October 31, 1997, there were as of the Restatement Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Holdings and its Subsidiaries taken as a whole. As of the Restatement Effective Date, neither Holdings nor any Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements referred to in Sections 7.05(a) and (b) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings, any Borrower, Holdings and its Subsidiaries taken as a whole or any Borrower and its Subsidiaries taken as a whole other than liabilities arising under the Acquisition Documents.

               (f) On and as of the Restatement Effective Date, the Projections delivered to the Administrative Agent pursuant to Section 5.15 have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances (it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved), and there are no statements or conclusions in any of the Projections which are based upon or include information known to Holdings or any Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein. On the Restatement Effective Date, Holdings and each of the Borrowers believe that the Projections are reasonable and attainable based upon the then known facts and circumstances, it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.

               7.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Holdings or any Borrower, threatened (i) with respect to any Document or (ii) that are reasonably likely to result in a Material Adverse Effect.

               7.07 True and Complete Disclosure. All factual information (other than the Projections, which are covered in Section 7.05(f)) (taken as a whole) furnished by any Credit Party in writing to the Administrative Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

               7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Adience A Term Loans, Adience B-2 Term Loans and Adience C Term Loans will be used by Adience (i) to effect the Transaction, (ii) to pay fees and expenses related to the Transaction and (iii) to the extent that proceeds of the Adience A term Loans, Adience B-2 Term Loans and Adience C Term Loans remain after the application of same pursuant to clauses (i) and (ii) above, to repay outstanding Revolving Loans.

               (b) The proceeds of Revolving Loans incurred by each Revolving Loan Borrower will be used for such Revolving Loan Borrower's and its Subsidiaries' (excluding, in the case of Borrowings of Revolving Loans by Adience, Hepworth and its Subsidiaries) general corporate and working capital purposes, provided that in no circumstances shall any Revolving Loans incurred by Hepworth be used to repay Loans incurred in connection with the acquisition of Hepworth by Newco.

               (c) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X.

               7.09  Tax Returns and Payments.  Except as set forth on
Schedule XII, Holdings and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority, all Federal, state, local, foreign and other returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries. The Returns accurately reflect all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Holdings and each of its Subsidiaries have paid all taxes payable by them other than taxes contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Restatement Effective Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, is aware of any agreement or waiver extending any statute of limitations relating to the payment or collection of other taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. None of Holdings or any of its Subsidiaries has provided, with respect to itself or property held by it, any consent under Section 341 of the Code. None of Holdings or any of its Subsidiaries has incurred, or will incur, any tax liability in connection with the Acquisition or any other transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect.

               7.10 Compliance with ERISA. (a) Schedule XIII sets forth each Plan that, on the Restatement Effective Date is maintained, sponsored or contributed to by Holdings, any Subsidiary of Holdings or any ERISA Affiliate; and each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code or its prototype Plan document (to the best knowledge of Holdings in the case of multiemployer plans (as defined in section 4001(a)(3) of ERISA)) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code. None of the following conditions exist, the liability for which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect: no Reportable Event has occurred with respect to a Plan; none of Holdings or any of its ERISA Affiliates received notice that any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Restatement Effective Date by $2,500,000; no Plan which is subject to Section 412 of the Code or
Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan (other than with respect to the obligation to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) in the ordinary course of business) pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201,
4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code
or expects to incur any such liability under any of the foregoing Sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the knowledge of Holdings or any Subsidiary of Holdings or any ERISA Affiliate, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $6,250,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code and no material liability exists or could arise as a result of any failure to so comply; and no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) and which, as of the Restatement Effective Date, could reasonably be expected to give rise to a liability for such benefits based on the accumulated post-retirement benefit obligation determined by Holdings' actuaries in accordance with Statement of Financial Accounting Standards No. 106 that exceeds $10,500,000 or any pension plan of Holdings or its Subsidiaries, that is not tax-qualified under Section 401(a) of the Code, the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to so comply would not result in a Material Adverse Effect.
 Except as would not result in a Material Adverse Effect, all contributions required to be made with respect to a Foreign Pension Plan have been timely made. Except as would not result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. Except as would not result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of Holdings on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

               7.11 The Security Documents. (a) The provisions of the U.S. Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties party thereto in the U.S. Security Agreement Collateral described therein, subject to the provisions of the U.S. Security Agreement, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected first lien on, and security interest in, all right, title and interest in all of the U.S. Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of the Assignment of Security Interest in U.S. Patents and Trademarks in the form attached to the U.S. Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement will create, as may be perfected by such filing and recordation, a perfected security interest granted to the Collateral Agent in the trademarks and patents covered by the U.S. Security Agreement and the recordation of the Assignment of Security Interest in U.S. Copyrights in the form attached to the U.S. Security Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement will create, as may be perfected by such filing and recordation, a perfected security interest granted to the Collateral Agent in the copyrights covered by the U.S. Security Agreement. Except for filings made pursuant to Section
5.12 on or prior to the Restatement Effective Date, no additional filings with respect to the U.S. Security Agreement are required at the time of, or in connection with the occurrence of, the Restatement Effective Date.

               (b) Subject to the terms of the U.S. Pledge Agreement, the security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the U.S Pledge Agreement constitute first priority perfected security interests in the Pledged Securities described in the U.S. Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities under the U.S. Pledge Agreement.

               (c) Subject to the terms of the Mortgages (as amended by the Mortgage Amendments in the case of the Original Mortgages), the Mortgages create, for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens). Schedule III contains a true and complete list of each parcel of Real Property owned or leased by Holdings and its Subsidiaries on the Restatement Effective Date, and the type of interest therein held by Holdings or such Subsidiary. Holdings and each of its Subsidiaries have good and marketable title to all fee-owned Real Property and valid leasehold title to all Leaseholds, in each case free and clear of all Liens except Permitted Liens.

               (d) Subject to the terms of the respective U.K. Security Documents, the security interests created in favor of the Collateral Agent, as Chargee, for the benefit of the Secured Creditors under the U.K. Security Documents constitute first priority perfected security interests in the assets charged pursuant to the U.K. Security Documents, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the assets charged pursuant to the U.K. Security Documents other than the filing of the U.K. Security Documents together with duly completed Companies Forms M395 with the Registrar of Companies in England and Wales within 21 days of the date of those documents (which filings, if this representation is made at any time after the 21st day following the Restatement Effective Date, have been made).

               7.12 Representations and Warranties in Other Documents. All representations and warranties set forth in the Documents (other than the Credit Documents) were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made); provided that, to the extent such representations and warranties in the Acquisition Documents were made by the sellers thereunder, the representations and warranties made pursuant to this Section 7.12 are to the best knowledge of the Credit Agreement Parties.

               7.13 Properties. Holdings and each of its Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the financial statements referred to in Sections 7.05(a), (b) and (c) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.

               7.14 Capitalization. On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of (w) Holdings shall consist of (i) 500,000 shares of common stock, $.01 par value per share, of which 84,396 shares are issued and outstanding, (ii) 100,000 shares of Class B Common Stock, par value $.01 per share, of which 16,751 shares are issued and outstanding and (iii) 400,000 shares of preferred stock, $.01 par value per share, (x) Adience shall consist of 1,000 shares of common stock, $.01 par value per share, (y) Newco shall consist of (i) 12,499,900 ordinary shares of L1 each, and (ii) 10,500,000 shares of 6% fixed non-cumulative redeemable preferred shares of L1, and (z) Hepworth shall consist of 12,500,000 ordinary shares of L1 each. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Neither Holdings nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

               7.15 Subsidiaries. Schedule IV correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, each Subsidiary of Holdings, and the direct and indirect ownership interest of Holdings therein. Schedule IX correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, an Organization Chart showing the corporate structure of Holdings and its Subsidiaries, consistent with Schedule IV.

               7.16 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               7.17 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

               7.18 Public Utility Holding Company Act. Neither Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               7.19 Environmental Matters. (a) Holdings and each of its Subsidiaries have complied with, and on the date of such Credit Event are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of Holdings or any Borrower, overtly threatened Environmental Claims against Holdings or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership or operation by Holdings or any of its Subsidiaries of any Real Property no longer owned by Holdings or any of its Subsidiaries) or, to the best knowl-edge of Holdings or any Borrower, any Real Property owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries (including any Real Property formerly owned or operated by Holdings or any of its Subsidiaries but no longer owned by Holdings or any of its Subsidiaries) or, to the best knowledge of Holdings or any Borrower, any real property adjoining or adjacent to any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries, or (ii) to cause any Real Property owned or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

               (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries where such generation, use, treatment, storage or transportation has violated or would reasonably be expected to violate any applicable Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by Holdings or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate any applicable Environmental Law.

               (c) Notwithstanding anything to the contrary in this Section 7.19, the representations made in this Section 7.19 shall not be untrue unless the aggregate effect of all violations, Environmental Claims, facts, circumstances, conditions, occurrences, restrictions, failures and noncompliances of the types described above would reasonably be expected to have a Material Adverse Effect.

               7.20 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule XIV, there is (i) no unfair labor practice complaint pending against Holdings any of its Subsidiaries or, to the best knowledge of Holdings or any Borrower, overtly threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or any Borrower, overtly threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or any Borrower, overtly threatened against Holdings or any of its Subsidiaries, (iii) to the best knowledge of Holdings or any Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and (iv) no payments are due and no circumstances exist which might make any payment due by any of the U.K. Subsidiaries under the provisions of the Employment Rights Act 1996, except (with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

               7.21 Patents, Licenses, Franchises and Formulas. Each of Holdings and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including but not limited to rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

               7.22 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of Holdings and its Subsidiaries as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and the Floating Rate Loans, the "Existing Indebtedness"), in each case, showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guaranteed such debt.

               7.23 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation thereof, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction to the extent then required have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or the occurrence of any Credit Event or the performance by any Credit Party of its obligations under the Documents to which it is party.

               7.24 Special Purpose Corporation. Holdings has no significant assets (other than the capital stock of Adience) or liabilities (other than those liabilities under this Agreement, the Floating Rate Loan Documents and the Acquisition Documents).

               7.25 No Tax Sharing Agreements. On the Restatement Effective Date, neither Holdings nor any of its Subsidiaries is party to any tax sharing, tax allocation or other similar agreements other than the Alpine/Holdings Tax Sharing Agreement (collectively, including the Alpine/Holdings Tax Sharing Agreement, the "Tax Sharing Agreements").

               7.26 Updated Security Agreement and Pledge Agreement Schedules. (a) The updated schedules to the U.S. Pledge Agreement and the U.S. Security Agreement furnished pursuant to Sections 5.11 and 5.12 are true and correct, in all material respects, as of the Restatement Effective Date, and accurately present all information which was originally required to be scheduled pursuant to the U.S. Pledge Agreement and the U.S. Security Agreement on the Original Effective Date, but modified to reflect the additional Credit Parties on the Restatement Effective Date and any changes which occurred between the Original Effective Date and the Restatement Effective Date.

               (b) The information set forth in any and all notices delivered pursuant to Section 5.13 is true and accurate in all material respects.

               SECTION 8. Affirmative Covenants. Holdings and each Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

               8.01 Information Covenants. The Credit Agreement Parties will furnish to each Bank:

               (a) Monthly Reports. Within 30 days after the end of each fiscal month of Holdings (excluding any fiscal month which ends on the last day of a fiscal quarter or fiscal year of Holdings), the consolidated balance sheet of each of (x) Holdings and its Subsidiaries, (y) Adience and its Subsidiaries and (z) Newco and its Subsidiaries, each as at the end of such fiscal month and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month (provided that the Credit Agreement Parties shall only be required to show such comparative information with respect to Hepworth and its Subsidiaries for any period prior to the Original Effective Date to the extent of such comparative figures may be practicably obtained).

               (b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated (and, in the case of the statements for Holdings and its Subsidiaries, consolidating) and consolidating balance sheets of each of (x) Holdings and its Subsidiaries, (y) Adience and its Subsidiaries and (z) Newco and its Subsidiaries, each as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of Holdings, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the important operational and financial developments during the quarterly and year-to-date periods.

               (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated (and, in the case of the statements for Holdings and its Subsidiaries, consolidating) balance sheets of each of (x) Holdings and its Subsidiaries, (y) Adience and its Subsidiaries and (z) Newco and its Subsidiaries, each as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of the consolidating financial statements, by the chief financial officer of Holdings and (y) in the case of the consolidated financial statements, by Arthur Andersen LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the respective financial statements, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management's discussion and analysis of the important operational and financial developments during the respective fiscal year.

               (d) Management Letters. Promptly after Holdings' or any of its Subsidiaries' receipt thereof, a copy of any "management letter" addressed to the board of directors of Holdings or such Subsidiary from its certified public accountants and the management's responses thereto.

               (e) Budgets. No later than 30 days after the first day of each fiscal year of Holdings, budgets (for (i) Holdings and its Subsidiaries taken as a whole, (ii) Adience and its Subsidiaries and (iii) Newco and its Subsidiaries) in form satisfactory to the Administrative Agent and the Required Banks (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Holdings for (x) each of the months of such fiscal year prepared in reasonable detail and (y) the immediately following fiscal year prepared in summary form, in each case accompanied by the statement of the chief financial officer of Holdings to the effect that, to the best of his knowledge, the respective budget is a reasonable estimate for the period covered thereby.

               (f) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(b) and (c), a certificate of the chief financial officer of Holdings to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Section 4.02(f) (to the extent delivered with the financial statements required by Section 8.01(c)), 9.03, 9.04, 9.05 and 9.07 through 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) if delivered with the financial statements required by Section 8.01(c), set forth in reasonable detail the amount of Holdings Excess Cash Flow and Newco Excess Cash Flow for the respective Excess Cash Payment Period.

               (g) Notice of Default or Litigation. Promptly, and in any event within three Business Days (or five Business Days in the case of following clause (ii)) after an executive or financial officer of any Credit Agreement Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending
(x) against Holdings or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect,
(y) with respect to any material Indebtedness of Holdings or any of its Subsidiaries or (z) with respect to any Document.

               (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all other financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the "SEC") or the Registrar of Companies in England and Wales or shall deliver to its shareholders or to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

               (i) Environmental Matters. Promptly upon, and in any event within ten Business Days after, an executive or financial officer of any Credit Agreement Party obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:

               (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

               (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

               (iii)     any condition or occurrence on any
          Real Property owned or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

               (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency (with the items described above in preceding clauses
          (i) through (iv) being herein called, collectively, "Environmental Matters").

               All such notices shall describe in reasonable detail the nature of the respective Environmental Matter and Holdings' or such Subsidiary's intended response thereto. In addition, Holdings or any of its Subsidiaries will provide the Banks with copies of all communications between Holdings or any of its Subsidiaries and any government or governmental agency relating to Environmental Laws which would reasonably be expected to have a Material Adverse Effect, all notices of any Environmental Claims, and such detailed reports of any outstanding Environmental Claim as may reasonably be requested by the Banks; provided, that in any event Holdings and its Subsidiaries shall deliver to each Bank all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for response costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

               (j) Annual Meetings with Banks. At the request of the Administrative Agent, at a date to be mutually agreed upon between the Administrative Agent and Adience occurring on or prior to the 120th day after the close of each fiscal year of Holdings, Adience shall hold a meeting with all of the Banks at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings and its Subsidiaries.

               (k) Notices Pursuant to Acquisition Documents. Promptly after the receipt or delivery thereof by any Credit Agreement Party or any of its Subsidiaries, copies of any notices (excluding immaterial notices not involving adjustments to the purchase price, claims for indemnities or damages, notices of breach or similar types of claims or notices) sent or received by any Credit Agreement Party or any of its Subsidiaries after the Restatement Effective Date pursuant to any Acquisition Document.

               (l) Canadian Working Capital Outstandings. Promptly after the close of each fiscal month of Holdings, a certificate of an Authorized Officer of Holdings certifying the Dollar Equivalent of the amount of Canadian Subsidiary Working Capital Oustandings at such time.

               (m) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as any Bank may reasonably request.

               8.02 Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Upon prior notice, Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, during regular business hours and under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Bank may request.

               8.03 Maintenance of Property; Insurance. (a) Schedule VI sets forth a true and complete listing of all insurance maintained by Holdings and its Subsidiaries as of the Restatement Effective Date. Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in reasonably good working order and condition, ordinary wear and tear excepted, (ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties in the same general areas in which Holdings or any of its Subsidiaries operates, and
(iii) furnish to the Administrative Agent or any Bank, upon written request, full information as to the insurance carried. At any time that insurance at levels described on Schedule VI is not being maintained by Holdings or any Subsidiary of Holdings, Holdings will, or will cause one of its Subsidiaries to, promptly notify the Administrative Agent and the Banks in writing and, if thereafter notified by the Required Banks to do so, Holdings or any such Subsidiary, as the case may be, shall obtain such insurance at such levels to the extent such insurance is reasonably available. In addition to the requirements of the two immediately preceding sentences, Holdings will, and will cause each of its Subsidiaries to, at all times cause property and business interruption insurance of the types described in Schedule VI to be maintained (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amounts described on Schedule VI.

               (b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or its Subsidiaries) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be cancelled or revised without at least 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the Secured Creditors, (iv) shall contain the standard non-contributing mortgage clause endorsement in favor of the Collateral Agent with respect to hazard liability insurance, (v) shall, except in the case of public liability insurance, provide that any losses shall be payable notwithstanding (A) any act or neglect of Holdings or any of its Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary, (C) any foreclosure or other proceeding relating to the insured properties or (D) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent (although proceeds received thereunder shall be permitted to be used, subject to (x) the absence of any Default under Section 10.01 and 10.05 and to the absence of any Event of Default and
(y) compliance with the relevant provisions thereof, in the manner contemplated by Section 4.02(g)).

               (c) If Holdings or any of its Subsidiaries shall fail to insure its property in accordance with this Section 8.03, or if Holdings, or if Holdings any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon 10 Business Days' prior notice to Adience, to procure such insurance and Holdings and each of the Borrowers agree to reimburse the Collateral Agent for all costs and expenses of procuring such insurance.

               8.04 Corporate Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets by Holdings or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect.

               8.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               8.06 Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as is reasonably required in connection with the operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries.

               (b) At the written request of the Administrative Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, Adience will provide, at its sole cost and expense, an environmental site assessment report concerning any Real Property owned or operated by Holdings and its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated reasonably likely cost of any removal or remedial action required under Environmental Laws in connection with such Hazardous Materials on such Real Property, provided that in no event shall such request be made more often than once every two years for any particular Real Property unless either (i) an Event of Default shall be in existence or (ii) the Banks receive notice under Section 8.01(i) of any Environmental Matter for which notice is required to be delivered for any such Real Property. If Adience fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Adience, and Adience shall grant and hereby grants to the Administrative Agent and the Banks and their agents access to such Real Property and specifically grant the Administrative Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment using a nationally recognized environmental consulting firm reasonably acceptable to Adience at any reasonable time upon reasonable notice to Adience, all at the sole costs and reasonable expense of Adience.

               8.07 ERISA. As soon as possible and, in any event, within 20 days after Holdings or any Subsidiary of Holdings or any ERISA Affiliate knows or could be reasonably expected to know of the occurrence of any of the following, Adience will deliver to each of the Banks a certificate of the chief financial officer of Adience setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required to be given to or filed with or by Holdings, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that Adience has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or could reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Restatement Effective Date by $2,500,000 or more; that proceedings could reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or could reasonably be expected to incur any liabilities (including any indirect, contingent or secondary liabilities) that, individually or in the aggregate, exceed $6,250,000 to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l)
of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiaries of Holdings could reasonably be expected to incur any liability not existing on the Restatement Effective Date pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) other than liabilities for such benefits, determined as of the Restatement Effective Date, which could reasonably be expected to be less than $10,500,000, based on the accumulated post-retirement benefit obligations as calculated by Holdings' actuaries in accordance with Statement of Financial Accounting Standard No. 106 or any pension plan of Holdings or its Subsidiaries that is not tax-qualified under
Section 401(a) of the Code or any Foreign Pension Plan. Holdings will deliver to each of the Banks (i) a complete copy of the annual report on Internal Revenue Service Form 5500-series of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such annual report has been filed with the Internal Revenue Service or such notice has been received by Holdings, the Subsidiary or the ERISA Affiliate, as applicable.

               8.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its, and each of its Subsidiaries', fiscal years to end on April 30, and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on July 31, October 31, January 31 and April 30.

               8.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               8.10 Payment of Taxes. Holdings will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Holdings or any of its Subsidiaries; provided that neither Holdings nor any of its Subsidiaries will be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

               8.11 Additional Security; Further Assurances. (a) Not later than 30 days after any request is received by Adience from the Administrative Agent or the Required Banks, the Credit Agreement Parties shall cause (x) any Domestic Subsidiary which is not already a U.S. Subsidiary Guarantor to become a U.S. Subsidiary Guarantor by executing and delivering a counterpart of the Subsidiary Assumption Agreement and (y) any Foreign Subsidiary which is not already a Guarantor to become an additional Guarantor by entering into an unconditional guarantee of all obligations of the U.K. Borrowers pursuant to this Agreement and the other Credit Documents, in each case pursuant to a guarantee in form and substance (and governed by the laws of a jurisdiction) satisfactory to the Administrative Agent (with each guarantee delivered pursuant to this clause (y), or pursuant to Section 8.12, being herein called an "Additional Guaranty"). Notwithstanding anything to the contrary contained above, in no event shall an Immaterial Foreign Subsidiary be required to become a Credit Party or be required to execute and delivery any Guaranty or any Security Document.

               (b) Adience will, and will cause each of its Subsidiaries (other than the Canadian Subsidiaries of Adience which grant security interests in their operating assets and properties in connection with the Canadian Subsidiary Working Capital Facility; it being understood that (x) 65% of the Voting Stock (as defined in the U.S. Pledge Agreement) and (y) 100% of the non-Voting Stock of the first-tier Canadian Subsidiaries of Adience or any U.S. Subsidiary Guarantor shall be pledged pursuant to the U.S. Pledge Agreement) to, (x) grant to the Collateral Agent security interests and mortgages in such assets and properties of Holdings and its Subsidiaries as are not covered by the original Security Documents (without limiting the foregoing, which grant may be required in respect of all or any part of the assets of any Person which becomes a Guarantor after the Restatement Effective Date pursuant to the requirements of preceding clause (a)) and (y) enter into any additional security documentation as may be deemed by the Administrative Agent or the Required Banks as necessary or desirable (including, in the case of any pledge of stock of a Foreign Subsidiary by Adience or a Domestic Subsidiary, such additional documentation or actions requested under the relevant local law of the jurisdiction of organization of the Foreign Subsidiary as may be requested), in each case as may be requested from time to time by the Administrative Agent or the Required Banks (collectively, together with any security documents entered into pursuant to Section 8.12, the "Additional Security Documents"). Notwithstanding anything to the contrary contained above in this clause (b), in no event will Adience or any Domestic Subsidiary be required to pledge a greater percentage of the voting stock of any Foreign Subsidiary than is originally provided in the U.S. Pledge Agreement, except to the extent otherwise required by following Section 8.12. All security interests and mortgages created as required by this Section 8.11(b) shall be granted pursuant to documentation in form and substance (and shall be governed by law) reasonably satisfactory to the Administrative Agent and shall constitute (after giving effect to any filings or recording required in accordance with applicable law, which filings and recordings shall be required to be made) valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full by the Credit Agreement Parties or their respective Subsidiaries.

               (c) Holdings will, and will cause each of its Subsidiaries to, at the expense of Holdings and its Subsidiaries, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings and each of the Borrowers will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure themselves that this Section 8.11 has been complied with.

               (d) Holdings and each of the Borrowers agree that each action required above by this Section 8.11 shall be completed within 30 days (or such longer period as may be required under local law) after such action is either requested to be taken by the Administrative Agent or the Required Banks or required to be taken by Holdings and its Subsidiaries pursuant to the terms of this Section 8.11.

               (e) In the event that the Administrative Agent or the Required Banks at any time after the Restatement Effective Date determine in their sole discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that a real estate appraisal satisfying the requirements set forth in 123 C.F.RA., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with the Mortgaged Property, then, within 90 days after receiving written notice thereof from the Administrative Agent or the Required Banks, as the case may be, Adience shall cause such Required Appraisal to be delivered, at the expense of Adience, to the Banks which Required Appraisal, and the respective appraiser, shall be reasonably satisfactory to the Administrative Agent.

               8.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, Proskauer Rose LLP or such other counsel for Adience as may be reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Banks deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and Adience, with respect to any Foreign Subsidiary of Adience which has not already had all of its stock pledged pursuant to the U.S. Pledge Agreement that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the U.S. Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the U.S. Subsidiary Guaranty, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the U.S. Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the U.S. Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary will execute and deliver the U.S. Security Agreement (or another security agreement in substantially similar form, if needed), granting the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of all Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event that the respective Foreign Subsidiary shall have executed and delivered a Guaranty, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary will execute and deliver the U.S. Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of all Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of the respective security documents or guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Administrative Agent.

               8.13 Maintenance of Corporate Separateness. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. The Credit

Agreement Parties shall take all actions as shall be required so that, at all times, at least (x) one director of Holdings is not also a director of any Borrower and (y) at least one director of the Borrower is not also a director of Holdings. No Borrower nor any of its respective Subsidiaries shall make any payment to a creditor of any of Holdings, Alpine or any Subsidiary of Alpine (other than Adience and its Subsidiaries) in respect of any liability of any such Person, and no bank account of any of Holdings, Alpine or any Subsidiary of Alpine (other than Adience and its Subsidiaries) shall be commingled with any bank account of Holdings, Alpine or any Subsidiary of Alpine (other than Adience and its Subsidiaries). In dealing with their respective creditors, none of Holdings, Alpine or any Subsidiary of Alpine shall act in a manner which would cause its creditors to believe that any such Person was not a separate corporate entity from the other such Persons. Finally, no Credit Agreement Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could result in the corporate existence of Adience or any of its Subsidiaries being ignored, or in the assets and liabilities of Adience or any of its respective Subsidiaries being substantively consolidated with those of any of Holdings, Alpine or any Subsidiary of Alpine (other than Adience and its Subsidiaries) in a bankruptcy, reorganization or other insolvency proceeding.

               8.14 Ownership of Certain Subsidiaries. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Credit Agreement Parties shall take all action necessary so that at all times (i) Holdings directly owns 100% of the capital stock of Adience, (ii) Adience directly owns 100% of the capital stock of Newco (at least 45.35% of which capital stock shall at all times be non-voting capital stock owned by Adience, with the remaining equity interests being voting stock owned by Adience, and with 100% of said non-voting stock, and 65% of such voting stock, being at all times pledged by Adience pursuant to the U.S. Pledge Agreement), and (iii) Newco directly owns 100% of the capital stock of Hepworth, all of which capital stock shall be pledged pursuant to the U.K. Security Documents.

               8.15 Acquisition Documents. Holdings will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the Acquisition Documents by which it is bound, and to procure the compliance by the other parties to the Acquisition Documents of their obligations under the Acquisition Documents.

               8.16 Permitted Acquisitions. Subject to the provisions of this Section 8.16, Section 9.02(ii) and the requirements contained in the definition of Permitted Acquisition, Adience and its Wholly-Owned Subsidiaries may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (i) Adience shall have given the Administrative Agent and the Banks at least 10 Business Days' prior written notice of any Permitted Acquisition, (ii) based on calculations made by Adience on a Pro Forma Basis after giving effect to the respective Permitted Acquisition and any Indebtedness (including without limitation Acquired Indebtedness, Permitted Acquisition Subordinated Indebtedness and any Revolving Loans) incurred, issued or assumed in connection with the respective Permitted Acquisition or to finance same, no Default or Event of Default will exist under, or would have existed during the periods covered by, the financial covenants contained in Sections 9.08 through 9.11, inclusive, of this Agreement, (iii) based on good faith projections prepared by Adience for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 through 9.11 inclusive shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 through 9.11, inclusive, of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition, (iv) Adience shall certify that the proposed Permitted Acquisition could not reasonably be expected to result in materially increased tax (excluding income and similar taxes as a result of increased earnings which may result from the respective Permitted Acquisition), ERISA or environmental liabilities with respect to Holdings or any of its Subsidiaries, it being understood that any determination of whether the proposed Permitted Acquisition could reasonably be expected to result in such materially increased tax, ERISA or environmental liabilities shall take into account, inter alia, (x) any available indemnities and (y) the timing and likelihood of payment thereunder and (v) Adience shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Representative of the Borrowers, certifying (A) to the best of his knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by the preceding clauses (ii) and (iii) and (B) compliance with the requirements of Section 9.02(ii).

               SECTION 9. Negative Covenants. Holdings and each of the Borrowers hereby covenant and agree that on and after the Restatement Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

               9.01 Liens. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Credit Agreement Party or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

               (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

               (ii) Liens in respect of property or assets of Adience or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and
          (x) which do not in the aggregate materially detract from the value of the Adience's or such Subsidiary's property or assets taken as a whole or materially impair the use thereof in the operation of the business of Adience or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

               (iii)     Liens in existence on the Restatement
          Effective Date which are listed, and the property subject thereto described, in Schedule VII, but only to the respective date, if any, set forth in such Schedule VII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on Schedule VII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

               (iv) Permitted Encumbrances;

               (v)  Liens created pursuant to the Security Documents;

               (vi) licenses, leases, sublicenses or subleases granted to other Persons not materially interfering with the conduct of the business of Adience and its Subsidiaries taken as a whole;

               (vii) Liens upon assets of Adience or its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by
          Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Adience or any Subsidiary of Adience;

               (viii)    Liens placed upon equipment or
          machinery used in the ordinary course of business of Adience or any of its Subsidiaries at the time of acquisition thereof by Adience or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (viii) shall not at any time exceed $6,500,000 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of Adience or such Subsidiary;

               (ix) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing
          Indebtedness and not materially interfering with the conduct of the business of Adience or any of its Subsidiaries;

               (x)  Liens arising from precautionary UCC
          financing statement filings regarding operating leases entered into by Adience or any of its Subsidiaries in the ordinary course of business;

               (xi) Liens arising out of the existence of judgments, decrees or awards not constituting an Event of Default under Section 10.09, provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, except as permitted by following clause (xiii));

               (xii)     statutory and common law landlords'
          liens under leases to which Adience or any of its Subsidiaries is a party;

               (xiii)    Liens (other than any Lien imposed by
          ERISA) (x) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or
          (y) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and (z) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, provided that the aggregate amount of deposits at any time pursuant to clauses (y) and (z) shall not exceed $12,500,000 in the aggregate;

               (xiv)     the Floating Rate Loans and other
          obligations pursuant to the Floating Rate Loan Documents, as well as any obligations pursuant to Interest Rate Protection Agreements entered into by Holdings with respect to the Indebtedness evidenced by the Floating Rate Loans, may be secured by the capital stock of Adience owned by Holdings (and proceeds thereof);

               (xv) Liens securing Acquired Indebtedness incurred in accordance with Section 9.04(x) provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Adience or a Subsidiary of Adience and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Adience or a Subsidiary of Adience and (B) such Liens do not extend to or cover any property or assets of Adience or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such indebtedness became Acquired Indebtedness of Adience or a Subsidiary of Adience and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Adience or a Subsidiary of Adience;

               (xvi)     additional Liens, so long as neither
          the fair market value of all assets subject thereto, nor the aggregate amount of obligations secured thereby, exceeds $1,250,000 in the aggregate at any time outstanding; and

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

               (xvii)    Liens placed upon any of the assets
          of a Canadian Subsidiary of Adience to secure any Canadian Subsidiary Working Capital Indebtedness incurred by such Canadian Subsidiary as permitted by Section 9.04(xiii).

               9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

               (i)  Capital Expenditures by Adience and its
          Subsidiaries shall be permitted to the extent not in violation of Section 9.07(a), (b) and (c)(i);

               (ii) the Borrowers and Adience and its
          Wholly-Owned Subsidiaries shall be permitted to make Permitted Acquisitions so long as (A) such Permitted Acquisitions are effected in accordance with the requirements of Section 8.16,
          (B) after giving effect to any Permitted Acquisition, the aggregate amount paid (including for the purpose of this clause (ii) all cash consideration and the fair market value of any non-cash consideration, but excluding any Indebtedness (and any cash proceeds thereof paid as consideration) issued, incurred or assumed in connection with such Permitted Acquisition, but only if outstanding pursuant to clauses (x) and/or (xi) of Section 9.04) by Adience and its Subsidiaries in connection with such Permitted Acquisition shall not exceed the Permitted Acquisition Amount at such time (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Permitted Acquisition); and (B) with respect to each Permitted Acquisition, no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would exist after giving effect thereto;

               (iii)     Investments may be made to the extent
          permitted by Section 9.05;

               (iv) each of Adience and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04);

               (v) each of Adience and its Subsidiaries may make sales of inventory and services in the ordinary course of business;

               (vi) each of Adience and its Subsidiaries may sell equipment and other assets, to the extent not otherwise permitted under any other clause of this Section 9.02, at the fair market value thereof (as determined in good faith by management of Adience), provided that the proceeds thereof (x) shall consist of at least 80% in cash and (y) do not exceed $5,000,000 in the aggregate for all sales pursuant to this clause (vi) in any fiscal year;

               (vii)     Adience and its Subsidiaries may sell
          the Designated Assets at fair market value, provided that the proceeds thereof (x) shall consist of at least 80% in cash and
          (y) shall be used to make mandatory repayments pursuant to
          Section 4.02(e) in accordance with the terms thereof;

               (viii)    Adience and its Subsidiaries may, in
          the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to third Persons and to one another, so long as any such license by Adience or its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Security Documents (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by Adience or any of its Subsidiaries pursuant to the Security Documents in the intellectual property covered by such license;

               (ix) Adience and its Subsidiaries may from time to time, in the ordinary course of business dispose of obsolete, worn-out or outmoded equipment, so long as the respective such sales are for fair market value (as determined by Adience) and the proceeds thereof are used within one year after the date of the respective such sale to purchase replacement equipment; provided that if for any reason, and to the extent, any Net Sale Proceeds are not so utilized on or before the first anniversary of the date of the respective such sale, then on such date any Net Sale Proceeds not so used shall be applied as required by Section 4.02(e); and

               (x) the Acquisition shall be permitted to be made on the Restatement Effective Date.

To the extent the Required Banks waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, in each case so long as the respective sale is to a Person other than a Credit Agreement Party or any of its Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

               9.03 Restricted Payments. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, authorize, declare, pay or make any Restricted Payments, except that

               (i) any Subsidiary of Adience (x) may pay cash Distributions to Adience or any Wholly-Owned Subsidiary of Adience and (y) if such Subsidiary is not a Wholly-Owned Subsidiary, may pay cash Distributions to its shareholders generally so long as Adience or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

               (ii) Adience may pay cash Distributions to Holdings in the amounts and at the times that (a) any cash interest payments, increased costs or other amounts (other than principal payments), are due on the Floating Rate Loans or under the Floating Rate Loan Credit Agreement or (b) any cash payments are owing with respect to Interest Rate Protection Agreements maintained as contemplated by Section
          6.14 of the Floating Rate Loan Credit Agreement as originally in effect, in each case, so long as (x) no Default or Event of Default then exists pursuant to Section 10.01, (y) no Default or Event of Default then exists with respect to any Credit Agreement Party pursuant to Section 10.05 and (z) Holdings immediately uses such cash Distributions to make such interest or other payments; provided that (in addition to the foregoing restrictions) at any time when any Event of Default is then in existence (other than an Event of Default specified in preceding clause (x) or (y)), if the Administrative Agent or the Required Banks have given notice to Adience that payments will not be permitted to be made pursuant to this Section 9.03(ii), then for a period (each a "Payment Blockage Period") of 180 days after the giving of such notice (or such shorter period ending on the first date thereafter when (i) such notice shall have been rescinded by the Administrative Agent or the Required Banks, as the case may be, (ii) no Event of Default remains in existence or (iii) the immediately succeeding proviso causes the termination of the respective Payment Blockage Period) no Distributions may be made pursuant to this clause (ii), provided further, that in no event shall Payment Blockage Periods pursuant to the immediately preceding proviso actually extend for more than 180 days in any period of 365 consecutive days;

               (iii)     payments may be made by Adience and
          its Subsidiaries (x) to Alpine (or to Holdings, which in turn makes the respective payment to Alpine) for any taxable year of Adience in which it joins in filing a consolidated federal income tax return with Alpine or (y) to Holdings for any taxable year of Adience in which it joins in filing a consolidated federal income tax return with Holdings, but not Alpine, in either case from time to time in amounts equal to the Permitted Tax Payments owing at such time, so long as Alpine or Holdings, as the case may be, makes all payments in respect of the tax obligations of the type described in the definition of Permitted Tax Payments required to be made by the affiliated group of which such Person is the parent; provided further, that any refund attributable to Permitted Tax Payments (or similar such payments made prior to the Initial Borrowing Date by Adience and its Subsidiaries) actually received by either Alpine or Holdings shall be promptly (and in any event within two Business Days) returned to Adience (and if not so returned, shall reduce the amount of payments otherwise permitted to be made in the future by Adience and its Subsidiaries pursuant to this clause (iii));

               (iv) payments may be made by Adience and its Subsidiaries to Holdings to the extent necessary to permit Holdings to pay its reasonable professional fees and expenses in connection with complying with its reporting obligations and obligations to prepare and distribute business records, financial statements or other documents to any lender or other persons having business dealings with Holdings, or in connection with other corporate overhead items, provided that the aggregate payments pursuant to this clause (iv) shall not exceed $300,000 in any fiscal year of Holdings; and

               (v)  payments may be made by Adience and its
          Subsidiaries to Alpine (or, without duplication, to Holdings so long as Holdings immediately pays such amounts to Alpine)
          (i) for (and in amounts equal to) direct charges incurred by Alpine and attributable to Holdings and its Subsidiaries plus (but without duplication) Holdings' (and its Subsidiaries') allocable share of insurance costs for insurance maintained by Alpine which benefits Holdings and its Subsidiaries (with all allocations pursuant to preceding clause (i) to be determined by Alpine in good faith and on a fair and reasonable basis) and (ii) so long as no Default under Section 10.01 or 10.05 and no Event of Default exists at the time of any payment thereof, additional payments may be made to Alpine (on a quarterly basis in equal installments) in any fiscal year of Holdings pursuant to this clause (v) in an amount not to exceed the Alpine Permitted Amount for such fiscal year.

               Notwithstanding anything to the contrary contained in this Agreement, neither Holdings nor any of its Subsidiaries may authorize, declare, pay or make any Restricted Payments with respect to the Put Obligations; it being understood and agreed that (x) Adience Letters of Credit may be issued in an aggregate amount not to exceed $15,000,000 in order to support the Put Obligations (such Adience Letters of Credit, herein referred to as "Put Letters of Credit") and
          (y) Alpine may satisfy the Put Obligations pursuant to, and in accordance with, the terms of the Alpine Put Guaranty.

               9.04 Indebtedness. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

               (i)  Indebtedness incurred pursuant to this
          Agreement and the other Credit Documents;

               (ii) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Adience or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (ii) shall not at any time exceed $12,500,000;

               (iii)     Indebtedness under Interest Rate
          Protection Agreements entered into to protect Holdings or the Borrowers against fluctuations in interest rates in respect of Floating Rate Loans or the Obligations, as the case may be, on terms reasonably satisfactory to the Administrative Agent;

               (iv) Indebtedness evidenced by Capitalized
          Lease Obligations to the extent permitted pursuant to Section 9.07, provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (iv) exceed $5,000,000 at any time outstanding;

               (v)  Indebtedness subject to Liens permitted
          under Section 9.01(viii);

               (vi) Existing Indebtedness outstanding on the Restatement Effective Date and listed on Schedule V, without giving effect to any subsequent extension, renewal or refinancing thereof, except that with respect to the Existing Indebtedness specifically identified on Schedule V as being permitted to be refinanced, such Existing Indebtedness may be extended, renewed or refinanced (and successively extended, renewed or refinanced) so long as (x) the principal amount thereof is not increased and (y) no additional security is furnished in connection therewith;

               (vii)     Indebtedness of Holdings incurred
          under the Floating Rate Loans in an aggregate principal amount not to exceed $60,000,000 less any repayments or prepayments of principal thereof actually made;

               (viii)    Indebtedness constituting
          intercompany loans and advances to the extent permitted by
          Section 9.05(iv) and/or (ix);

               (ix) Indebtedness under Other Hedging
          Agreements providing protection against fluctuations in currency values in connection with Adience's or any of its Subsidiaries' operations so long as management of Adience or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities and are not speculative in nature;

               (x) Acquired Indebtedness may be incurred or assumed in connection with Permitted Acquisitions, so long as the aggregate principal amount of all Acquired Indebtedness incurred or assumed after the Restatement Effective Date does not exceed $3,000,000;

               (xi) to finance one or more Permitted
          Acquisitions, Adience may issue (directly as consideration, or for cash proceeds which are used as consideration, for such Permitted Acquisition) unsecured subordinated indebtedness, so long as (x) all terms thereof (including the interest rate applicable thereto, the subordination provisions thereof, the maturity and the required repayments thereof and the covenants and defaults applicable thereto) are reasonably satisfactory to the Administrative Agent and Required Banks and (y) the aggregate principal amount of all such Indebtedness ("Permitted Acquisition Subordinated Indebtedness") issued after the Restatement Effective Date does not exceed $6,250,000;

               (xii)     in addition to Indebtedness otherwise
          permitted above, Adience and its Subsidiaries may from time to time issue or incur Indebtedness (but not in connection with, or to finance, Permitted Acquisitions) so long as the aggregate principal amount of all Indebtedness at any time outstanding pursuant to this clause (xii) does not exceed $1,500,000;

               (xiii)    Indebtedness of Canadian Subsidiaries
          of Adience the proceeds of which Indebtedness are to be used for such Canadian Subsidiaries' working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed
          $6,000,000 (the "Canadian Subsidiary Working Capital

          Indebtedness"), and provided further, that all terms and conditions of such Indebtedness shall be reasonably satisfactory to the Administrative Agent and the Required Banks;

               (xiv)     Indebtedness incurred pursuant to the
          $2.8M Deferred Interest Bond in an aggregate principal amount not to exceed $2,800,000; and

               (xv) Indebtedness incurred pursuant to the AMI
          Promissory Notes in an aggregate principal amount not to exceed $1,200,000.

               9.05 Advances, Investments and Loans. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash, Cash Equivalents or Foreign Cash Equivalents (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

               (i) Adience and its Subsidiaries may acquire and hold accounts receivables, trade receivables, notes receivables, prepaid expenses and similar items owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and Adience and its Subsidiaries may own Investments received in connection with the bankruptcy, work-out, reorganization, liquidation or similar proceeding of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (ii) Adience and its Subsidiaries may acquire and hold cash and Cash Equivalents and any Foreign Subsidiary of Adience may acquire and hold Foreign Cash Equivalents;

               (iii)     Adience and its Subsidiaries may
          receive non-cash consideration in connection with any asset sale permitted by Section 9.02(vi) or (vii) but only to the extent set forth in Section 9.02(vi) or (vii), as the case may be;

               (iv) Adience and its Subsidiaries may hold the Investments held by them on the Restatement Effective Date and described on Schedule VIII without giving effect to any additions thereto or replacements thereof;

               (v)  Adience and its Subsidiaries may make
          loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $750,000;

               (vi) the Borrowers may enter into Interest Rate
          Protection Agreements to the extent permitted by Section
          9.04(iii);

               (vii)     Adience and its Subsidiaries may
          enter into Other Hedging Agreements to the extent permitted by
          Section 9.04(ix);

               (viii)    Adience and its Subsidiaries shall be
          permitted to make Capital Expenditures to the extend permitted by Section 9.07;

               (ix) after the Restatement Effective Date, (a)
          Adience and the U.S. Subsidiary Guarantors may make intercompany loans (it being understood and agreed that intercompany receivables and/or payables which arise as a result of ordinary course activities and are otherwise permitted by Section 9.06 shall not be deemed to be intercompany loans) to each other, and any U.S. Subsidiary Guarantor may make intercompany loans to any other U.S. Subsidiary Guarantor, (b) the U.K. Borrowers and each Foreign Subsidiary Guarantor may make intercompany loans to each other, (c) at any time that Canadian Subsidiary Working Capital Indebtedness is not provided by a third party, Adience may make intercompany loans to Canadian Subsidiaries of Adience in an aggregate principal amount not to exceed $6,000,000, (d) Alpine may make intercompany loans to Adience in an aggregate principal amount not to exceed $1,000,000 and
          (e) in addition to the loans permitted pursuant to preceding clauses (a), (b), (c) and (d), intercompany loans may be made between Adience and its Subsidiaries, or between Subsidiaries of Adience; provided that the aggregate principal amount of intercompany loans at any time outstanding (determined without regard to any write-downs or write-offs thereof) pursuant to this clause (e) at no time outstanding shall exceed $6,250,000; provided further, that if any loans made pursuant to this clause (ix) are evidenced by a promissory note, the respective promissory note shall be pledged to the extent such pledge is required by the terms of any Security Document;

               (x) Adience and its Wholly-Owned Subsidiaries may establish Subsidiaries to the extent permitted by Section 9.16; and

               (xi) Adience and its Subsidiaries may make additional Investments which may, but shall not be required to, be made in joint ventures or non Wholly-Owned Subsidiaries so long as the amount of the Investment then being made (taking the amount of any cash investment and the fair market value of any non-cash investment) pursuant to this clause (xi) shall not exceed the Permitted Investment Amount as then in effect.

               9.06 Transactions with Affiliates. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, enter into any transaction or series of related transactions, with Alpine or any other Affiliate of Holdings or Alpine (excluding Adience and its Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted: (i) the Transaction, (ii) Dividends may be paid to the extent provided in Section 9.03, (iii) loans may be made and other transactions may be entered into by Adience and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05, (iv) customary fees may be paid to non-officer directors of Holdings,
(v) Holdings and its Subsidiaries may enter into employment arrangements with their respective officers in the ordinary course of business and (vi) transactions between Adience and its Wholly-Owned Subsidiaries.

               In addition to the applicable requirements provided above, any transactions (other than as described in clauses (i) through (vi) above) between and among Holdings and/or its Subsidiaries on the one hand, and any of their respective Affiliates on the other hand, between and among the aforementioned parties with a value in excess of (A) $1,000,000 shall only be permitted if a majority of the disinterested directors of Alpine approve the transaction as meeting the standards set forth above in this Section 9.06 and
(B) $2,500,000 shall only be permitted if the parties thereto provide a fairness opinion from a Person, and in form and substance, satisfactory to the Administrative Agent.

               9.07 Capital Expenditures. (a) No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, make any Capital Expenditures, except that Adience and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed (x) for the fiscal year of Holdings ending in April, 1998, $15,000,000 and (y) in any fiscal year ended thereafter, $12,000,000; provided that if the Leverage Ratio as determined from the last day of any fiscal year of Holdings ending after the Restatement Effective Date (calculating the numerator as of such date and the denominator for the fiscal year then ended) is less than 3.25:1, the amount set forth in clause
(y) for the immediately succeeding fiscal year shall be increased by $2,000,000.

               (b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the amount of Capital Expenditures made by Adience and its Subsidiaries in any fiscal year set forth in clause (a) above is less than the amount permitted to be made in such fiscal year (giving effect to the proviso thereto, but without giving effect to any additional amount available as a result of this clause (b) or clause (c) below), the amount of such difference, but not in excess of 50% of the amount originally permitted to be spent in said fiscal year pursuant to said clause
(a) (giving effect to the proviso thereto if applicable), may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year of Adience; provided that during the fiscal year of Holdings ending in April, 1999, no more than $2,000,000 may be carried forward and used to make Capital Expenditures pursuant to this clause (b). Any amount carried forward into a fiscal year pursuant to this clause (b) shall, if not used to make Capital Expenditures in such fiscal year, terminate at the end thereof (and shall not be carried forward to a subsequent fiscal year).

               (c) In addition to the Capital Expenditures permitted to be made pursuant to preceding clauses (a) and (b) of this Section 9.07, (i) Adience and its Subsidiaries may make additional Capital Expenditures with the amount of insurance proceeds received by Adience or any of its Subsidiaries from any Recovery Event so long as such proceeds are used to replace or restore any properties or assets in respect of which such proceeds were paid within the time periods set forth in Section 4.02(g) (and to the extent such proceeds are not required to be applied pursuant to Section 4.02(g)) and (ii) Permitted Acquisitions shall be permitted to be made in accordance with Sections 9.02 and 8.16. To the extent Capital Expenditures are made as permitted by this clause (c), same shall not count as Capital Expenditures for purposes of determining compliance with clause (a) or (b) of this Section 9.07.

               9.08 Consolidated Fixed Charge Coverage Ratio. Holdings will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.0:1.0.

               9.09 Consolidated Interest Coverage Ratio. The Credit Agreement Parties will not permit the Consolidated Interest Coverage Ratio for any Test Period ended on the last day of a fiscal quarter of Holdings set forth below to be less than the ratio set forth opposite such fiscal quarter below:


         Holdings' Fiscal Quarter
         Ending Closest to the Last Day in              Ratio
         ---------------------------------              -----
         April, 1998                                    1.85:1
         July, 1998                                     1.85:1
         October, 1998                                  1.85:1
         January, 1999                                  1.85:1
         April, 1999                                    1.95:1
         July, 1999                                     2.00:1
         October, 1999                                  2.05:1
         January, 2000                                  2.10:1
         April, 2000                                    2.10:1
         July, 2000                                     2.15:1
         October, 2000                                  2.20:1
         January, 2001                                  2.25:1
         April, 2001                                    2.30:1
         July, 2001                                     2.35:1
         October, 2001                                  2.40:1
         January, 2002                                  2.50:1
         April, 2002                                    2.55:1
         July, 2002                                     2.60:1
         October, 2002                                  2.70:1
         January, 2003                                  2.80:1
         Thereafter                                     3.00:1


               9.10 Maximum Leverage Ratio. The Credit Agreement Parties will not permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:


          Period                                  Ratio
          ------                                  -----
          Beginning February 1, 1998 and          6.00:1
          ending January 31, 1999

          Beginning February 1, 1999 and          5.75:1
          ending April 30, 1999


          Period                                  Ratio
          ------                                  -----
          Beginning May 1, 1999 and               5.50:1
          ending July 31, 1999

          Beginning August 1, 1999 and            5.40:1
          ending October 31, 1999

          Beginning November 1, 1999 and          5.25:1
          ending January 31, 2000

          Beginning February 1, 2000 and          5.00:1
          ending July 31, 2000

          Beginning August 1, 2000 and            4.85:1
          ending October 31, 2000

          Beginning November 1, 2000 and          4.70:1
          ending January 31, 2001

          Beginning February 1, 2001 and          4.55:1
          ending July 31, 2001

          Beginning August 1, 2001 and            4.35:1
          ending October 31, 2001

          Beginning November 1, 2001 and          4.25:1
          ending January 31, 2002

          Beginning February 1, 2002 and          4.05:1
          ending April 30, 2002

          Beginning May 1, 2002 and               3.90:1
          ending July 31, 2002

          Beginning August 1, 2002 and            3.80:1
          ending October 31, 2002

          Beginning November 1, 2002 and          3.70:1
          ending January 31, 2003

          Beginning February 1, 2003 and          3.60:1
          ending April 30, 2003

          Beginning May 1, 2003 and               3.50:1
          ending July 31, 2003


          Period                                  Ratio
          ------                                  -----
          Beginning August 1, 2003 and            3.40:1
          ending October 31, 2003

          Beginning November 1, 2003 and          3.30:1
          ending January 31, 2004

          Beginning February 1, 2004 and          3.20:1
          ending April 30, 2004

          Beginning May 1, 2004 and               3.10:1
          ending July 31, 2004

          Thereafter                              3.00:1

               9.11 Minimum Consolidated EBITDA. The Credit Agreement Parties will not permit Consolidated EBITDA for any Test Period ended on the last day of a fiscal quarter of Holdings set forth below to be less than the respective amount set forth opposite such fiscal quarter below:


           Holding Fiscal Quarter Ended
           Closest to the Last Day In                       Amount
           ----------------------------                     ------
           April, 1998                                    $49,000,000
           July, 1998                                     $49,000,000
           October, 1998                                  $49,000,000
           January, 1999                                  $50,000,000
           April, 1999                                    $52,000,000
           July, 1999                                     $55,000,000
           October, 1999                                  $57,000,000
           January, 2000                                  $58,000,000
           April, 2000                                    $61,000,000
           July, 2000                                     $62,100,000
           October, 2000                                  $63,000,000
           January, 2001                                  $64,000,000
           April, 2001                                    $65,200,000
           July, 2001                                     $66,400,000
           October, 2001                                  $67,600,000
           January, 2002                                  $68,900,000
           April, 2002                                    $69,900,000
           July, 2002                                     $70,800,000
           October, 2002                                  $71,800,000
           January, 2003                                  $72,800,000
           Thereafter                                     $75,000,000

               9.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or make any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due) any Floating Rate Loan, (ii) amend or modify, or permit the amendment or modification of, any provision of any Floating Rate Loan Document, other than any amendments or modifications which do not in any way adversely affect the interests of the Banks, (iii) amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation) or by-laws or any agreement entered into by it, with respect to its capital stock (including any Shareholders' Agreement), or enter into any new agreement with respect to its capital stock unless such amendment, modification, change or other action contemplated by this clause (iv) could not be adverse to the interests of the Banks under the Credit Documents in any material respect or (v) enter into any Tax Sharing Agreement, tax allocation agreement or similar agreement.

               9.13 Limitation on Certain Restrictions on Subsidiaries. The Credit Parties will not permit any of Adience's Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Adience or any Subsidiary of Adience, or pay any Indebtedness owed to Adience or any Subsidiary of Adience, (b) make loans or advances to Adience or any Subsidiary of Adience or (c) transfer any of its properties or assets to Adience or any Subsidiary of Adience, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Adience or any Subsidiary of Adience, (iv) customary provisions restricting assignment of any licensing agreement entered into by Adience or any Subsidiary of Adience in the ordinary course of business, (v) the Floating Rate Loan Documents (so long as the restrictions contained therein are not more restrictive than those contained in such documents as in effect as of the Restatement Effective Date), (vi) restrictions on the transfer of any asset subject to a Lien permitted by Sections 9.01(iii), (vii) and
(viii), and (vii) restrictions existing on the Restatement Effective Date and specifically described in Schedule X.

               9.14 Limitation on Issuance of Capital Stock. (a) Holdings will not issue (i) any preferred stock or (ii) any redeemable common stock (except at the sole option of Holdings or such Subsidiary).

               (b) The Credit Agreement Parties will not permit any Subsidiary of Holdings to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and (iv) issuances to Adience and its Wholly-Owned Subsidiaries, so long as such issuances in no event reduce the percentage of the capital stock of the respective issuer (if any) pledged at such time pursuant to the Security Documents.

               9.15 Business. (a) No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the businesses in which Holdings and its Subsidiaries are engaged on the Restatement Effective Date and reasonable extensions thereof or incidental thereto.

               (b) Notwithstanding anything to the contrary contained in this Agreement, Holdings will engage in no business activities and will not have any significant assets (other than the capital stock of Adience) or liabilities (other than those liabilities under this Agreement, the Floating Rate Note Documents and the Acquisition Documents).

               9.16 Limitation on Creation of Subsidiaries. (a) Except as otherwise specifically provided in following clause (b), Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary; provided that, (a) Adience and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as (i) 100% of the capital stock of such new Subsidiary that is owned by any Credit Party (or 100% of the non-voting stock and 65% of the voting stock of any such Foreign Subsidiary that is owned by Adience or any Domestic Subsidiary of Adience (or 100% of such voting stock to the extent provided in Section 8.12)) is pledged pursuant to, and to the extent required by, the U.S. Pledge Agreement or other relevant Security Document and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent for the benefit of the Secured Creditors, (ii) such new Subsidiary (unless an Immaterial Foreign Subsidiary) executes a counterpart of the U.S. Subsidiary Guaranty or a Foreign Subsidiary Guaranty, as is appropriate, and, in the case of any Domestic Subsidiary of Adience, the U.S. Pledge Agreement and the U.S. Security Agreement, and (iii) such new Subsidiary, to the extent requested by the Administrative Agent or the Required Banks, takes all actions required pursuant to Section 8.11. In addition, each new Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Restatement Effective Date.
 Without prejudice to the preceding provisions of this Section 9.16(a), the Collateral Agent may require that the capital stock of a new Subsidiary be pledged pursuant to an agreement in a form suitable for enforcement in the jurisdiction in which the new Subsidiary in incorporated.

               (b) In addition to Subsidiaries created or established as permitted by preceding clause (a), after the Restatement Effective Date, Adience may establish or acquire (x) non-Wholly-Owned Subsidiaries as a result of Permitted Acquisitions, but only if the respective non-Wholly-Owned Subsidiary is a Subsidiary of the Person being acquired pursuant to the Permitted Acquisition and the requirements of the definition of Permitted Acquisition contained herein are satisfied and (y) to the extent Investments are made pursuant to Section 9.05(xi), such investments may be made in, or to acquire interests in, joint ventures or non-Wholly-Owned Subsidiaries.

               (c) Notwithstanding anything to the contrary contained in this Agreement, in no event will Holdings permit any equity interests in any of its non-Wholly-Owned Subsidiaries to be owned by Alpine or any of its Subsidiaries or Affiliates (other than Adience and its Subsidiaries).

               SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

               10.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or thereunder; or

               10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Bank pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

               10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), 8.08, 8.13, 8.14, Section 9 or Section 13.22 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02 and clause
(i) of this Section 10.03) and such default as described in this clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Banks; or

               10.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Notes) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $3,500,000 (or in the case of currencies other than Dollars, the Dollar Equivalent thereof); or

               10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not controverted within 15 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian, administrator, administrative receiver or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

               10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63,
 .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA, shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability that exceeds $2,500,000, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability that exceeds $6,000,000 to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or
4980 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) other than liabilities for such benefits which are less than $10,500,000, based on the accumulated post-retirement benefit obligation as calculated by Holdings' actuaries in accordance with Statement of Financial Accounting Standard No. 106 or any pension plans of Holdings or its Subsidiaries that are not tax-qualified under Section 401(a) of the Code or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

               10.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents (except as expressly provided by the terms thereof) shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

               10.08 Guaranties. (a) Except in accordance with the express terms of the respective Guaranty, any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty, or (b) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Guaranty; or

               10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments exceeds $3,500,000 (or in the case of currencies other than Dollars, the Dollar Equivalent thereof); or

               10.10  Change of Control.  A Change of Control shall occur; or

               10.11 Put Rights. Either (i) Alpine shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Alpine Put Guaranty or (ii) Adience shall make any payment in respect of the Put Obligations in excess of the aggregate stated amount of all Put Letters of Credit;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Banks, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 10.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any

Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms;
(iv) direct Adience to pay (and Adience agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section
10.05 with respect to any Borrower, it will pay) to the Collateral Agent at the appropriate Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Adience Letters of Credit then outstanding; (v) direct Hepworth to pay (and Hepworth agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to any Borrower, it will pay) to the Collateral Agent at the appropriate Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Hepworth Letters of Credit then outstanding; (vi) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vii) apply any cash collateral held pursuant to Section 4.02 to the repayment of the Obligations of the respective Revolving Loan Borrower.

               SECTION 11.  Definitions and Accounting Terms.

               11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "A Term Loan Maturity Date" shall mean April 15, 2003.

               "Acquired Business" shall mean the businesses and properties to be acquired pursuant to the Acquisition.

               "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person becomes a Subsidiary of or merges or consolidates with such specified Person or any of its Subsidiaries pursuant to a Permitted Acquisition (and not redeemed, defeased, retired or otherwise repaid at the time of or upon consummation of such merger or acquisition) or Indebtedness assumed in connection with the acquisition of assets from such Acquired Person pursuant to a Permitted Acquisition, but in each case excluding any Indebtedness incurred or secured by Liens (on additional assets or otherwise) in connection with, or in anticipation or contemplation of, such Acquired Person merging or consolidating with, or becoming a Subsidiary of, such specified Person.

               "Acquisition" shall mean (x) the acquisition (as described in that certain Confidential Information Memorandum, dated January 1998, and previously delivered to the Banks and consummated as described below) by Holdings of all of the issued and outstanding capital stock of APHI by way of the merger of APHI with and into Holdings, with Holdings being the surviving entity of such merger, and (y) the merger of American Premier Inc., a Delaware corporation and a Wholly-Owned Subsidiary of APHI, with and into Adience, pursuant to, and in accordance with, the terms of the Acquisition Documents.

               "Acquisition Agreement" shall mean the Agreement and Plan of Merger, dated as of January 18, 1998, among Alpine, Holdings, APHI, Minerals Trading, Inc., Ralph Feuerring, John Gehret, Charles Gehret and Stanley Weiss.

               "Acquisition Documents" shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition.

               "Additional Guaranty" shall have the meaning provided in
Section 8.11.

               "Additional Security Documents" shall have the meaning provided in Section 8.11.

               "Adience" shall have the meaning provided in the first paragraph of this Agreement.

               "Adience A Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(iv).

               "Adience A Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(iv).

               "Adience A Term Loan" shall have the meaning provided in
Section 1.01(d).

               "Adience A Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Adience A Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Adience A Term Loan Maturity Date" shall mean April 30, 2003.

               "Adience A Term Note" shall have the meaning provided in
Section 1.05(a).

               "Adience B Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(i).

               "Adience B Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(i).

               "Adience B Term Loan" shall have the meaning provided in
Section 1.01(a).

               "Adience B Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Adience B Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Adience B Term Note" shall have the meaning provided in
Section 1.05(a).

               "Adience B-2 Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(v).

               "Adience B-2 Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(v).

               "Adience B-2 Term Loan" shall have the meaning provided in
Section 1.01(e).

               "Adience B-2 Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Adience B Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Adience B-2 Term Note" shall have the meaning provided in
Section 1.05(a).

               "Adience C Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(vi).

               "Adience C Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(vi).

               "Adience C Term Loan" shall have the meaning provided in
Section 1.01(f).

               "Adience C Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Adience C Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Adience C Term Note" shall have the meaning provided in
Section 1.05(a).

               "Adience Letter of Credit" shall mean each Letter of Credit issued for the account of Adience pursuant to Section 2.01.

               "Adience Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Adience Letters of Credit and (ii) the amount of all Unpaid Drawings with respect to Adience Letters of Credit.

               "Adience Term Loan" shall mean and include each Adience A Term Loan, each Adience B Term Loan, each Adience B-2 Term Loan and each Adience C Term Loan.

               "Adience U.K. Pledge Agreement" shall mean the Charge Over Shares, dated April 15, 1997, made between Adience and the Administrative Agent and executed and delivered pursuant to Section 5.12 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

               "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Administrative Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Administrative Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Administrative Agent for determining the current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

               "Administrative Agent" shall mean Bankers Trust Company, in its capacity as Administrative Agent for the Banks hereunder, and shall include any successor to the Administrative Agent appointed pursuant to
Section 12.09.

               "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of Holdings shall include (x) any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and (y) any executive officer or director of Holdings. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

               "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed, refinanced or replaced from time to time.

               "Alpine" shall mean The Alpine Group, Inc., a Delaware corporation.

               "Alpine Permitted Amount" shall mean $2,000,000, provided that if the Leverage Ratio as determined for the last day of any fiscal year of Holdings ending after the Restatement Effective Date (calculating the numerator as of such date and the denominator for the fiscal year then ended) is (x) less than 3:1, the Alpine Permitted Amount shall instead be $4,000,000, (y) greater than or equal to 3:1, but less than 3.25:1, the Alpine Permitted Amount shall instead be $3,000,000 and (z) greater than or equal to 4:1, the Alpine Permitted Amount shall instead by $0.

               "Alpine Put Guaranty" shall mean that certain Guarantee, dated January 30, 1998, by Alpine in favor of Minerals Trading, Inc., John Gehret, Charles Gehret, Ralph Feurring and Stanley Weiss.

               "AMI Promissory Notes" shall mean (i) the $190,000 Promissory Note Due 1995, dated December 11, 1991, made by American Premier, Inc. in favor of Ferro Standard Corporation and (ii) the $1,000,000 Promissory Note Due 1995, dated December 11, 1991, made by American Premier, Inc. in favor of Ferro Metal and Chemical, Inc.

               "APHI" shall mean American Premier Holdings, Inc., a Delaware corporation.

               "Applicable Currency" shall mean Dollars or Pounds Sterling, as the case may be.

               "Applicable Margin" shall mean a percentage per annum equal to
(i) in the case of Adience A Term Loans, Newco A Term Loans and Revolving Loans that are maintained as (x) Base Rate Loans, 1.50%, and (y) Euro Rate Loans, 2.50%, less, in each case the Interest Reduction Discount, if any,
(ii) in the case of B Term Loans that are maintained as (x) Base Rate Loans, 2.00%, and (y) Euro Rate Loans, 3.00%; and (iii) in the case of Adience C Term Loans that are maintained as (x) Base Rate Loans, 2.25%, and (y) Euro Rate Loans, 3.25%.

               "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

               "Authorized Officer" of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or any Assistant Secretary of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent, BTCo and the Issuing Bank by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

               "Available Revolving Loan Commitment" shall mean, at any time and for any Bank, the Revolving Loan Commitment of such Bank as in effect less such Bank's RL Percentage of the amount of Canadian Subsidiary Working Capital Outstandings.

               "B Term Loan" shall mean each Adience B Term Loan, each Adience B-2 Term Loan and each Newco B Term Loan.

               "B Term Loan Maturity Date" shall mean April 15, 2005.

               "B-2 Term Loan Maturity Date" shall mean April 30, 2005.

               "Bank" shall mean each financial institution listed on
Schedule I, as well as any Person which becomes a "Bank" hereunder pursuant to Section 1.13 or 13.04(b).

               "Bank Default" shall mean (i) the refusal (which has not been retracted) or the failure of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing or Mandatory Sterling Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or
(ii) a Bank having notified in writing any Borrower and/or the

Administrative Agent that such Bank does not intend to comply with its obligations under Section 1.01(g), 1.01(i), 1.01(k) or 2.

               "Bankruptcy Code" shall have the meaning provided in Section
10.05.

               "Base Rate" at any time shall mean the highest of (i) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate and (iii) the Prime Lending Rate.

               "Base Rate Loan" shall mean each Dollar Loan designated or deemed designated as such by Adience or Newco, as the case may be, at the time of the incurrence thereof or conversion thereto.

               "Borrowers" shall have the meaning provided in the first paragraph of this Agreement.

               "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

               "BTCo" shall mean Bankers Trust Company in its individual capacity.

               "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro Rate Loans and Hepworth Letters of Credit, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the city where the applicable Payment Office of the Administrative Agent is located in respect of Euro Rate Loans or Hepworth Letters of Credit, as the case may be.

               "C Term Loan Maturity Date" shall mean July 30, 2005.

               "Canadian Subsidiary Working Capital Facility" shall mean the credit facility to be provided by BTCo (or another third party lender satisfactory to the Administrative Agent) to certain Canadian Subsidiaries of Adience, and which shall be in form and substance satisfactory to BTCo.

               "Canadian Subsidiary Working Capital Indebtedness" shall have the meaning provided in Section 9.04(xiii).

               "Canadian Subsidiary Working Capital Outstandings" shall mean, at any time, the sum of (i) all loans incurred under the Canadian Subsidiary Working Capital Facility plus all amounts drawn under letters of credit issued under the Canadian Subsidiary Working Capital Facility and (ii) the aggregate face amount of all bankers acceptances under the Canadian Subsidiary Working Capital Facility.

               "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be shown as capital expenditures in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

               "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

               "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Ratings Group or "A2" or the equivalent thereof from Moody's Investors Service, Inc. with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than 270 days after the date of acquisition by such Person, (v) Eurodollar certificates of deposit maturing within one year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia or by any foreign bank, which is a Bank, or United States branches of foreign banks, and in any case having a combined capital and surplus of not less than $100,000,000 and
(vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

               "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. Section 9601 et seq.

               "Change of Control" shall mean (i) Alpine shall at any time cease to own 100% of the capital stock of Holdings, or (ii) Holdings shall at any time cease to own 100% of the capital stock of Adience, or (iii) Adience shall at any time cease to own 100% of the capital stock of Newco, or (iv) Newco shall at any time cease to own 100% of the capital stock of Hepworth, or (v) a "change in control" or similar event shall occur as provided in the Floating Rate Loan Credit Agreement, or (vi) the board of directors of Alpine shall cease to consist of a majority of Continuing Directors or (vii) any Person, entity or "group" (as such term is defined in Section

13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than a Permitted Holder) is or becomes the beneficial owner of an amount of outstanding Voting Stock, or of outstanding common stock, of Alpine in excess of 25% of the total amount of fully diluted shares of outstanding Voting Stock or common stock, as the case may be, of Alpine.

               "Class B Common Stock" of Holdings shall have the meaning provided in the Certificate of Incorporation of Holdings (as amended by the Certificate of Amendment of Certificate of Incorporation of Holdings, dated January 30, 1998).

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and to any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

               "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document, including, without limitation, all U.S. Pledge Agreement Collateral, all U.S. Security Agreement Collateral, the Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10 hereof.

               "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

               "Collective Bargaining Agreements" shall have the meaning provided in Section 5.04.

               "Commitment" shall mean any of the commitments of any Bank, i.e., whether, the Adience A Term Loan Commitment, the Adience B Term Loan Commitment, the Adience B-2 Term Loan Commitment, the Adience C Term Loan Commitment, the Newco A Term Loan Commitment, the Newco B Term Loan Commitment or the Revolving Loan Commitment.

               "Commitment Commission" shall have the meaning provided in
Section 3.01(a).

               "Consolidated Cash Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries (including Newco and its Subsidiaries) for such period plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries (including Newco and its Subsidiaries) representing the implicit or imputed interest factor for such period; provided that (x) interest expense which is not required to be, and which is not, paid or payable in cash on a current basis and (y) the amortization of deferred financing costs with respect to this Agreement or the Indebtedness incurred hereunder, and with respect to the Floating Rate Loans and the Indebtedness incurred pursuant to the Floating Rate Loan Documents, in each case shall be excluded from Consolidated Net Cash Interest Expense to the extent the same would otherwise have been included therein.

               "Consolidated EBIT" shall mean, for any period, Consolidated Net Income, before Consolidated Interest Expense and provision for taxes and without giving effect to (x) any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) and (y) gains or losses from sales of assets other than inventory and services sold in the ordinary course of business.

               "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period; provided that (i) to the extent that Adience has incurred non-cash charges or made non-cash write-downs of assets of Adience in connection with the rationalization of the operations of APHI and Adience, such amounts to the extent same reduced Consolidated EBITDA for the respective Test Period shall be added back to Consolidated EBITDA for such Test Period, (ii) to the extent that Adience incurs non-recurring costs within six months after the Restatement Effective Date in connection with the rationalization of the operations of APHI and Adience, such amounts to the extent same reduced Consolidated EBITDA for the respective Test Period shall be added back to Consolidated EBITDA for such Test Period, provided that in no event shall the aggregate amount of all such non-recurring costs exceed $4,000,000 in the aggregate, (iii) in making any determination of Consolidated EBITDA of APHI for any Test Period, which such Test Period includes any period occurring prior to the Restatement Effective Date, pro forma effect will be given to the Acquisition as if same had occurred on the first day of such Test Period and (iv) for the purpose of compliance with Sections 9.09, 9.10 and 9.11, Consolidated EBITDA for the fiscal quarter of Holdings ending in April, 1997 shall be increased by $4,250,000.

               "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such period.

               "Consolidated Fixed Charges" for any period shall mean the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of all cash payments in respect of taxes or tax liabilities during such period (net of any cash tax refunds actually received during such period) and (iii) the scheduled principal amount of all amortization payments on all Indebtedness (including, without limitation, the principal component of all Capitalized Lease Obligations) of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period).

               "Consolidated Indebtedness" shall mean, at any time, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis with respect to borrowed money or other obligations of such Persons which would appear on the balance sheet of such Persons as indebtedness.

               "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense for such period; provided that for the purposes of Section 9.09, Consolidated EBITDA for each fiscal quarter of Holdings ending on or prior to October, 2000 shall be increased by the amount set forth on Schedule XVII set forth opposite such fiscal quarter. Notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent Consolidated Cash Interest Expense is being determined for any Test Period which begins prior to the Restatement Effective Date, then Consolidated Cash Interest Expense
(w) for the fiscal quarter of Holdings ended in July, 1997 shall be deemed to be $6,625,000, (x) for the fiscal quarter of Holdings ended in October, 1997, shall be deemed to be

$6,625,000 and (y) for the fiscal quarter of Holdings ended January, 1998, shall be deemed to be $6,625,000; provided that, to the extent any calculation pursuant to this Agreement is to be made on a Pro Forma Basis, such Consolidated Cash Interest Expense shall be adjusted as provided in the definition of Pro Forma Basis for transactions occurring after the Restatement Effective Date.

               "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries (including Newco and its Subsidiaries) for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries (including Newco and its Subsidiaries) representing the implicit or imputed interest factor for such period; provided that the amortization of deferred financing costs with respect to this Agreement or the Indebtedness incurred hereunder, and with respect to the Floating Rate Loans and the Indebtedness incurred pursuant to the Floating Rate Note Documents, shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein.

               "Consolidated Net Income" shall mean, for any period, the consolidated net after tax income of Holdings and its Subsidiaries (including Newco and its subsidiaries) for such period; provided that, except to the extent such payments have already reduced Consolidated Net Income for the respective period, Consolidated Net Income shall be reduced by the amount of all payments made by Holdings and its Subsidiaries during the respective period to Alpine pursuant to clauses (iii), (iv) and (v) of Section 9.03; provided further, that to the extent that any payment pursuant to clause (v) of Section 9.03 (excluding for purposes of this proviso any payment in respect of the Alpine Permitted Amount) would, in accordance with U.S. GAAP as applied by Alpine, be capitalized by Alpine for purposes of its consolidated financial statements, such payment shall only reduce Consolidated Net Income when, and then to the extent, such amounts reduce Alpine's consolidated net income (in accordance with U.S. GAAP as applied by Alpine).

               "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

               "Continuing Bank" shall mean each Original Bank with a Commitment under this Agreement (immediately upon giving effect to the Restatement Effective Date).

               "Continuing Directors" shall mean the directors of Alpine on the Restatement Effective Date and each other director of Alpine if such director's nomination for election to the Board of Directors of Alpine is recommended by a majority of the then Continuing Directors.

               "Credit Agreement Parties" shall mean and include each of Holdings and each Borrower.

               "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Guaranty, each Security Document and the Hepworth Assumption Agreement.

               "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

               "Credit Party" shall mean Holdings, each Borrower and each Subsidiary Guarantor.

               "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

               "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

               "Designated Assets" shall mean the parcels of real property referred to as such on Schedule III.

               "Distribution" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or partners or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for any consideration any shares of any class of its capital stock or any partnership interests outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or any partnership interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, in each case, except to the extent the respective such payments described in this sentence reduced Consolidated Net Income for such period.

               "Documents" shall mean the Credit Documents, the Floating Rate Note Documents, the Refinancing Documents and the Acquisition Documents.

               "Dollar Equivalent" of an amount denominated in a currency other than Dollars (the "Other Currency") shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the respective Other Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided that the Dollar Equivalent of any Unpaid Drawing in a currency other than Dollars shall be determined at the time the drawing under the related Letter of Credit was paid or disbursed by the Issuing Bank; provided further, that for purposes of
(x) determining compliance with Sections 1.01(g), 1.01(h) and 2.02(a) and (y) calculating Letter of Credit Fees pursuant to Section 3.01(b), the Dollar Equivalent of the Stated Amount of any outstanding Letters of Credit and any Unpaid Drawings, in each case denominated in a currency other than Dollars, shall be revalued on a monthly basis using the spot exchange rate therefor quoted in the Wall Street Journal on the first Business Day of each month.

               "Dollar Loan" shall mean each Adience A Term Loan, each Adience B Term Loan, each Adience B-2 Term Loan, each Adience C Term Loan, each Newco B Term Loan, each Dollar Revolving Loan and each Swingline Loan.

               "Dollar Revolving Loan" shall have the meaning provided in
Section 1.01(g).

               "Dollar Revolving Note" shall have the meaning provided in
Section 1.05(a).

               "Dollar Revolving Sub-Limit" shall mean $32,500,000.

               "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

               "Domestic Subsidiary" shall mean each Subsidiary of Holdings incorporated or organized in the United States or any State or territory thereof.

               "Drawing" shall have the meaning provided in Section 2.05(b).

               "Eligible Transferee" shall mean and include a commercial bank, financial institution, any fund that invests in bank loans and any other "accredited investor" (as defined in Regulation D of the Securities
Act).

               "Employee Benefit Plans" shall have the meaning provided in
Section 5.04.

               "End Date" shall have the meaning provided in the definition of Interest Reduction Discount.

               "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

               "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section
11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

               "Environmental Matters" shall have the meaning provided in
Section 8.01(i).

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

               "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary of Holdings would be deemed to be a "single employer" within the meaning of
Section 414(b) or (c) of the Code, except that solely with respect to liabilities to the PBGC for premiums, liabilities for excise taxes under
Section 4980B of the Code and pension funding liabilities under Section 412 of the Code, the term "ERISA Affiliate" also includes each person (as defined in Section 3(9) of ERISA) which together with Holdings is treated as a "single employer" within the meaning of Section 414(m) or (o) of the Code.

               "Eurodollar Loan" shall mean each Dollar Loan designated as such by Adience or Newco, as the case may be, at the time of the incurrence thereof or conversion thereto.

               "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the date which is two

Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

               "Euro Rate" shall mean and include each of the Eurodollar Rate, the Sterling Euro Rate and the Overnight LIBOR Rate.

               "Euro Rate Loan" shall mean each Eurodollar Loan and each Sterling Loan.

               "Event of Default" shall have the meaning provided in Section
10.

               "Excess Cash Payment Date" shall mean the date occurring 90 days after the last day of each fiscal year of Holdings (beginning with its fiscal year ending April 30, 1998).

               "Excess Cash Payment Period" shall mean, with respect to the repayment required on each Excess Cash Payment Date, (x) in the case of Holdings Excess Cash Flow, the immediately preceding fiscal year of Holdings and (y) in the case of Newco Excess Cash Flow, the immediately preceding fiscal year of Newco.

               "Existing Indebtedness" shall have the meaning provided in
Section 7.22.

               "Existing Indebtedness Agreements" shall have the meaning provided in Section 5.04.

               "Facing Fee" shall have the meaning provided in Section
3.01(c).

               "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

               "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

               "First Amendment" shall mean the First Amendment, dated as of June 11, 1997, to the Original Credit Agreement.

               "First Amendment Effective Date" shall have the meaning provided in the First Amendment.

               "Floating Rate Loan Credit Agreement" shall mean that certain Term Loan Agreement, dated as of April 15, 1997, among Holdings, Bankers Trust Company, as Administrative Agent, and the various lenders party thereto from time to time, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

               "Floating Rate Loan Documents" shall mean and include the Floating Rate Loan Credit Agreement and all other documents and agreements entered into in connection therewith, in each case as in effect from time to time.

               "Floating Rate Loans" shall mean term loans incurred by Holdings pursuant to the Floating Rate Loan Credit Agreement.

               "Foreign Cash Equivalents" shall mean, with respect to any Foreign Subsidiary of Holdings (i) any evidence of Indebtedness maturing not later than six months after the date of acquisition and issued or guaranteed by the national government of the country in which such Foreign Subsidiary is incorporated or organized, (ii) any time deposits, certificates of deposit or bankers acceptances maturing not later than six months after the date of acquisition and issued by any bank, provided that the aggregate principal amount of the Indebtedness referred to in clause (i) above, together with the aggregate amount of the deposits or acceptances referred to in clause (ii) above, shall not exceed at any time $10,000,000 and (iii) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) and (ii) above and/or Cash Equivalents.

               "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

               "Foreign Subsidiary" shall mean each Subsidiary of Holdings other than a Domestic Subsidiary.

               "Foreign Subsidiary Guaranty" shall mean and include the U.K. Subsidiary Guaranty and each Additional Guaranty delivered by a Foreign Subsidiary pursuant to Section 8.11 or 8.12.

               "Guaranteed Obligations" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by each Guaranteed Party to each Bank, and Loans made to a Guaranteed Party, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of a Guaranteed Party, together with all the other obligations and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Guaranteed Party to such Bank now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by each Guaranteed Party and (ii) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations of each Guaranteed Party owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by each Guaranteed Party or any of its Subsidiaries with any Bank or any affiliate thereof (even if such Bank subsequently ceases to be a Bank under this Agreement for any reason), or in which any such Bank or affiliate participate, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

               "Guaranteed Party" shall mean (i) in the case of Holdings, as Guarantor, Adience, Newco and Hepworth and (ii) in the case of Adience, as Guarantor, Newco and Hepworth.

               "Guarantor" shall mean each U.S. Parent Guarantor and each Subsidiary Guarantor.

               "Guaranty" shall mean and include each of the U.S. Parents Guaranty, the U.S. Subsidiary Guaranty, the U.K. Subsidiary Guaranty and each Additional Guaranty delivered pursuant to Section 8.11, 8.12 and/or 9.16.

               "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, which are regulated under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

               "Hepworth" shall have the meaning provided in the first paragraph of this Agreement.

               "Hepworth Letter of Credit" shall mean each Letter of Credit issued for the account of Hepworth pursuant to Section 2.01.

               "Hepworth Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Hepworth Letters of Credit and (ii) the amount of all Unpaid Drawings with respect to Hepworth Letters of Credit.

               "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

               "Holdings Adjusted Consolidated Net Income" for any period shall mean Holdings Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense) and net non-cash losses which were included in arriving at

Holdings Consolidated Net Income for such period less all net non-cash gains included in arriving at Holdings Consolidated Net Income for such period; provided that gains or losses from sales of assets (other than sales of inventory in the ordinary course of business) shall be excluded to the extent same would otherwise be included in Holdings Adjusted Consolidated Net Income for the respective period.

               "Holdings Adjusted Consolidated Working Capital" at any time shall mean Holdings Consolidated Current Assets (but excluding therefrom all cash, Cash Equivalents and Foreign Cash Equivalents) less Holdings Consolidated Current Liabilities at such time.

               "Holdings Consolidated Current Assets" shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries (excluding Newco and its Subsidiaries) at such time.

               "Holdings Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries (excluding Newco and its Subsidiaries) at such time, but excluding (i) the current portion of any long-term Indebtedness which would otherwise be included therein and (ii) the current portion of Indebtedness constituting Capitalized Lease Obligations.

               "Holdings Consolidated Net Income" shall mean, for any period, the net after tax income of Holdings and its Subsidiaries (other than Newco and its Subsidiaries) for such period; provided that, notwithstanding any contrary treatment required by generally accepted accounting principles, for purposes of determining Holdings Consolidated Net Income the financial results of Newco and its Subsidiaries shall be ignored, such entities shall be treated as if same were not Subsidiaries of Holdings, and any income of Holdings and its Subsidiaries (other than Newco and its Subsidiaries) from transactions with Newco and its Subsidiaries shall be accounted for on the same basis as if they were transactions with unrelated parties; provided further, that the amount of cash Distributions actually received by Holdings and its Subsidiaries (other than Newco and its Subsidiaries) during the respective period from Newco and its Subsidiaries shall, to the extent such payments would not have reduced Newco Consolidated Net Income for such period, in the absence of the proviso to the definition thereof, increase Holdings Consolidated Net Income for such period.

               "Holdings Excess Cash Flow" shall mean, for any period, the remainder of (i) the sum of (a) Holdings Adjusted Consolidated Net Income for such period and (b) the decrease, if any, in Holdings Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of Capital Expenditures (but excluding Capital Expenditures (x) financed with Indebtedness or equity proceeds or (y) made with insurance proceeds pursuant to Section 9.07(c)) made by Holdings and its Subsidiaries (other than Newco and its Subsidiaries) during such period in accordance with Section 9.07, (b) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries (other than Newco and its Subsidiaries) (other than repayments of Loans, provided that repayments of Loans shall be deducted in determining Holdings Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b)(i), (iv), (v) or (vi) or (y) made as a voluntary prepayment by Adience with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period, (c) to the extent same did not reduce Holdings Consolidated Net Income for the respective period, the amount of cash payments made to Alpine during such period pursuant to Section 9.03(iv) and (d) the increase, if any, in Holdings Adjusted Consolidated Working Capital from the first day to the last day of such period.

               "Immaterial Foreign Subsidiary" at any time shall mean any Foreign Subsidiary of Holdings which (x) had consolidated net income before interest and provision for taxes (excluding non-recurring gains or losses) for the four consecutive fiscal quarters last ended (taken as one accounting period) prior to the date of any determination pursuant to this definition and for which financial information is then available of less than $1,000,000 and (y) has consolidated net worth under generally accepted accounting principles applicable to such Foreign Subsidiary of less than $4,000,000.

               "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided, that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

               "Indebtedness to be Refinanced" shall mean, collectively, (i) the Revolving Credit Facility among American Premier, Inc., Premier Services Corporation, Premier Refractories Canada, Ltd., Bank of America Illinois, The First National Bank of Boston, and Bank of America Canada, dated June 3, 1996, as amended, (ii) the Note Agreement among American Premier, Inc., Premier Services Corporation, Premier Refractories Canada, Ltd. and the Noteholders listed therein, dated May 15, 1996, (iii) the Deferred Interest Bonds due December 31, 2003 (other than the $2.8M Deferred Interest Bond) and
(iv) the $4,996,266.42 Subordinated Notes due December 31, 2003.

               "Initial Borrowing Date" shall mean the date occurring on or after the Original Effective Date on which the initial Borrowing of Loans under the Original Credit Agreement occurred.

               "Interest Determination Date" shall mean, with respect to any Euro Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Euro Rate Loan.

               "Interest Period" shall have the meaning provided in Section
1.09.

               "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

               "Interest Reduction Discount" shall mean (i) initially zero and (ii) from and after each day (each a "Start Date") of delivery of any certificate delivered in accordance with the following sentence indicating an entitlement to an Interest Reduction Discount other than zero (or, if a Start Date has theretofore occurred with an Interest Reduction Discount of .25%, indicating an entitlement to an Interest Reduction Discount of .50%), the percentage set forth below opposite the Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:


                                              Base Rate       Euro Rate
            Leverage Ratio                    Loans           Loans
            --------------                    ---------       ---------
            Equal to or less than 3.25:1      0.25%           0.25%
             but greater than 2.75:1

            Equal to or less than 2.75:1      0.50%           0.50%

The Leverage Ratio shall be determined based on the delivery of a certificate of Holdings to the Administrative Agent (with a copy to be sent by Holdings to each Bank), certified by an Authorized Officer of Holdings within 90 days after the last day of any fiscal quarter of Holdings (commencing with its fiscal quarter ending April 30, 1998), which certificate shall set forth the calculation of the Leverage Ratio for the Test Period ended immediately prior to the relevant Start Date and the Interest Reduction Discount which shall be thereafter applicable (unless and until, in an instance where an Interest Reduction Discount of .25% is indicated, such time, if any, as a subsequent Start Date occurs where, in accordance with the requirements of this sentence, a subsequent certificate of an Authorized Officer of Holdings indicates an entitlement to an Interest Reduction Discount of .50%). Notwithstanding anything to the contrary contained above in this definition, the Interest Reduction Discount shall be reduced to zero at any time upon the occurrence of any Default under Section 10.05 or any Event of Default, in which case the Interest Reduction Discount shall remain at 0% until such time, if any, as on a subsequent Start Date, no Default or Event of Default is in existence and an Interest Reduction Discount of more than zero is attained in accordance with the provisions of the preceding sentences of this definition of Interest Reduction Discount.

               "Investments" shall have the meaning provided in Section 9.05.

               "Issuing Bank" shall mean BTCo and any other Bank which at the request of the Revolving Loan Borrowers (or the respective Revolving Loan Borrower) and with the consent of the Administrative Agent agrees, in such Bank's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section
2. The sole Issuing Bank on the Restatement Effective Date is BTCo.

               "Judgment Currency" shall have the meaning provided in Section 13.16(a).

               "Judgment Currency Conversion Date" shall have the meaning provided in Section 13.16(a).

               "L/C Supportable Obligations" shall mean (i) obligations of the respective Revolving Loan Borrower or any of its Subsidiaries (other than, in the case of Adience Letters of Credit, Hepworth and its Subsidiaries) incurred in the ordinary course of business and (ii) in the case of Put Letters of Credit, the Put Obligations.

               "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

               "Letter of Credit" shall have the meaning provided in Section 2.01(a).

               "Letter of Credit Fee" shall have the meaning provided in
Section 3.01(b).

               "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

               "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

               "Leverage Ratio" shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the then most recently ended Test Period; provided that (i) in calculating the Leverage Ratio to the extent any Permitted Acquisition or Significant Divestiture has occurred during the relevant Test Period or thereafter but on or prior to the date of the respective determination of the Leverage Ratio, Consolidated EBITDA shall be determined for the respective Test Period on a Pro Forma Basis to give effect to all such Permitted Acquisitions and/or Significant Divestitures occurring after the first day of the respective Test Period and (ii) for the purposes of compliance with Section 9.10, Consolidated EBITDA for each fiscal quarter of Holdings ending on or prior to October 31, 2000 shall be increased by the amount set forth on Schedule XVII opposite such fiscal quarter.

               "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

               "Loan" shall mean each Adience A Term Loan, each Adience B Term Loan, each Adience B-2 Term Loan, each Adience C Term Loan, each Newco A Term Loan, each Newco B Term Loan, each Revolving Loan, each Swingline Loan and each Sterling Swingline Loan.

               "Majority Banks" of any Tranche shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

               "Management Agreements" shall have the meaning provided in
Section 5.04.

               "Mandatory Borrowing" shall have the meaning provided in
Section 1.01(i).

               "Mandatory Sterling Borrowing" shall have the meaning provided in Section 1.01(k).

               "Margin Stock" shall have the meaning provided in Regulation U.

               "Material Adverse Effect" shall mean any material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, any Borrower, Holdings and its Subsidiaries taken as a whole or any Borrower and its Subsidiaries taken as a whole.

               "Maturity Date" shall mean, with respect to any Tranche of Loans, the A Term Loan Maturity Date, the B Term Loan Maturity Date, the B-2 Term Loan Maturity Date, the C Term Loan Maturity Date, the Adience A Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

               "Maximum Sterling Swingline Amount" shall mean L5,000,000.

               "Maximum Swingline Amount" shall mean $3,000,000.

               "Minimum Borrowing Amount" shall mean (i) in the case of Newco A Term Loans, L2,000,000, (ii) in the case of B Term Loans, $5,000,000, (iii) in the case of Adience C Term Loans, $5,000,000, (iv) in the case of Dollar Revolving Loans, $1,000,000, (v) in the case of Sterling Revolving Loans, L500,000, (vi) in the case of Swingline Loans, $250,000 and (vii) in the case of Sterling Swingline Loans, L125,000.

               "Minimum Facing Fee Amount" shall have the meaning provided in
Section 3.01(c).

               "MLA Cost" shall mean the cost imputed to a Bank in complying with the Mandatory Liquid Assets requirements of the Bank of England during the period in which a Sterling Loan is outstanding determined in accordance with Schedule XI.

               "Mortgage" shall mean and include each Original Mortgage, as amended pursuant to the respective Mortgage Amendment, each New Mortgage, and, after the execution and delivery thereof, each Additional Mortgage, in each case as same may be amended, modified or supplemented from time to time.

               "Mortgage Amendments" shall have the meaning provided in
Section 5.14(b).

               "Mortgage Policies" shall mean and include each Original Mortgage Policy, each New Mortgage Policy, and, after the execution and delivery thereof, each mortgage insurance policy issued with respect to an Additional Mortgaged Property.

               "Mortgaged Property" shall mean and include each Original Mortgaged Property, each New Mortgaged Property, and, after the execution and delivery of any Additional Mortgage, shall include the respective Additional Mortgaged Property.

               "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (a) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans required to be repaid as a result of such asset sale) and (b) all foreign, federal, state and local taxes to the extent payable as a direct consequence of any such asset sale.

               "New Banks" shall mean each of the Persons listed on Schedule I hereto which is not a Continuing Bank.

               "New Mortgage Policies" shall have the meaning provided in
Section 5.14(a).

               "New Mortgaged Properties" shall have the meaning provided in
Section 5.14(a).

               "New Mortgages" shall have the meaning provided in Section
5.14(a).

               "Newco" shall have the meaning provided in the first paragraph of this Agreement.

               "Newco A Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(ii).

               "Newco A Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(ii).

               "Newco A Term Loan" shall have the meaning provided in Section 1.01(b).

               "Newco A Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Newco A Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Newco A Term Note" shall have the meaning provided in Section 1.05(a).

               "Newco Adjusted Consolidated Net Income" for any period shall mean Newco Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Newco Consolidated Net Income for such period less all net non-cash gains included in arriving at Newco Consolidated Net Income for such period; provided that gains or losses from sales of assets (other than sales of inventory and services in the ordinary course of business) shall be excluded to the extent same would otherwise be included in Newco Adjusted Consolidated Net Income for the respective period.

               "Newco Adjusted Consolidated Working Capital" at any time shall mean Newco Consolidated Current Assets (but excluding therefrom all cash, Cash Equivalents and Foreign Cash Equivalents) less Newco Consolidated Current Liabilities.

               "Newco B Scheduled Repayment" shall have the meaning provided in
Section 4.02(b)(iii).

               "Newco B Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(iii).

               "Newco B Term Loan" shall have the meaning provided in Section 1.01(c).

               "Newco B Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Newco B Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 and (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

               "Newco B Term Note" shall have the meaning provided in Section 1.05(a).

               "Newco Consolidated Current Assets" shall mean, at any time, the consolidated current assets of Newco and its Subsidiaries at such time.


               "Newco Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of Newco and its Subsidiaries at such time, but excluding (i) the current portion of any long-term
Indebtedness which would otherwise be included therein and (ii) the current portion of Indebtedness constituting Capitalized Lease Obligations.


               "Newco Consolidated Net Income" shall mean, for any period, the net after tax income of Newco and its Subsidiaries for such period; provided that the amount of cash Distributions actually paid by Newco and its Subsidiaries to Holdings and its Subsidiaries (other than Newco and its Subsidiaries) during the respective period shall, to the extent such payments did not reduce Newco Consolidated Net Income for such period before giving effect to this proviso, decrease Newco Consolidated Net Income for such period.

               "Newco Excess Cash Flow" shall mean, for any period, the remainder of (i) the sum of (a) Newco Adjusted Consolidated Net Income for such period and (b) the decrease, if any, in Newco Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of Capital Expenditures (but excluding Capital Expenditures (x) financed with Indebtedness or equity proceeds or (y) made with insurance proceeds pursuant to Section 9.07(c)) made by Newco and its Subsidiaries during such period in accordance with Section 9.07, (b) the aggregate principal amount of permanent principal payments of Indebtedness for borrowed money of Newco and its Subsidiaries (other than repayments of Loans, provided that repayments of Loans shall be deducted in determining Newco Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under
Section 4.02(b)(ii) or (iii) or (y) made as a voluntary prepayment by Newco or any of its Subsidiaries with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Sterling Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period and (c) the increase, if any, in Newco Adjusted Consolidated Working Capital from the first day to the last day of such period. The foregoing calculation (and all components as used therein) shall be made in Pounds Sterling.

               "Newco Term Loan" shall mean each Newco A Term Loan and each Newco B Term Loan.

               "Newco Term Loan Commitment" shall mean, for each Bank, such Bank's Newco A Term Loan Commitment and Newco B Term Loan Commitment.

               "Newco U.K. Pledge Agreement" shall mean the Change Over Shares, dated as of April 15, 1997, made between Newco and the Administrative Agent and executed and delivered pursuant to Section 5.12 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

               "Non-Continuing Bank" shall mean any Original Bank which, as a result of the repayment in full of its outstanding Loans (under, and as defined in, the Original Credit Agreement) and the fact that such Bank does not become a Continuing Bank, ceases to be a Bank pursuant to this Agreement immediately after the occurrence of the Restatement Effective Date.

               "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

               "Note" shall mean each Adience A Term Note, each Adience B Term Note, each Adience B-2 Term Note, each Adience C Term Note, each Newco A Term Note, each Newco B Term Note, each Dollar Revolving Note, each Sterling Revolving Note and the Swingline Note.

               "Notice of Borrowing" shall have the meaning provided in
Section 1.03(a).

               "Notice of Conversion" shall have the meaning provided in
Section 1.06.

               "Notice Office" shall mean the office of the Administrative Agent located at 130 Liberty Street, New York, New York 10006, Attention:
Jim Reilly, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto; provided that copies of all notices with respect to Sterling Loans and/or Hepworth Letters of

Credit shall also be sent to the office of the Administrative Agent located at BT Services Ireland Limited, Abbey Court, Irish Life Centre, Lower Abbey Street, Dublin 1, Ireland, Attention: Mick Murrey.

               "Obligation Currency" shall have the meaning provided in
Section 13.16(a).

               "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

               "Original Banks" shall mean each Person which was a Bank under, and as defined in, the Original Credit Agreement.

               "Original Credit Agreement" shall have the meaning provided in the first WHEREAS clause to this Agreement.

               "Original Effective Date" shall mean the Effective Date under, and as defined in, the Original Credit Agreement.

               "Original Letters of Credit" shall mean the letters of credit listed on Schedule XVI and previously issued under the Original Credit Agreement.

               "Original Loans" shall mean the Original Term Loans, the Original Revolving Loans, the Original Swingline Loans and the Original Sterling Swingline Loans.

               "Original Mortgage Policies" shall mean each mortgage insurance policy issued with respect to an Original Mortgage under the Original Credit Agreement.

               "Original Mortgaged Properties" shall mean all Real Property of the Credit Parties designated as such on Schedule III.

               "Original Mortgages" shall mean all Mortgages granted by the Credit Parties pursuant to the Original Credit Agreement and which have not been released by the lenders thereunder prior to the Restatement Effective Date.

               "Original Revolving Loans" shall mean the "Revolving Loans" under, and as defined in, the Original Credit Agreement.

               "Original Sterling Swingline Loan" shall mean the "Sterling Swingline Loans" under, and as defined in, the Original Credit Agreement.

               "Original Swingline Loans" shall mean the "Swingline Loans" under, and as defined in, the Original Credit Agreement.

               "Original Term Loans" shall mean the "Term Loans" under, and as defined in, the Original Credit Agreement.

               "Other Creditor" shall have the meaning provided in the Security Documents.

               "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

               "Overnight LIBOR Rate" shall mean the offered quotation to first-class banks in the London interbank Eurodollar market by BTCo for Pounds Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Sterling Swingline Loan of BTCo commencing as of 11:00 A.M. (London time) on the date of Borrowing of the respective Borrowing of Sterling Swingline Loans; provided, that in the event the Administrative Agent has made any determination pursuant to Section 1.10(a)(i) in respect of Sterling Loans, or in the circumstances described in clause (i) to the proviso to Section 1.10(b) in respect of Sterling Loans, the Overnight LIBOR Rate determined pursuant to this definition shall instead be the rate determined by BTCo as the all-in-cost of funds for BTCo to fund such Sterling Swingline Loan.

               "Participant" shall have the meaning provided in Section
2.04(a).

               "Payment Blockage Period" shall have the meaning provided in
Section 9.03(ii). "Payment Office" shall mean (i) in respect of Dollar Loans, Adience Letters of Credit, Fees (other than Letter of Credit Fees and Facing Fees with respect to Hepworth Letters of Credit) and, except as provided in clause (ii) below, all other amounts owing under this Agreement and the other Credit Documents, the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006, ABA
Number: 021001033, Account Name: Commercial Loan Division, Account Number:
99-401-268, Attention: Shannon Farrell, and (ii) in the case of Sterling Loans, Hepworth Letters of Credit and Letter of Credit Fees and Facing Fees with respect to Hepworth Letters of Credit, the office of the Administrative Agent located in London, England at the office of Midland Bank, Account Name:
Bankers Trust Company, Account Number: 00491302, Reference: Adience, Inc., Sort Code: 40-48-04, Attention: Mick Murrey or in each case such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

               "Permitted Acquisition" shall mean the acquisition by Adience or any of its Wholly-Owned Subsidiaries of assets constituting an entire business or division of any Person not already a Subsidiary of Alpine or Holdings or of 100% of the capital stock of any such Person which Person shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of Adience, provided that (A) the consideration paid by the Borrowers and/or its Subsidiaries consists solely of cash and/or the issuance or assumption, as the case may be, of Indebtedness permitted in Section 9.04(x) and/or (xi),
(B) the assets acquired, or the business of the Person whose stock is acquired, shall be in the same line of business in which Adience and its Wholly-Owned Subsidiaries are already engaged, and (C) in the case of the acquisition of 100% of the capital stock of any Person, such Person shall own no capital stock of any other Person unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person. Notwithstanding anything to the contrary contained in the immediately preceding sentence, any acquisition shall be a Permitted Acquisition only if all requirements of Sections 8.16 and 9.02(ii) applicable to Permitted Acquisitions are met with respect thereto.

               "Permitted Acquisition Amount" shall, at any time, be an amount equal to (i) $12,500,000, less (ii) the sum of (x) the aggregate amount of all cash consideration and the fair market value of any non-cash consideration (but excluding any Indebtedness (and any cash proceeds thereof paid as consideration) issued, incurred or assumed in connection with Permitted Acquisitions theretofore made but only if the respective Indebtedness was incurred pursuant to clauses (x) and/or (xi) of Section 9.04) and (y) the aggregate amount of reductions theretofore made to the Permitted Investment Amount pursuant to clause (ii)(x) of the definition thereof after the Initial Borrowing Date.

               "Permitted Acquisition Subordinated Indebtedness" shall have the meaning provided in Section 9.04(xi).

               "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

               "Permitted Holder" shall mean Steve Elbaum, each member of the immediate family of the foregoing natural person and any trust or similar device created for the benefit of any one or more of the foregoing and each Person which acquires the direct or indirect beneficial ownership interest in shares of capital stock of Alpine as an executor or administrator for or by way of inheritance or bequest from the foregoing natural person following the death of such natural person.

               "Permitted Investment Amount" at any time shall mean an amount equal to (i) $5,000,000, minus (ii) the sum of (x) the aggregate amount of Investments (including all cash investments and the fair market value of all non-cash investments) pursuant to Section 9.05(xi) after the Restatement Effective Date and (y) the aggregate amount of reductions theretofore made to the Permitted Acquisition Amount pursuant to clause (ii)(x) of the definition thereof after the Initial Borrowing Date, but only to the extent the amount of such reductions exceeds $7,500,000.

               "Permitted Liens" shall have the meaning provided in Section
9.01.

               "Permitted Tax Payment" means (for any taxable year of Adience in which it joins in filing a consolidated federal income tax return with (x) Alpine or (y) Holdings (but not Alpine)) a payment (including any estimated tax payment based on any estimated tax liability for such year) by Adience and its Subsidiaries to Alpine (in the case preceding clause (x) is applicable) or Holdings (in the case preceding clause (y) if applicable) in an amount equal to the separate return federal income tax liability (if any) of the affiliated group (within the meaning of Section 1504 of the Code) of which Holdings would be the parent (the "Holdings Group") if it were not a member of another affiliated group for that or any other taxable year; provided, that such payment can be made by Adience and its Subsidiaries no earlier than two Business Days prior to the date on which the affiliated group of which Adience is actually a member makes federal income tax payments (including estimated tax payments) for such year to the Internal Revenue Service. In the event that Alpine or Holdings and any member of the Adience Group join in filing any combined or consolidated (or similar) state or local income or franchise tax returns, then Permitted Tax Payment shall include payments with respect to such state or local income or franchise taxes determined in a manner as similar as possible to that provided in the preceding sentence for federal income taxes.

               "Person" shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

               "Plan" shall mean any pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code, or Section 401(a) of the Code, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings or a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

               "Pledged Securities" shall mean all "Pledged Securities" as defined in the U.S. Pledge Agreement.

               "Pounds Sterling" and "L" shall mean freely transferable lawful money of the United Kingdom.

               "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

               "Pro Forma Basis" shall mean, as to any Person, for any of the following events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation as will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and

               (i) for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the "Reference Period"), and

               (ii) in making any determination with respect to the incurrence or assumption of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in clause
          (i) above (the "Transaction Date"), (x) all Indebtedness (including the Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes and not to finance any Permitted Acquisition) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (y) Consolidated Interest Expense of such Person attributable to interest or dividends on any Indebtedness, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period and (z) Consolidated Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with the Interest Rate Protection Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation, and

               (iii)     in making any determination of
          Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or Significant Divestiture which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, as if such Permitted Acquisition or Significant Divestiture occurred on the first day of the Reference Period, taking into account cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the Reference Period.

               "Projections" shall have the meaning provided in Section 5.15.

               "Put Letters of Credit" shall have the meaning provided in
Section 9.03

               "Put Obligations" shall mean the obligations of Holdings to purchase its Class B Common Stock from the holders thereof pursuant to the terms of the Certificate of Incorporation of Holdings.

               "Quarterly Payment Date" shall mean the last Business Day of each April, July, October and January occurring after the Restatement Effective Date.

               "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 et seq.

               "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

               "Recovery Event" shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03.

               "Refinancing" shall mean and include the refinancing and repayment in full of all amounts outstanding (and any premiums owed) under, and the termination in full of all commitments and Letters of Credit in respect of, the Indebtedness to be Refinanced.

               "Refinancing Documents" shall mean each of the agreements, documents and instruments entered into in connection with the Refinancing.

               "Register" shall have the meaning provided in Section 13.15.

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

               "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

               "Replaced Bank" shall have the meaning provided in Section
1.13.

               "Replacement Bank" shall have the meaning provided in Section
1.13.

               "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 other than any reportable event arising from the Acquisition under Section 4043(c)(9) or Section 4043(c)(12) of ERISA.

               "Required Appraisal" shall have the meaning provided in
Section 8.11.

               "Required Banks" shall mean Non-Defaulting Banks the sum of whose outstanding Term Loans and Revolving Loan Commitments (or after the termination thereof, outstanding

Revolving Loans and RL Percentage of all outstanding Swingline Loans and Sterling Swingline Loans and all Letter of Credit Outstandings) represent an amount greater than 50% of the sum of all outstanding Term Loans of Non-Defaulting Banks and the Total Revolving Loan Commitment less the Revolving Loan Commitments of Defaulting Banks (or after the termination of the Total Revolving Loan Commitment, the sum of the then total outstanding Revolving Loans of Non-Defaulting Banks, and the aggregate RL Percentages of all Non-Defaulting Banks of Letter of Credit Outstandings and outstanding Swingline Loans and Sterling Swingline Loans at such time). For purposes of determining Required Banks, all outstanding Loans and Commitments, as the case may be, that are denominated in Dollars will be calculated in Dollars and all Loans and Commitments, as the case may be, denominated in Pounds Sterling will be calculated according to the Dollar Equivalent thereof.

               "Restatement Effective Date" shall have the meaning provided in Section 13.10.

               "Restricted Payments" shall mean (a) any authorization, declaration or payment of any Distributions with respect to any Credit Agreement Party or any of its Subsidiaries or any other payment to Alpine or any Affiliate of Adience or Alpine (excluding Adience and its Subsidiaries) by Holdings or any of its Subsidiaries and (b) the making (or the giving of any notice in respect thereof) by any Credit Agreement Party or any of its Subsidiaries of any voluntary or mandatory payment, purchase, acquisition or redemption, whether by the making of any payments of the principal, interest or otherwise, in respect of any loan, advance or extension of credit made to any Credit Agreement Party or any of its Subsidiaries by, or in respect of any guarantee or Contingent Obligation made for the benefit of any Credit Agreement Party or any of its Subsidiaries by, or in respect of any other obligation of any Credit Agreement Party or any of its Subsidiaries owed to, Alpine or any of its Subsidiaries (excluding Adience and its Subsidiaries) or any other Affiliate of Adience (excluding Subsidiaries of Adience), whether pursuant to a contractual agreement or otherwise. Notwithstanding anything to the contrary contained above, payments made in respect of the Obligations in accordance with the terms of this Agreement shall not constitute Restricted Payments, even if the respective Obligations are held by Alpine or an Affiliate of Alpine or the Borrower.

               "Returns" shall have the meaning provided in Section 7.09.

               "Revolving Loan" shall have the meaning provided in Section 1.01(g).

               "Revolving Loan Borrowers" shall mean and include each of Adience and Hepworth.

               "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Revolving Loan Commitment," as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 1.13 or 13.04(b).

               "Revolving Loan Maturity Date" shall mean April 15, 2003.

               "Revolving Note" shall mean each Dollar Revolving Note and each Sterling Revolving Note.

               "RL Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

               "Scheduled Repayment" shall mean an Adience A Scheduled Repayment, an Adience B Scheduled Repayment, an Adience B-2 Scheduled Repayment, an Adience C Scheduled Repayment, a Newco A Scheduled Repayment or a Newco B Scheduled Repayment, as the case may be.

               "SEC" shall have the meaning provided in Section 8.01(h).

               "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).

               "Secured Creditors" shall have the meaning assigned that term in the respective Security Documents.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Security Document" shall mean and include each U.S. Security Document, each U.K. Security Document and each security document entered into by Holdings or any Subsidiary of Holdings pursuant to Section 8.11, 8.12 and/or 9.16.

               "Shareholders' Agreements" shall have the meaning provided in
Section 5.04.

               "Significant Divestiture" shall mean any sale or other disposition of assets by Adience and/or its Subsidiaries, the fair market value of which exceeds $500,000 for any transaction (or series of related transactions).

               "Standby Letter of Credit" shall have the meaning provided in
Section 2.01(a).

               "Start Date" shall have the meaning provided in the definition of Interest Reduction Discount.

               "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder), provided that the "Stated Amount" of each Letter of Credit denominated in Pounds Sterling shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in Pounds Sterling thereunder (determined without regard to whether any conditions to drawing could then be met).

               "Sterling Equivalent" shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefore as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

               "Sterling Euro Rate" shall mean (i) the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Pounds Sterling deposits with maturities comparable to the Interest Period applicable to the Sterling Loans subject to the respective Borrowing commencing two Business Days thereafter as of 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of the respective Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), (ii) the offered quotation to first-class banks in the London interbank Eurodollar market by BTCo for Pounds Sterling deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Sterling Loan of BTCo with maturities comparable to the Interest Period applicable to such Sterling Loan commencing two Business Days thereafter as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided, that in the event the Administrative Agent has made any determination pursuant to Section 1.10(a)(i) in respect of Sterling Loans, or in the circumstances described in clause (i) to the proviso to Section 1.10(b) in respect of Sterling Loans, the Sterling Euro Rate determined pursuant to this definition shall instead be the rate determined by BTCo as the all-in-cost of funds for BTCo to fund such Sterling Loan with maturities comparable to the Interest Period applicable thereto.

               "Sterling Loan" shall mean each Newco A Term Loan, each Sterling Revolving Loan and each Sterling Swingline Loan.

               "Sterling Revolving Loan" shall have the meaning provided in
Section 1.01(g).

               "Sterling Revolving Note" shall have the meaning provided in
Section 1.05(a).

               "Sterling Revolving Sub-Limit" shall mean L15,000,000.

               "Sterling Swingline Loan" shall have the meaning provided in
Section 1.01(j).

               "Sterling Swingline Note" shall have the meaning provided in
Section 1.05(a).

               "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more

Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

               "Subsidiary Guarantor" shall mean each Subsidiary of Holdings which has executed and delivered a Guaranty.

               "Subsidiary Guaranty" shall mean and include the U.S. Subsidiary Guaranty and each Foreign Subsidiary Guaranty.

               "Supermajority Banks" of any Tranche shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage "50%" contained therein were changed to "66-2/3%."

               "Swingline Expiry Date" shall mean the date which is five (5) Business Days prior to the Revolving Loan Maturity Date.

               "Swingline Loan" shall have the meaning provided in Section 1.01(h).

               "Swingline Note" shall have the meaning provided in Section 1.05(a).

               "Syndication Date" shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrowers) that the primary syndication (and resultant addition of institutions as Banks pursuant to Section 13.04) has been completed.

               "Tax Sharing Agreements" shall have the meaning provided in
Section 7.25.

               "Taxes" shall have the meaning provided in Section 4.04(a).

               "Term Loan" shall mean each Adience A Term Loan, each Adience B Term Loan, each Adience B-2 Term Loan, each Adience C Term Loan, each Newco A Term Loan and each Newco B Term Loan.

               "Term Loan Commitment" shall mean each Adience A Term Loan Commitment, each Adience B Term Loan Commitment, each Adience B-2 Term Loan Commitment, each Adience C Term Loan Commitment, each Newco A Term Loan Commitment and each Newco B Term Loan Commitment.

               "Test Period" shall mean the four consecutive fiscal quarters of Holdings then last ended (taken as one accounting period).

               "Total Adience A Term Loan Commitment" shall mean, at any time, the sum of the Adience A Term Loan Commitments of each of the Banks.

               "Total Adience B Term Loan Commitment" shall mean, at any time, the sum of the Adience B Term Loan Commitments of each of the Banks.

               "Total Adience B-2 Term Loan Commitment" shall mean, at any time, the sum of the Adience B-2 Term Loan Commitments of each of the Banks.

               "Total Adience C Term Loan Commitment" shall mean, at any time, the sum of the Adience C Term Loan Commitments of each of the Banks.

               "Total Available Revolving Loan Commitment" shall mean, at any time, the Total Revolving Loan Commitment less Canadian Subsidiary Working Capital Outstandings (for this purpose, using the Dollar Equivalent thereof).

               "Total Commitments" shall mean, at any time, the sum of the Commitments of each of the Banks.

               "Total Newco A Term Loan Commitment" shall mean, at any time, the sum of the Newco A Term Loan Commitments of each of the Banks.

               "Total Newco B Term Loan Commitment" shall mean, at any time, the sum of the Newco B Term Loan Commitments of each of the Banks.

               "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

               "Total Term Loan Commitment" shall mean, at any time, the sum of the Total Adience A Term Loan Commitment, the Total Adience B Term Loan Commitment, the Total Adience B-2 Term Loan Commitment, the Total Adience C Term Loan Commitment, the Total Newco A Term Loan Commitment and the Total Newco B Term Loan Commitment.

               "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect, less (y) the sum of (I) the aggregate principal amount of Revolving Loans then outstanding (or the Dollar Equivalent thereof in the case of Sterling Revolving Loans then outstanding) plus (II) the aggregate principal amount of Swingline Loans then outstanding plus (III) the then aggregate amount of Letter of Credit Outstandings.

               "Trade Letter of Credit" shall have the meaning provided in
Section 2.01(a).

               "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being eight separate Tranches, i.e., Adience A Term Loans, Adience B Term Loans, Adience B-2 Term Loans, Adience C Term Loans, Newco A Term Loans, Newco B Term Loans, Revolving Loans and Swingline Loans.

               "Transaction" shall mean, collectively, (i) the consummation of the Acquisition, (ii) the consummation of the Refinancing, (iii) the incurrence of Loans on the Restatement Effective Date and (iv) the payment of fees and expenses owing in connection with the foregoing.

               "$2.8M Deferred Interest Bond" shall mean the $2,470,000 Deferred Interest Bond Due 2003, dated May 31, 1996, made by American Premier Holdings, Inc. to Ralph R. Feuerring.

               "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan or a Sterling Loan.

               "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

               "U.K. GAAP" shall mean generally accepted accounting principles in the United Kingdom.

               "U.K. Pledge Agreement" shall mean each of the Adience U.K. Pledge Agreement and the Newco U.K. Pledge Agreement.

               "U.K. Security Agreement" shall mean the Guaranty and Debenture, dated April 30, 1997, made among Newco, certain U.K. Subsidiaries and the Administrative Agent and executed and delivered pursuant to Section
5.12 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

               "U.K. Security Documents" shall mean the U.K. Security Agreement, each U.K. Pledge Agreement and, after the execution and delivery thereof, each additional Security Document executed and delivered by any Subsidiary of Holdings incorporated or organized under the laws of England.

               "U.K. Subsidiary" shall mean each Subsidiary of Holdings incorporated under the laws of England.

               "U.K. Subsidiary Guarantor" shall mean Newco, Hepworth and each other U.K. Subsidiary of Holdings which has executed and delivered a U.K. Security Document.

               "U.K. Subsidiary Guaranty" shall mean the guarantee provided by the U.K. Subsidiaries (excluding certain Immaterial Foreign Subsidiaries) pursuant to the U.K. Security Agreement.

               "Unfunded Current Liability" of any Plan, means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of Holdings, any Subsidiary of Holdings or any ERISA Affiliate on an ongoing basis to the PBGC or the Plan under Title IV of ERISA.

               "United States" and "U.S." shall each mean the United States of America.

               "Unpaid Drawing" shall have the meaning provided for in
Section 2.05(a).

               "Unutilized Revolving Loan Commitment" with respect to any Bank, at any time, shall mean such Bank's Revolving Loan Commitment at such time less the sum of (x) the aggregate principal amount of Revolving Loans then outstanding (taking the Dollar Equivalent thereof in the case of any Sterling Revolving Loans then outstanding) and (y) such Bank's RL Percentage of the Letter of Credit Outstandings.

               "U.S. GAAP" shall mean generally accepted accounting principles in the United States of America.

               "U.S. Parent Guarantors" shall mean and include each of Holdings and Adience.

               "U.S. Parents Guaranty" shall mean the guaranty of the U.S. Parent Guarantors pursuant to Section 14.

               "U.S. Pledge Agreement" shall mean the Pledge Agreement, dated as of April 15, 1997, executed and delivered pursuant to Section 5.10 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented (including by the addition of certain additional Credit Parties pursuant to the Subsidiary Assumption Agreement) in accordance with the terms thereof.

               "U.S. Pledge Agreement Collateral" shall mean all "Collateral" as defined in the U.S. Pledge Agreement.

               "U.S. Security Agreement" shall mean the Security Agreement, dated as of April 15, 1997, executed and delivered pursuant to Section 5.11 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented (including by the addition of certain additional Credit Parties as parties thereto pursuant to the Subsidiary Assumption Agreement) in accordance with the terms thereof.

               "U.S. Security Agreement Collateral" shall mean all "Collateral" as defined in the U.S. Security Agreement.

               "U.S. Security Document" shall mean and include each of the U.S. Security Agreement, the U.S. Pledge Agreement, each Mortgage (as amended by the Mortgage Amendments in the case of the Original Mortgages) and, after the execution and delivery thereof, each Additional Security Document executed and delivered by Holdings, Adience or any Domestic Subsidiary thereof.

               "U.S. Subsidiary Guarantor" shall mean each Domestic Subsidiary of Holdings which has executed and delivered a U.S. Subsidiary Guaranty or an Additional Guaranty.

               "U.S. Subsidiary Guaranty" shall mean the Subsidiary Guaranty, dated as of April 15, 1997, executed and delivered pursuant to Section 5.13 of the Original Credit Agreement, as same may from time to time be amended, modified or supplemented (including by the addition of certain additional Credit Parties pursuant to the Subsidiary Assumption Agreement) in accordance with the terms thereof.

               "Voting Stock" shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

               "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

               SECTION 12.  The Administrative Agent.

               12.01 Appointment. The Banks hereby designate BTCo as Administrative Agent (for purposes of this Section 12, the term "Administrative Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

               12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

               12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.
 The Administrative Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

               12.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

               12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

               12.06 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrowers or any of their Subsidiaries, the Banks will reimburse and indemnify the Administrative Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

               12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the

Administrative Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "Majority Banks," "Supermajority Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

               12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

               12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Banks and the Borrowers.
 Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

               (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative Agent hereunder or thereunder which shall be a commercial bank or trust company reasonably acceptable to Adience.

               (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Adience (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent which shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

               (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

               SECTION 13.  Miscellaneous.

               13.01 Payment of Expenses, etc. The Borrowers jointly and severally agree that they shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case and the Administrative Agent's local and foreign counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Administrative Agent and each Bank, and each of their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by Holdings or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

               13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized (to the extent not prohibited by applicable law) at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

               13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Bank, at its address specified on
Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective (x) three Business Days after deposited in the mails, (y) one Business Day after delivered to the telegraph company, cable company or a recognized overnight courier, as the case may be, or (z) when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

               13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan
Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement,
(iii) release or terminate any Guaranty provided by any of Holdings, Adience, Newco or Hepworth or (iv) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation.

               (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (ii) in the case of any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Bank or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that, (i) any assignment of outstanding Adience B Term Loans or Newco B Term Loans (or, if prior to the Original Effective Date, the related Commitments) shall be required to consist of a pro rata assignment of such Tranches (i.e., an assignment of the same percentage of outstanding Adience B Term Loans and Newco B Term Loans (or related Commitments)), (ii) any assignment of all or any portion of the Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, any assignment of Obligations originally extended pursuant to the Revolving Loan Commitments) shall be made on a basis such that the respective assignee participates in both Dollar Revolving Loans and Sterling Revolving Loans, and in all Letter of Credit Outstandings, in accordance with the Revolving Loan Commitment so assigned (or if the Revolving Loan Commitment has terminated, on the same basis as participated in by the Banks with Revolving Loan Commitments prior to the termination thereof), (iii) at such time Schedule I shall be deemed modified to reflect the Commitments (or outstanding Term Loans, as the case may be) of such new Bank and of the existing Banks, (iv) upon the surrender of the relevant Notes by the assigning Bank (or, upon such assigning Bank's indemnifying the respective Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers' expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (or outstanding Term Loans, as the case may be), (v) the consent of the Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above, (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500, and (vii) promptly after such assignment, the Borrowers shall have received from the Administrative Agent notice of any such assignment and of the identity, nationality and applicable lending office of any such Eligible Transferee that is not a United States Person (as defined in Section 7701(a)(30) of the Code), together with the copy of the Assignment and Assumption Agreement relating thereto and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this
Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to Adience the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under
Section 1.10, 2.06 or 4.04 in excess of those being charged by the respective assigning Bank prior to such assignment, then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which are not in excess of those being charged by the respective assigning Bank prior to such assignment and any subsequent increased costs of the type described above resulting from changes after the date of the respective assignment).

               (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Bank which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (c) shall release the transferor Bank from any of its obligations hereunder.

               13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Bank would otherwise have.
No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Bank to any other or further action in any circumstances without notice or demand.

               13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

               (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

               13.07  Calculations; Computations.   (a) The financial
statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with US GAAP (or, in the case of the financial statements of Newco and its Subsidiaries only, UK GAAP), consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Banks); provided that the financial statements of Newco and its Subsidiaries shall also (x) be accompanied by convenience translations pursuant to which all Pounds Sterling (or other currencies not in Dollars) amounts will be converted into Dollars both (i) using the Dollar Equivalent as in effect on the last day of the respective fiscal quarter or year of Hepworth, as the case may be, and (ii) on the basis provided in Section 13.07(b)(i), and (y) contain a reconciliation between UK GAAP and US GAAP.

               (b) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.07, (i) all calculations used in determining Holdings Excess Cash Flow and compliance with Sections 9.08 through 9.11, inclusive, shall convert all Pounds Sterling (or other currencies not in Dollars) amounts into Dollars using the average rate of exchange (as quoted in the Wall Street Journal) during the relevant fiscal period based on the rates in effect in London, England on each Business Day during such fiscal period, provided that in determining the Leverage Ratio at any time the numerator thereof shall be calculated by converting all Pounds Sterling (or other currencies not in Dollars) amounts into Dollars using the Dollar Equivalent of the respective such amounts as in effect on the date of determination, (ii) for purposes of determining compliance with any incurrence tests set forth in Sections 8 and/or 9 (excluding Sections 9.08 through 9.11, inclusive), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time) and (iii) except as otherwise specifically provided herein, all computations determining compliance with Sections 9.08 through 9.11, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered to the Banks for the first fiscal year of the Borrower ended after the Original Effective Date pursuant to Section 8.01(c) (which annual financial statements shall be generally consistent with the historical financial statements delivered to the Banks pursuant to Section 7.05(a) and (b)) but shall be made in accordance with the requirements of clause
(i) or (ii), as the case may be, of this Section 13.07(b) and (iii) all calculations used in determining Newco Excess Cash Flow shall be made in Pounds Sterling, utilizing accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks prior to the Initial Borrowing Date pursuant to Section 7.05(b) of the Original Credit Agreement.

               (c) All computations of interest, Commitment Commission and Fees hereunder shall be made on the basis of a year of 360 days (or 365 days in the case of interest on Sterling Loans) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

               13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, IN THE CASE OF OTHER CREDIT DOCUMENTS, AS SPECIFICALLY OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF
(X) THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, OR (Y) THE HIGH COURT OF JUSTICE IN ENGLAND AND WALES AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY ACCEPT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR SUCH BORROWER. EACH OF HOLDINGS AND EACH

BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR ANY BORROWER IN ANY OTHER JURISDICTION.

               (b) EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

               (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

               13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

               13.10 Effectiveness. This Agreement shall become effective on the date (the "Restatement Effective Date") on which (i) Holdings, each Borrower, the Administrative Agent, Required Banks (determined immediately before the occurrence of the Restatement Effective Date) and each of the New Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Sections 5 and 6 are met to the satisfaction of the Administrative Agent and the Required Banks (determined immediately after the occurrence of the Restatement Effective Date). Unless the Administrative Agent has received actual notice from any Bank that the conditions contained in Sections 5 and 6 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release any Borrower from any liability for failure (to the extent not waived by the Administrative Agent and the Required Banks) to satisfy one or more of the applicable conditions contained in Section 5 or 6). The Administrative Agent shall give each Borrower and each Bank prompt written notice of the occurrence of the Restatement Effective Date.

               13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

               13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks (except that additional parties may be added to the various Guaranties and Security Documents in accordance with the provisions thereof, without the consent of the other Credit Parties party thereto or the Required Banks), provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) with Obligations being directly modified, (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash),
(ii) release or terminate any Guaranty provided by any of Holdings, Adience, Newco or Hepworth or (iii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iv) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections set forth in the proviso below to such additional extensions of credit), (v) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Original Effective Date (or, in the case of Adience A Term Loans, Adience B-2 Term Loans and Adience C Term Loans, the Restatement Effective Date) or (vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (t) without the consent of BTCo, amend, modify or waive any provision relating to the rights or obligations with respect to Swingline Loans or Sterling Swingline Loans, as the case may be (including, without limitation, the obligations of other Banks with Revolving Loan Commitments to fund Mandatory Borrowings or Mandatory Sterling

Borrowings, as the case may be), (u) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase of the Commitment of such Bank), (v) without the consent of each Issuing Bank, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (y) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Banks of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Banks of each Tranche in the case of an amendment to the definition of Majority Banks), amend the definition of Majority Banks or alter the required application of any prepayments or repayments (or commitment reductions), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b)) (although the Required Banks may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (z) without the consent of the Supermajority Banks of the respective Tranche, waive, or decrease the amount
of, any Adience B Scheduled Repayment,  Adience A Scheduled Repayment,   Adience
B-2 Scheduled Repayment, Adience C Scheduled Repayment, Newco A Scheduled Repayment or Newco B Scheduled Repayment or extend the date on which the respective Scheduled Repayment is required to be made.

               (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to
Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then Adience shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described below, to replace each such non-consenting Bank or Banks (or, at the option of Adience if the respective Bank's consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche or Tranches of Commitments and/or Loans of the respective non-consenting Bank which gave rise to the need to obtain such Bank's individual consent) with one or more Replacement Banks pursuant to Section
1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided, that in any event Adience shall not have the right to replace a Bank, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

               13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

               13.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11,
2.06 or 4.04 in excess of those being charged by the respective Bank prior to such transfer, then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective transfer).

               13.15 Register. Each Borrower hereby designates the Administrative Agent to serve as such Borrower's agent, solely for purposes of this Section 13.15, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the respective Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank.
Each Borrower jointly and severally agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

               13.16 Judgment Currency. (a) The Credit Parties' obligations hereunder and under the other Credit Documents to make payments in the respective Applicable Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Bank under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Sterling Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

               (c) For purposes of determining the Sterling Equivalent or the Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

               13.17 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.17, each Bank agrees that it will use its reasonable efforts not to disclose without the prior consent of Adience (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this
Section 13.17 to the same extent as such Bank) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by Adience to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Administrative Agent or the Collateral Agent or any other Bank and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Bank, provided, that such prospective transferee shall be subject to the provisions of this Section 13.17(a).

               (b) Each of Holdings and each of the Borrowers hereby acknowledge and agree that each Bank may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Bank).

               13.18 Acknowledgment. The Banks hereby acknowledge and agree that, unless and until the provisions of Section 8.12 require further action,
(x) the guarantee of the Obligations provided by Newco in the U.K. Security Documents shall only apply to guarantee the Obligations of Hepworth, (y) the guarantee of the Obligations provided by Hepworth in the U.K. Security Documents shall only apply to guarantee the Obligations of Newco and (z) the guarantee of the Obligations provided by the Foreign Subsidiaries shall only apply to guarantee the Obligations of the U.K. Borrowers. The Banks further acknowledge and agree that, unless and until the provisions of Section 8.12 require further action, the security interests granted by each of Newco, Hepworth and the Foreign Subsidiaries under the Security Documents to which it is a party shall only secure such party's guarantee obligations provided in the preceding sentence.

               13.19 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11 or 2.06 of this Agreement, unless a Bank gives notice to the respective Borrower that it is obligated to pay an amount under the respective Section within one year after the later of (x) the date the Bank incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Bank has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Bank shall only be entitled to be compensated for such amount by such Borrower pursuant to said Section 1.10, 1.11 or 2.06, as the case may be, to the extent the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Bank giving notice to such Borrower that it is obligated to pay the respective amounts pursuant to said
Section 1.10, 1.11 or 2.06, as the case may be. This Section 13.19 shall have no applicability to any Section of this Agreement other than said Sections 1.10,
1.11 or 2.06.

               13.20 Acknowledgment and Agreement of Credit Parties. Each of the Credit Parties, by executing and delivering a counterpart of this Agreement, hereby consents to the increased extensions of credit pursuant to this Agreement which will be made available as a result of the amendment and restatement hereof on the Restatement Effective Date. All such extensions of credit, as well as the extensions of credit pursuant to the Original Credit Agreement shall be entitled to all benefits of (and shall be fully guaranteed pursuant to) each of the Guaranties and shall be fully secured pursuant to, and in accordance with the terms of, the various Security Documents.

               13.21 Additions of New Banks; Obligations to Pay Certain Amounts Owing Pursuant to Original Credit Agreement; Termination of Commitments of Non-Continuing Banks; Certain Provisions Regarding Original Banks. (a) On and as of the occurrence of the Restatement Effective Date in accordance with
Section 13.10 hereof, each New Bank shall become a "Bank" under, and for all purposes of, this Agreement and the other Credit Documents.

               (b) The parties hereto acknowledge that each Original Bank has been offered the opportunity to participate in this Agreement, after the occurrence of the Restatement Effective Date, as a Continuing Bank hereunder, but that no Original Bank is obligated to be a Continuing Bank.

               (c) By their execution and delivery hereof, each Borrower and the Required Banks (determined immediately before the occurrence of the Restatement Effective Date) consent to the voluntary repayment of certain Revolving Loans (as contemplated by the requirements of the last sentence of Section 1.01(g)) and certain Obligations owing to the Original Banks as required by Section 5.18.

               (d) Each Non-Continuing Bank's Original Loans outstanding on the Restatement Effective Date shall be repaid in full on such date, together with interest thereon and all accrued Fees (and any other amounts) owing to such Non-Continuing Bank, and the Revolving Loan Commitment (under, and defined in, the Original Credit Agreement) of such Non-Continuing Bank, if any, shall be terminated, effective upon the occurrence of the Restatement Effective Date.

               (e) Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that, with respect to each Non-Continuing Bank, although such Non-Continuing Bank shall cease to constitute a Bank pursuant to this Agreement (on a prospective basis) on the Restatement Effective Date, all indemnities contained in the Original Credit Agreement shall continue to apply to such Non-Continuing Banks, and shall be deemed incorporated herein by reference.

               13.22 Post Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

               (a) Mortgages. The Credit Agreement Parties were not required to satisfy the conditions precedent set forth in Section 5.14 on the Restatement Effective Date. It is agreed that within 60 days after the Restatement Effective Date, the Credit Agreement Parties shall take all action as may be required to satisfy the conditions set forth in (I) Section 5.14, including by (i) delivering fully executed counterparts of the New Mortgages and New Mortgage Policies and (ii) fully executed counterparts of the Mortgage Amendments and endorsements to each Original Mortgage Policy and
(II) Section 5.02(ii).

               (b) Audited Financials of the Acquired Business. Within 60 days of the Restatement Effective Date, there shall have been delivered to the Administrative Agent an audited consolidated balance sheet of the Acquired Business at April 30, 1997 and October 31, 1997 and the related statements of consolidated income, consolidated cash flows and shareholders' equity of the Acquired Business for the year and the six-month period ended on such date, which consolidated balance sheets and related statements of consolidated income, consolidated cash flows and shareholders' equity shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

               (c) UCC Searches; Terminations; etc. The Credit Parties were not required to satisfy the condition precedent set forth as Section 5.07(b) of this Agreement on the Restatement Effective Date, and have not delivered all terminations of financing statements which would have been required in connection with the termination of security interests in favor of Continental Bank and Bank of America Illinois. It is agreed that, within 30 days after the Restatement Effective Date, the Credit Parties shall take all action as may be required to (i) satisfy the conditions set forth in Section 5.07(b), including by returning Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name Holdings or any of its Domestic Subsidiaries as Debtor that are filed in the jurisdictions referred to therein, which Requests for Information or Copies shall show no evidence of the financing statements in favor of Continental Bank or Bank of America Illinois, which shall have been terminated and (ii) terminate all mortgages (and make filings of such terminations reasonably satisfactory to the Administrative Agent) securing Indebtedness repaid on or prior to the Restatement Effective Date.

               All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.22 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.22 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrowers to each of the Banks that the actions required pursuant to this Section 13.22 will be, or have been, taken within the relevant time periods referred to in this
Section 13.22 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.22. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

               SECTION 14.  U.S. Parents Guaranty.

               14.01 The Guaranty. In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each U.S. Parent Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit, each U.S. Parent Guarantor hereby jointly and severally agrees with the Banks as follows: each U.S. Parent Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Guaranteed Party to the Secured Creditors. If any or all of the Guaranteed Obligations of any Guaranteed Party to the Secured Creditors becomes due and payable hereunder, each U.S. Parent Guarantor unconditionally promises to pay such indebtedness to the Secured Creditors, or order, on demand, together with any and all expenses which may be incurred by the Secured Creditors in collecting any of the Guaranteed Obligations.

               14.02 Bankruptcy. Additionally, each U.S. Parent Guarantor, jointly and severally, unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Guaranteed Party to the Secured Creditors whether or not due or payable by such Guaranteed Party upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Secured Creditors, or order, on demand. Each U.S. Parent Guarantor agrees that all payments made by it with respect to any Guaranteed Obligations pursuant to this Guaranty shall be made in the respective currency in which the underlying Guaranteed Obligations are denominated or payable, as the case may be. This Guaranty shall constitute a guaranty of payment, and not of collection.

               14.03 Nature of Liability. (i) The liability of each U.S. Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Guaranteed Party whether executed by such U.S. Parent Guarantor, any other guarantor or by any other party, and the liability of neither U.S. Parent Guarantor hereunder shall be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Guaranteed Party, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to the Secured Creditors on the Guaranteed Obligations which any such Secured Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each U.S. Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

               (ii) If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event each U.S. Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon each U.S. Parent Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Guaranteed Party, and such U.S. Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

               14.04 Independent Obligation. The obligations of each U.S. Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against each U.S. Parent Guarantor whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party shall be joined in any such action or actions. Each U.S. Parent Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.
Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to each U.S. Parent Guarantor. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

               14.05  Authorization.   Each U.S. Parent Guarantor authorizes
the Secured Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

               (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

               (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

               (c) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

               (d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

               (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Secured Creditors;

               (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Secured Creditors regardless of what liability or liabilities of any Guaranteed Party remain unpaid;

               (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

               (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such U.S. Parent Guarantor from its liabilities under this Guaranty.

               14.06 Reliance. It is not necessary for the Secured Creditors to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

               14.07 Subordination. Any of the indebtedness of any Guaranteed Party now or hereafter owing to any U.S. Parent Guarantor is hereby subordinated to the Guaranteed Obligations of such Guaranteed Party owing to the Secured Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of any Guaranteed Party to any U.S. Parent Guarantor shall be collected, enforced and received by such U.S. Parent Guarantor for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations of such Guaranteed Party to the Secured Creditors, but without affecting or impairing in any manner the liability of such U.S. Parent Guarantor under the other provisions of this Guaranty. Prior to the transfer by any U.S. Parent Guarantor of any note or negotiable instrument evidencing any of the indebtedness of any Guaranteed Party to such U.S. Parent Guarantor, such U.S. Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each U.S. Parent Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

               14.08 Waiver. (a) Each U.S. Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Secured Creditors to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in the Secured Creditors' power whatsoever. Each U.S. Parent Guarantor waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment in full of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Parent Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each U.S. Parent Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such U.S. Parent Guarantor against any Guaranteed Party or any other party or any security.

               (b) Each U.S. Parent Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each U.S. Parent Guarantor assumes all responsibility for being and keeping itself informed of the each Guaranteed Party's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such U.S. Parent Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and the Banks shall have no duty to advise any U.S. Parent Guarantor of information known to them regarding such circumstances or risks.

               14.09 Nature of Liability. It is the desire and intent of each U.S. Parent Guarantor and the Secured Creditors that this Guaranty shall be enforced against such U.S. Parent Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any U.S. Parent Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of such U.S. Parent Guarantor shall be deemed to be reduced and such U.S. Parent Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

               IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

c/o The Alpine Group, Inc.         REFRACO INC.
1790 Broadway
New York, New York 10019
Attn:     Stewart H. Wahrsager,    By: /s/ Bragi F. Schut
          Vice President              -----------------------------------------
Telephone:  (212) 757-3333             Title: Executive Vice President
Facsimile:  (212) 757-3423


27 Noblestown Road                 ADIENCE, INC.
Carnegie, Pennsylvania 15106
Attn:     Stephen M. Johnson,
          President                By: /s/ Bragi F. Schut
Telephone:  (212) 757-3333            -----------------------------------------
Facsimile:  (212) 757-3423             Title Senior Vice President


Swanswick Court                    REFRACO HOLDINGS LIMITED
Alfreton
Derbyshire
DE557AR                            By: /s/ Bragi F. Schut
Attn:  Company Secretary              -----------------------------------------
Telephone:                             Title: Director and Secretary
Facsimile:  (44) 01773522645


Swanswick Court                    REFRACO (UK) LIMITED
Alfreton
Derbyshire
DE557AR                            By: /s/ Bragi F. Schut
Attn:  Company Secretary              -----------------------------------------
Telephone:                             Title: Director
Facsimile:  (44) 01 7735 22645


                                   BANKERS TRUST COMPANY,
                                   Individually and as Administrative Agent

                                   By: /s/ Gina S. Thompson
                                      -----------------------------------------
                                       Title: Vice President

                                   BANKBOSTON, N.A.


                                   By: /s/ Roger J. Roche, Jr.
                                      -----------------------------------------
                                       Title: Director

                                   CORESTATES BANK, N.A.


                                   By: /s/ Mark Supple
                                      -----------------------------------------
                                       Title: Vice President

                                   CYPRESSTREE INVESTMENT
                                      MANAGEMENT COMPANY, INC.

                                   As:  Attorney-in-fact and on behalf
                                        of First America Life Insurance
                                        Company


                                   By: /s/ Phillip C. Robbins
                                      -----------------------------------------
                                       Title: Vice President


                                   ROYALTON COMPANY
                                   By:  Pacific Investment Management
                                        Company, as its Investment Advisor

                                   By: /s/ Raymond Kennedy
                                      -----------------------------------------
                                       Title: Vice President

                                   PRIME INCOME TRUST


                                   By: /s/ Rafael Scolari
                                      -----------------------------------------
                                       Title: SVP Portfolio Manager

                                   FLEET NATIONAL BANK


                                   By: /s/ James E. Silva
                                      -----------------------------------------
                                       Title: AVP

                                   THE ING CAPITAL SENIOR SECURED
                                      HIGH INCOME FUND, L.P.

                                   By:  ING CAPITAL ADVISORS, INC.,
                                        as Investment Advisor


                                   By: /s/ Kathleen A. Lenarcic
                                      -----------------------------------------
                                       Title: Vice President

                                   KZH-ING-1 CORPORATION


                                   By: /s/ Virginia Conway
                                      -----------------------------------------
                                       Title: Authorized Agent

                                   LLOYDS BANK PLC


                                   By: /s/ Paul D. Briamonte
                                      -----------------------------------------
                                       Title: Vice President


                                   By: /s/ Windsor R. Davies
                                      -----------------------------------------
                                       Title: Vice President

                                   MERRILL LYNCH PRIME  RATE
                                      PORTFOLIO


                                   By:  Merrill Lynch Assets Management L.P.,
                                        as Investment Advisor


                                   By: /s/ Anthony R. Clemente
                                      -----------------------------------------
                                       Title: Authorized Signatory

                                   MERRILL LYNCH SENIOR FLOATING
                                      RATE FUND, INC.


                                   By: /s/ Anthony R. Clemente
                                      -----------------------------------------
                                       Title: Authorized Signatory

                                   ML CBO IV (CAYMAN) LTD.

                                   By: Protective Assets Management Company, as Collateral Manager


                                   By: /s/ James Dondero
                                      -----------------------------------------
                                       Title: President

                                   OCTAGON CREDIT INVESTORS LOAN
                                   PORTFOLIO [A UNIT OF THE CHASE
                                   MANHATTAN BANK]


                                   By:
                                      -----------------------------------------
                                       Title:

                                   PARIBAS CAPITAL FUNDING LLC


                                   By: /s/ Eric Green
                                      -----------------------------------------
                                       Title: Director

ACKNOWLEDGEMENT AND AGREEMENT

               Each of the undersigned, each being a Subsidiary Guarantor on the Restatement Effective Date (including each Subsidiary of Holdings which was a Subsidiary Guarantor immediately before the Restatement Effective Date and each Subsidiary of Holdings which becomes a Subsidiary Guarantor on the Restatement Effective Date) hereby acknowledges and agrees to the provisions of the foregoing Amended and Restated Credit Agreement (including, without limitation, Sections 13.20 and 13.21 thereof), and hereby agrees for the benefit of the Banks that all extensions of credit pursuant thereto (including, with respect to the U.S. Subsidiary Guarantors, the increased extensions of credit made as a result of the occurrence of the Restatement Effective Date and all other obligations pursuant to the Amended and Restated Credit Agreement), shall be fully entitled to the benefits of (and shall be fully guaranteed and secured pursuant to, and in accordance with, the provisions of) the respective Guaranties and Security Documents.

                                   DORMA INDUSTRIES LTD.
                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Director


                                   PREMIER SERVICES CORPORATION

                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Vice President


                                   PSC TECHNOLOGIES, INC.

                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Vice President

                                   PSC INVESTMENTS, INC.

                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Vice President


                                   GLOBE REFRACTORIES, INC.

                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Vice President


                                   API TECHNOLOGIES, INC.

                                   By: /s/ Bragi F. Schut
                                      -----------------------------------------
                                       Title: Vice President

                                                                     SCHEDULE I


                           COMMITMENTS AND LOAN OUTSTANDINGS

                                   Adience A    Adience B    Adience B-2   Adience C       Newco A       Newco B       Revolving
                                   Term Loan   Term Loans     Term Loan    Term Loan     Term Loans     Term Loans       Loan
Bank                              Commitment   Outstanding   Commitment   Commitment    Outstanding    Outstanding     Commitment
----                              ----------   -----------   -----------  ----------    -----------    -----------     ----------
Bankers Trust Company            $10,000,000  $6,071,825.41  $30,000,000  $75,000,000  L6,854,207.40  $1,746,031.75  $22,823,529.41
BankBoston, N.A.                              $  0                                     L3,607,477.58  $  0           $ 4,117,647.06
CoreStates, N.A.                              $  0                                     L7,214,955.16  $  0           $ 8,235,294.12
Cypress Tree Investment                       $1,655,952.36                                           $476,190.48
  Management Company,
  Inc.
Prime Income Trust                            $6,292,619.05                                           $1,809,523.80
Fleet National Bank                           $  0                                     L3,896,075.79  $  0           $  8,647,058.82
The ING Capital Senior                        $1,655,952.39                                           $476,190.48
  Secured Income Fund
  L.P.
KZH-ING-1 Corporation                         $1,655,952.38                                           $476,190.48
Lloyds Bank PLC                               $  0                                     L5,411,216.37  $  0           $  6,176,470.59
Merril Lynch Prime Rate                       $3,919,087.30                                           $1,126,984.12
  Portfolio
Merrill Lynch Senior
  Floating Rate Fund, Inc.                    $3,919,087.30                                           $1,126,984.13
ML CBO IV (Cayman)                            $1,655,952.38                                           $476,190.48
  Ltd.
Octagon Credit Investors                      $6,292,619.05                                           $1,809,523.80
Paribas Capital Funding                       $  0                                     L3,679,627.13  $  0
  LLC
Royalton Company                              $1,655,952.38                                           $476,190.48

TOTAL:                           $10,000,000  $34,775,000    $30,000,000  $75,000,000                 $10,000,000    $  50,000,000

                                                                     SCHEDULE II
                                                                          Page 3

                 BANK ADDRESSES AND APPLICABLE LENDING OFFICES



BANKERS TRUST COMPANY                  130 Liberty Street
                                       New York, NY  10006
                                       Attention:  Alan Freedman
                                       Tel:(212) 250-2200
                                       Fax:(212) 250-7200

BANK BOSTON, N.A.                      100 Pearl Street, 5th Floor
                                       Hartford, CT  06103
                                       Attention:  Roger J. Roche Jr.
                                       Tel:(860) 727-6567
                                       Fax:(860) 727-6575

CORESTATES BANK                        1339 Chestnut Street, 4th Floor
                                       Philadelphia, PA  19107
                                       Attention:  Mark Supple
                                       Tel:(215) 973-2562
                                       Fax:(215) 973-6680

CYPRESSTREE INVESTMENT                 125 High Street
MANAGEMENT COMPANY, INC.               Boston, MA  02110
                                       Attention:  Philip C. Robbins
                                       Tel:(617) 946-0600
                                       Fax:(617) 946-5671

ROYALTON COMPANY                       c/o Pacific Investment Management Co.
                                       840 Newport Center Drive
                                       Newport Beach, CA  92658
                                       Attention:  Jason Rosiak
                                       Tel:(714) 640-3407
                                       Fax:(714) 725-6839

PRIME INCOME TRUST                     Two World Trade Center,
c/o Dean Witter Intercapital, Inc.     72nd Floor
                                       New York, NY  10048
                                       Attention:  Peter Gewirtz
                                       Tel:(212) 392-9034
                                       Fax:(212) 392-5345

FLEET NATIONAL BANK                    One Federal Street
                                       Mail Stop: MAOFDO3J
                                       Boston, MA  02110
                                       Attention:  Howard Diamond
                                       Tel:(617) 346-0042
                                       Fax:(617) 346-4806

THE ING CAPITAL SENIOR SECURED HIGH    333 South Grand Avenue,
INCOME FUND, L.P.                      Suite 400
                                       Los Angeles, CA  90071
                                       Attention:  Kathleen Lenarcic
                                       Tel:(213) 346-3971
                                       Fax:(213) 346-3995

KZH-ING-1  CORPORATION                 c/o The Chase Manhattan Bank
                                       450 West 33rd Street, 15th Floor
                                       New York, NY  10001
                                       Attention:  Andrew Taylor
                                       Tel:(212) 946-7861
                                       Fax:(212) 946-7776

LLOYDS BANK PLC                        575 Fifth Avenue, 18th Floor
                                       New York, NY  10038
                                       Attention:  Paul Briamonte
                                       Tel:(212) 607-4965
                                       Fax:(212) 607-4999

MERRILL LYNCH PRIME                    800 Scudders Mill Road
RATE PORTFOLIO                         Plainsboro, NJ  08536
                                       Attention:  Anthony Clemente
                                       Tel:(609) 282-2092
                                       Fax:(609) 282-2756

MERRILL LYNCH SENIOR FLOATING          800 Scudders Mill Road
RATE FUND, INC.                        Plainsboro, NJ  08536
                                       Attention:  Anthony Clemente
                                       Tel:(609) 282-2092
                                       Fax:(609) 282-2756

ML CBO IV (CAYMAN) LTD.                1150 Two Galleria Tower
                                       13455 Noel Road - LB#45
                                       Dallas, TX  75240
                                       Attention:  Jim Dindero
                                       Tel:(972) 233-4300
                                       Fax:(972) 233-4343

OCTAGON CREDIT INVESTORS               380 Madison Avenue, 12th Floor
LOAN PORTFOLIO                         New York, NY  10017
[A UNIT OF THE CHASE MANHATTAN         Attention:  Joyce DeLuca
BANK]                                  Tel:   (212) 622-3104
                                       Fax:  (212) 622-3797

PARIBAS CAPITAL FUNDING LLC            787 Seventh Avenue
                                       New York, NY  10019
                                       Attention:  Francois Gauvin
                                       Tel:(212) 841-2548
                                       Fax:(212) 841-2144

                                                                SCHEDULE XI

                         CALCULATION OF THE MLA COST

(a) The MLA Cost for a Sterling Loan for each of its Interest Periods is calculated in accordance with the following formula:-

                         BY+(Y-Z)
                    ------------------   BY+(Y-Z)% per annum = MLA Cost
                         100-(B+S)

             where on the day of the application of the formula:

             B is the percentage of a Bank's eligible liabilities which the Bank of England requires that Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

             Y is the rate at which sterling deposits are offered by the relevant Bank to leading banks in the London interbank market at or about 11:00 a.m. on that day for the relevant period;

             S is the percentage of the relevant Bank's eligible liabilities which the Bank of England requires the relevant Bank to place as a special deposit; and

             Z is the interest rate per annum allowed by the Bank of England on special deposits.

(b)     For the purposes of this Schedule XI:-

        (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

        (ii) "relevant period" in relation to a Sterling Loan, means:-

             (A) if the relevant Interest Period is 3 months or less,
                 its Interest Period; or

             (B) if the relevant Interest Period is more than 3 months, each successive period of 3 months and any necessary shorter period comprised in that Interest Period.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d)     (i)  The formula is applied on the first day of each relevant period comprised in the relevant Interest Period of a Sterling Loan.

        (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(e) If the Administrative Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Administrative Agent (after consultation with the Banks) shall notify the respective Borrower of the manner in which the MLA Cost will subsequently be calculated. The manner of calculation so notified by the Administrative Agent shall, in the absence of manifest error, be binding on all the parties.

                                                                SCHEDULE XV

                             ORIGINAL LETTERS OF CREDIT

Letter of Credit No.        Amount       Issued     Expiry Date    Beneficiary
--------------------        ------       ------     -----------    -----------
S11857                $  420,000.00      4/15/97    9/9/98         Universal Bonding   Insurance
                                                                   Company
S11858                $  200,000.00      4/15/97    8/29/98        First Factors Corp.
S11859                $1,946,658.00      4/15/97    10/16/98       Zurich American Insurance Co.


                                                                SCHEDULE XVI

                                   EBITDA Addback


   Holdings' Fiscal Quarter
   Ending Closest to the Last
           Day In                                          Amount
April, 1998                                               $4,750,000
July, 1998                                                $4,250,000
October, 1998                                             $3,500,000
January, 1999                                             $3,000,000
April, 1999                                               $3,750,000
July, 1999                                                $2,750,000
October, 1999                                             $1,750,000
January, 2000                                             $1,000,000
April, 2000                                                 $500,000
October, 2000                                               $250,000
